Filed Pursuant to Rule 424(b)(2)
Registration No. 333-239175

Calculation of Registration Fee

Title of Each Class of Securities Offered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock, par value $0.00001 per share	20,700,000	$39.00	$807,300,000	$104,787.54

(1)	Includes 2,700,000 shares of our common stock issuable upon exercise of the underwriters’ option to purchase additional shares of our common stock.
(2)

Calculated in accordance with Rules 457(o) and 457(r) under the Securities Act of 1933, as amended. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3 (File No. 333-239175) filed by Eldorado Resorts, Inc. on June 15, 2020.

PROSPECTUS SUPPLEMENT

(to Prospectus dated June 15, 2020)

18,000,000 Shares

ELDORADO RESORTS, INC.

We are offering 18,000,000 shares of common stock (the “offering”). Throughout this prospectus supplement, we refer to our common stock, $0.00001 par value per share, as our “common stock” and shares of our common stock as our “shares.” We have also granted the underwriters (the “underwriters”), an option to purchase up to 2,700,000 additional shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Our shares are listed on the NASDAQ Stock Market under the symbol “ERI.” The shares offered hereby will be listed on the NASDAQ Stock Market. The last reported closing price of our shares on the NASDAQ Stock Market on June 12, 2020 was $36.78 per share.

We intend to use the net proceeds from this offering of our common stock (including any net proceeds resulting from the underwriters exercise of their option as referenced above) for general corporate purposes. This offering of common stock is not contingent on the consummation of the Merger (as defined herein), and the consummation of the Merger is not contingent on the consummation of this offering, and, as a result, it is possible that this offering occurs and the Merger does not occur and vice versa, and we cannot give you any assurances that the Merger will be consummated on the terms described herein or the time frame contemplated herein, if at all. See “Use of Proceeds.”

Neither the U.S. Securities and Exchange Commission, any state securities commission, any state gaming commission nor any other gaming authority or other regulatory agency has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total(2)
Public Offering Price	$39.00	$702,000,000
Underwriting discounts and commissions(1)	$1.6575	$29,835,000
Proceeds, before expenses, to us	$37.3425	$672,165,000

(1)	See “Underwriting (Conflicts of Interest)” for a description of the compensation payable to the underwriters
(2)	Assumes no exercise of the underwriters’ option to purchase additional shares of our common stock as described above.

Investing in our shares involves risks. Please carefully consider the “Risk Factors” beginning on page S-32 of this prospectus supplement, and the “Risk Factors” section contained in the accompanying prospectus, and the documents incorporated by reference herein and therein.

The underwriters expect to deliver the shares on or about June 19, 2020.

Joint Lead Book-Running Managers

J.P. Morgan	Credit Suisse	Deutsche Bank Securities	BofA Securities

Joint Book-Running Managers

Goldman Sachs & Co. LLC	Macquarie Capital	SunTrust Robinson Humphrey

Co-Managers

Citizens Capital Markets	BTIG	Fifth Third Securities	KeyBanc Capital Markets	Stifel	Union Gaming

The date of this prospectus supplement is June 16, 2020.

Prospectus Supplement

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We have not authorized anyone to provide any information other than that contained in, or incorporated by reference in, this prospectus supplement, the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you. We and the underwriters do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information, and we are not, and the underwriters are not, making an offer to sell or transfer the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the respective front cover of this prospectus supplement and the accompanying prospectus, as applicable, or, in the case of information incorporated by reference, the date of the applicable incorporated document, or, in each case, any earlier date as may be specified for such information, regardless of the time of delivery of the prospectus supplement and the accompanying prospectus, as applicable or any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since the date on the front cover of this prospectus supplement and the accompanying prospectus, as applicable, or such other date.

For investors outside of the United States, we have not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement outside of the United States.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts, a prospectus supplement and an accompanying prospectus. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s “shelf” registration process. This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference therein. The accompanying prospectus gives more general information, some of which may not apply to the shares offered by this prospectus supplement and the accompanying prospectus. Both this prospectus supplement and the accompanying prospectus include important information about us, our shares and other information you should know before investing in our shares. Generally, when we refer to this document, we are referring to both parts of this document combined. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, a document incorporated by reference in the accompanying prospectus-the statement in the document having the later date modifies or supersedes the earlier statement.

Before purchasing any shares, you should read carefully both this prospectus supplement and the accompanying prospectus, together with the documents incorporated or deemed incorporated by reference herein and therein (as described below under the heading “Incorporation of Certain Documents by Reference”), any related free writing prospectus and the additional information described below under the heading “Where You Can Find Additional Information.”

Unless the context requires otherwise, references to “ERI,” the “Company,” “we,” “us,” “our” or similar terms are to Eldorado Resorts, Inc. and its subsidiaries. “CEC” refers to Caesars Entertainment Corporation, a Delaware corporation, and its subsidiaries prior to giving effect to the Merger. References to “$” and “dollars” are to United States dollars.

PRESENTATION OF FINANCIAL INFORMATION

We present “Adjusted EBITDA,” “Combined Adjusted EBITDA” and “Combined Adjusted EBITDA after anticipated cost savings” (each as described under “Summary—Summary Historical and Pro Forma Financial and Other Data”) in this prospectus supplement as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. These are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. However, we believe that this non-GAAP supplemental information will be helpful in understanding ERI’s ongoing operating results.

ERI defines Adjusted EBITDA as net revenues less operating expenses and is comprised of net income (loss) before (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) loss on early retirement of debt, net, (iv) unrealized loss (gain) on investments, (v) depreciation and amortization, (vi) stock based compensation, (vii) transaction expenses, (viii) other non-operating (income) expense and (ix) other (as specified in the applicable footnotes below). Adjusted EBITDA also excludes the expense associated with the GLPI Master Lease (as defined herein) as the transaction was accounted for as a financing obligation and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than ERI does. The definition of Adjusted EBITDA may not be the same as the definitions used in any of ERI’s debt agreements.

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In addition, ERI and CEC have different definitions of Adjusted EBITDA and may not be comparable. Please see footnote (9) to “Summary Historical and Pro Forma Financial and Other Data—Summary Historical Financial and Other Data of ERI” for ERI’s definition of Adjusted EBITDA and footnote (5) to “Summary Historical and Pro Forma Financial and Other Data—Summary Historical Financial and Other Data of CEC” for CEC’s definition of Adjusted EBITDA and for a more thorough discussion of our use of Adjusted EBITDA in this prospectus supplement and a reconciliation of this measure to the most comparable GAAP measure.

PRO FORMA FINANCIAL INFORMATION

We present in this prospectus supplement unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Statements”) which have been prepared to illustrate the effect of the Merger, including the New Debt Financing (as defined herein) and this offering and the use of proceeds therefrom.

The Unaudited Pro Forma Financial Statements have been prepared in accordance with Article 11 of Regulation S-X. However, the Unaudited Pro Forma Financial Statements are based on the assumptions and subject to the qualifications and adjustments described in the accompanying notes and they are presented for illustrative purposes only and should not be viewed as a forecast of ERI’s financial condition or results of operations following the consummation of the Merger and related transactions. Therefore, you should not place undue reliance on the pro forma financial statements when deciding whether to invest in our common stock.

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TRADEMARKS

We have proprietary rights to trademarks used in the information incorporated by reference into this prospectus supplement, which are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in the information incorporated by reference in this prospectus supplement may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this prospectus supplement is the property of its respective holder.

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IMPORTANT INFORMATION AND CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are included throughout the document, including within “Summary,” “Risk Factors” and sections containing pro forma financial and other data and relate to the proposed transactions described herein and to our business strategy, our prospects and our financial position (including after giving effect to the proposed transactions). These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements include, but are not limited to, statements regarding: the impact of COVID-19 on our business and financial condition (including the preliminary, estimated figures described under “Summary—Recent Developments”); projections of future results of operations or financial condition; pro forma financial and other data; our ability to consummate the acquisition of CEC; the related real estate transactions with VICI Properties L.P., a Delaware limited partnership (together with its applicable affiliates, “VICI”) and the disposition of MontBleu and our properties located in Shreveport, Kansas City and Vicksburg; expectations regarding our business and results of operations of our existing casino properties and prospects for future development; expectations regarding trends that will affect our market and the gaming industry generally and the impact of those trends on our business and results of operations; our ability to comply with the covenants in the agreements governing our outstanding indebtedness; our ability to meet our projected debt service obligations, operating expenses and maintenance capital expenditures; expectations regarding availability of capital resources; our intention to pursue development opportunities, including the development of a mixed-use entertainment and hospitality destination expected to be located on unused land adjacent to the Pompano casino and racetrack, and additional acquisitions and divestitures; our ability to obtain financing for, and realize the anticipated benefits of, the acquisition of CEC and future development and acquisition opportunities; and the impact of regulation on our business and our ability to receive and maintain necessary approvals for our existing properties and future projects and operation of online sportsbook, poker and gaming. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: (a) the extent and duration of the impact of the global COVID-19 pandemic on the Company’s business, financial results and liquidity; (b) the duration of closure of our properties, which we cannot predict at this time; (c) the impact and cost of new operating procedures expected to be implemented upon re-opening of the Company’s casinos; (d) the impact of actions we have undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic, which could negatively impact guest loyalty and our ability to attract and retain our employees; (e) the impact of the COVID-19 pandemic and resulting unemployment and changes in general economic conditions on discretionary consumer spending and customer demand; (f) our substantial indebtedness and significant financial commitments, including our lease obligations, could adversely affect our results of operations and our ability to service such obligations, react to changes in our markets and pursue development and acquisition opportunities; (g) restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity; (h) risks relating to payment of a significant portion of our cash flow as debt service and rent under our lease obligations; (i) financial, operational, regulatory or other potential challenges that may arise as a result of leasing of a number of our properties from a single lessor; (j) our facilities operate in very competitive environments and we face increasing competition including through legalization of online betting and gaming; (k) uncertainty regarding legalization of betting and online gaming in the jurisdictions in which we operate and conditions applicable to obtaining the licenses required to enable our betting and online gaming partners to conduct betting and gaming activities; (l) the ability to identify suitable acquisition opportunities and realize growth and cost synergies from any future acquisitions; (m) future maintenance,

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development or expansion projects will be subject to significant development and construction risks; (n) our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations; (o) changes in gaming taxes and fees in jurisdictions in which we operate; (p) risks relating to pending claims or future claims that may be brought against us; (q) changes in interest rates and capital and credit markets; (r) our ability to comply with certain covenants in our debt documents and lease obligations; (s) the effect of disruptions to our information technology and other systems and infrastructure; (t) our ability to attract and retain customers; (u) weather or road conditions limiting access to our properties; (v) the effect of war, terrorist activity, acts of violence or other disruptions, natural disasters and other catastrophic events; (w) the intense competition to attract and retain management and key employees in the gaming industry; and (x) other factors included in “Risk Factors,” of this prospectus, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the SEC.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

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SUMMARY

This summary highlights selected information about us and this offering appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein and therein. This summary may not contain all of the information that you should consider before making an investment decision. You should read carefully the more detailed information included or referred to under the headings “Risk Factors” and “Important Information and Cautionary Statement Regarding Forward-Looking Statements” of this prospectus supplement and the other information included in this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed incorporated by reference herein and therein, including our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and any related free writing prospectus before deciding to invest in our common stock.

The Companies

ERI

ERI is a geographically diversified gaming company that, after giving effect to recent ERI property dispositions, operates 19 gaming properties in 11 states. ERI’s primary source of revenue is generated by gaming operations, and ERI utilizes its hotels, restaurants, bars, entertainment, racing, retail shops and other services to attract customers to its properties. Additionally, ERI operates the Tropicana real money online casino operation in New Jersey. ERI was founded by Don Carano in 1973 in Reno, Nevada as a family-owned and operated business.

CEC

CEC is an industry-leading casino-entertainment and hospitality company. CEC was originally founded as Harrah’s in 1937, a Reno-based gaming company known for its founder’s relationships with his customers and employees. CEC’s casinos and resorts primarily operate under the Caesars, Harrah’s and Horseshoe brand names. Domestically, CEC currently operates, manages, or licenses a total of 37 properties in 13 states, including 35 gaming properties, after excluding announced property dispositions. CEC operates nine casinos in Las Vegas, which represented approximately 45% of CEC’s net revenues for the twelve months ended March 31, 2020. CEC’s Las Vegas properties benefit from their close proximity to each other, which allows the properties to share certain services and costs. In addition to brick and mortar assets, CEC operates an online gaming business that provides real money games and retail sports wagering in certain jurisdictions.

Combined Company

On June 24, 2019, ERI entered into the Merger Agreement (as defined herein) with CEC and Colt Merger Sub, Inc. (the “Escrow Issuer”), pursuant to which ERI will acquire all of the issued and outstanding equity interests of CEC. See “—The Proposed Transactions—Merger.”

As of March 31, 2020, on a pro forma basis after giving effect to the Merger and the recent ERI property dispositions, ERI and CEC operated 48 gaming properties and managed an additional six gaming properties in the United States. Of the operated properties, 27 were subject to a lease and 21 were wholly-owned, including six wholly-owned large casino-resorts strategically located in the heart of the Las Vegas Strip. These assets encompass some of the most valuable real estate in any leisure public company portfolio.

An unprecedented shutdown of leisure activities in the United States began in mid-March due to the COVID-19 pandemic. As of March 31, 2020, all of the domestic properties operated and managed by ERI and

CEC were temporarily closed due to orders issued by governmental and tribal authorities as part of certain precautionary measures intended to help slow the spread of COVID-19. A gradual reopening of businesses has begun and, as of June 15, 2020, over 60% of 989 commercial and tribal casinos in the United States had reopened according to the American Gaming Association. We believe this reopening is attributable in large part to demand from dedicated customers, the generally large physical layouts of casinos and the gaming industry’s partnership with governmental and tribal authorities in our heavily regulated industry.

As of June 15, 2020, 36 of ERI’s and CEC’s combined 54 owned, operated, managed or licensed domestic gaming properties are open and operating, including 22 of CEC’s 35 properties following the Merger, after excluding announced property dispositions. We anticipate that an additional four domestic gaming properties will be reopened by June 19, 2020 and that a total of 49 domestic gaming properties representing over 90% of the combined domestic gaming property portfolio will be open and operating by the end of July 2020, including 31 CEC gaming properties representing 89% of CEC’s portfolio following the Merger.

The following table sets forth certain information regarding ERI’s and CEC’s combined properties as of June 15, 2020:

Status of combined company gaming properties # of % of properties Open Open in June / July TBD State properties (cumulative) Status Commentary(6) Louisiana 4 7% Opened on May 18th Mississippi 4 15% Opened on May 21st Tribal 5 24% Various Opened May 15th- June 1st Missouri 3 30% Opened on June 1st Iowa 3 35% Opened on June 1st Nevada (Phase 1)(1) 10 54% Opened on June 4th / June 12th Louisiana (New Orleans) 1 56% Opened on June 13th Florida 1 57% Opened on June 13th Indiana 5 67% Opened on June 15th Colorado 2 70% Opening on June 17th Nevada (Phase 2)(2) 1 72% Opening on June 18th Ohio 1 74% Opening on June 19th Various (Phase 2)(3) 3 80% Expected opening June / July Nevada (Phase 3)(4) 2 83% TBD; Expected opening July New Jersey 3 89% TBD; Expected opening July Pennsylvania 1 91% TBD; Dependent upon phase of each county Nevada (Phase 4)(5) 2 94% TBD Illinois 3 100% TBD Total 54 100% Over 90% of total properties expected to be open by the end of July

Note: Represents total domestic properties as of March 31, 2020, on a pro forma basis after giving effect to the Merger and the recent ERI property dispositions and recently announced CEC property dispositions

(1) Includes Caesars Palace Las Vegas, Flamingo Las Vegas, Harrah’s Las Vegas and all non-Las Vegas Strip properties besides Harveys Lake Tahoe; (2) Includes Paris Las Vegas; (3) Includes Harveys Lake Tahoe, Nevada, Horseshoe Baltimore, Maryland and Harrah’s Council Bluffs, Iowa expected to open in Phase 2; (4) Includes Planet Hollywood Resort & Casino and Bally’s Las Vegas; (5) Includes The Cromwell and Rio All-Suite Hotel & Casino

Strategic Rationale for the Merger

We believe that the domestic regional gaming industry and the Las Vegas Strip are well positioned to attract demand from our customers. Within the last twenty years, our industry has endured severe travel disruptions, both domestic and international, as a result of man-made and natural disasters and financial downturns. Following each crisis, regional and destination gaming have rebounded in ways that very few industry observers predicted at the time.

Domestic gaming revenue has increased from over $28 billion in 1998 to over $77 billion in 2019, and with the widely expected development of regulated sports betting and iGaming across the United States, we expect to see a continuation of this decades long trend.

Creation of the Largest Owner, Operator and Manager of Domestic Gaming Assets

Creation of the Largest Owner, Operator and Manager of Domestic Gaming AssetsNumber of domestic gaming properties(1)5441 29 21 18 15 2 3 (1) Includes managed properties; Property count for combined company as of March 31, 2020, on a pro forma basis after giving effect to the Merger and the recent ERI property dispositions and the sale of Bally’s Atlantic City Hotel & Casino and Harrah’s Reno

(1) Includes managed properties; Property count for combined company as of March 31, 2020, on a pro forma basis after giving effect to the Merger and the recent ERI property dispositions and the sale of Bally’s Atlantic City Hotel & Casino and Harrah’s Reno

As of March 31, 2020, on a pro forma basis after giving effect to the Merger and the recent ERI property dispositions and CEC announced dispositions, the combined company will benefit from a domestic footprint of 54 owned, operated, managed or licensed gaming properties across 16 states, creating the nation’s largest gaming company.

Large Complementary National Footprint

Large Complementary National Footprint Irreplaceable assets on the Las Vegas Strip Portfolio highlights (2) ~$1.1bn in Total Capex Spend to Date 88% 92% 54 properties 58% 38%20% 2015A 2016A 2017A 2018A 2019A ~47K (1) rooms % of Las Vegas Strip rooms renovated ~4mm gaming sq. ft. ~65K Slots ~3K Tables ERI property CEC property (1) Excludes Rio All-Suite Hotel & Casino which was sold by CEC in December 2019 for approximately $516 million. In connection with the sale, CEC entered into a lease and trademark agreement to operate the property for two years; (2) Represents total domestic portfolio as of March 31, 2020, on a pro forma basis after giving effect to the Merger and the recent ERI property dispositions and excluding Bally’s Atlantic City Hotel & Casino and Harrah’s Reno

(1) Excludes Rio All-Suite Hotel & Casino which was sold by CEC in December 2019 for approximately $516 million. In connection with the sale, CEC entered into a lease and trademark agreement to operate the property for two years; (2) Represents total domestic portfolio as of March 31, 2020, on a pro forma basis after giving effect to the Merger and the recent ERI property dispositions and excluding Bally’s Atlantic City Hotel & Casino and Harrah’s Reno

CEC’s irreplaceable Las Vegas Strip portfolio, excluding the Rio All-Suite Hotel & Casino (“Rio”), which CEC sold in the second half of 2019, has recently undergone approximately $1.1 billion of enhancements and room remodels that upgraded and repositioned CEC’s room product to more effectively compete in the Las Vegas market. The completion of this amenity and room remodeling cycle, coupled with the sale of Rio by CEC, is expected to result in lower required maintenance capital expenditures in Las Vegas for the combined company in the near term, which we expect to be approximately $500 million on a normalized recurring basis.

Iconic Brands, Rewards Program and New Gaming Opportunities Expected to Enhance Customer Experience

We expect the combination of ERI and CEC’s iconic global brands, in addition to the industry-leading Caesars Rewards loyalty program, will drive value across the combined company’s expanded regional network, including access to attractive properties in Las Vegas and other regional and destination gaming markets across the United States.

We believe that following the consummation of the Merger the combined company’s loyalty program will include 61 million members, representing the largest global gaming player database.

The combined company’s established casino and poker brands, partnerships and relationships with global media leaders, such as ESPN, the NFL and Turner Sports, present a unique opportunity to drive database and new customer demand from the rapidly emerging gaming verticals in brick and mortar locations and online sports betting, online casinos and online poker.

Significant Identified Synergies

ERI management has a demonstrated track record of successfully integrating acquired companies and achieving synergy targets. Additionally, CEC commenced cost reduction measures in 2019, which are expected to total approximately $200 million by the end of June 2020. Corporate and centralized overhead expenses at CEC represent the majority of cost reduction to date. Given this significant head start, ERI continues to expect to achieve in excess of $500 million of Merger-related revenue and expense synergies, inclusive of the approximately $200 million in CEC cost reduction measures expected by the end of June 2020, in the first year following consummation of the Merger.

In addition to the anticipated synergies associated with the Merger, we also anticipate incremental cost reductions reflecting the current operating environment. In March 2020, all ERI and CEC gaming facilities were closed throughout the United States, in compliance with orders issued by governmental and tribal authorities as part of certain precautionary measures intended to help slow the spread of COVID-19. While ERI’s and CEC’s casinos remained closed, we estimate that ERI and CEC reduced operating expenses by a combined $8 million per day, which included savings comprised of labor, marketing and other property-level expenses.

We currently anticipate approximately $400 million on a combined pro forma basis of these expense reductions due to the operational changes ERI and CEC have made in response to COVID-19, $350 million of which we expect at the Caesars Resort Collection, LLC (“CRC”) level. These primarily consist of operating expense adjustments stemming from health and safety measures that require suspension or reduction to functions that previously were considered customary operating expenses.

We expect the combination of Merger-related cost synergies and operating expense reductions relating to recently instituted operational adjustments to enhance the combined company’s operating margin profile and efficiency.

Our Business Strategy

Focus on Domestic Gaming, Which We Believe is Well Positioned to Rebound Quickly Relative to Other Leisure Activities

Our stated focus has been on domestic gaming since the announcement of the Merger in June 2019. In May 2020, our properties began re-opening across the United States in compliance with applicable regulations, which includes social distancing. We have worked closely with applicable governmental and tribal authorities, as well as our employees, to ensure maximum safety and enjoyment for our patrons. Based on our early results described below under “—Recent Developments,” we believe that our properties are delivering great results even at reduced capacity as we continue to manage our properties to meet local demand and applicable governmental and tribal requirements. Additionally, we believe gaming will recover more quickly than other leisure activities, such as live music and sporting events, cruise line travel, theme parks and movie theaters, many of which have not yet resumed substantial operations.

Although it is uncertain whether another disruption like the COVID-19 pandemic may occur, or whether the COVID-19 pandemic may worsen, we believe the prospects of another nationwide shutdown are low. As such, owning and operating the largest network of domestic gaming properties is expected to cushion the combined company’s portfolio and cash flows in the event of any negative regional health developments.

Broaden Distribution of Caesars Rewards Program

The combined company will feature CEC’s industry-leading customer loyalty program, Caesars Rewards. Following the consummation of the Merger, we expect Caesars Rewards to include 61 million members and be accepted at all of the combined company’s operated and managed casinos in the United States.

Following the Merger, current ERI loyalty club members will be able to link their account to Caesars Rewards. Legacy ERI loyalty programs will be migrated to Caesars Rewards following a systems integration. Members will be able to earn Rewards Credits for qualifying gaming activity and qualifying hotel, dining and retail spending at all of the combined company’s properties in the United States, Canada, the United Kingdom and Dubai. Members can also earn additional Reward Credits when they use their Caesars Rewards VISA credit card or make a purchase through a Caesars Rewards partner. Members can redeem their earned Reward Credits with the combined company for hotel amenities, casino free play and other items such as merchandise, gift cards and travel.

We believe Caesars Rewards will enable the combined company to compete more effectively and capture a larger share of its customers’ entertainment spending when they travel across regions versus that of a standalone property, which is core to our cross-market strategy. Given CEC’s historical investments in customer relationship management technology and a broad geographic footprint, we believe the combined company will have a competitive advantage in stimulating new and existing customer demand. Following the consummation of the Merger, customers in several large markets, such as Houston, Miami, Denver, St. Louis and Columbus, that historically have had access to ERI properties will now have access to Caesars Rewards and all the loyalty program has to offer.

Combined company provides access to MSAs(1) Metropolitan MSA Population Statistical Area (MSA) rank (mm) ERI properties providing access Houston, TX 5 7.1 Isle of Capri Casino Lake Charles Miami, FL 7 6.3 Isle Casino Racing Pompano Park sle Casino Hotel-Black Hawk Denver, CO 19 3.0 Lady Luck Casino-Black Hawk St. Louis, MO 21 2.8 Lumière Place Casino Columbus, OH 32 2.1 Eldorado Gaming Scioto Downs (1) Based on 2019 population per SNL; rank based on total population size

(1) Based on 2019 population per SNL; rank based on total population size

Capitalize on Rapidly Developing Sports and iGaming Opportunity

We believe that the pace for legalization of sports betting and iGaming will accelerate across the United States as states seek additional sources of tax revenue generation. The combined company will operate or manage casinos in 16 states following the consummation of the Merger, including eight states which currently regulate legal sports betting and/or iGaming. We believe that the combined company’s highly recognizable brands, including Caesars, Harrah’s, Horseshoe and World Series of Poker, appeal to both dedicated and casual gamers and can be deployed into these developing spaces, helping to minimize customer acquisition cost.

As of the date hereof, CEC operates or has brands licensed for retail sports wagering across seven states, including Nevada, New Jersey, Pennsylvania, Mississippi, Iowa, Indiana and New York, and also operates the Caesars Casino & Sports app for mobile sports betting in New Jersey, Pennsylvania, Indiana and Nevada.

CEC continues to solidify local and national partnerships that align its casinos, resorts and brands with sports fans. In 2019, CEC announced a high-profile exclusive sports entertainment partnership with the NFL, making CEC the first-ever “Official Casino Sponsor” in the history of the league. Additionally, in 2019, CEC entered into an agreement with ESPN pursuant to which, among other things, a new ESPN-branded studio has been built at the LINQ Hotel & Casino in Las Vegas where it is anticipated that ESPN will broadcast sports betting-themed content and other programming commencing in the third quarter of 2020. CEC also entered into an agreement in 2019 with Turner Sports, owner of Bleacher Report, for the creation of a wide assortment of programming and editorial content.

In September 2018, ERI entered into a joint venture partnership with William Hill in the United States whereby William Hill provides digital and land based sports betting at ERI properties in exchange for ERI receiving a 20% stake in the joint venture partnership. Currently, William Hill operates 12 sports books at ERI properties in five states. ERI expects to launch sports books in Colorado and Illinois in the second half of 2020. In the United States, William Hill has access to 18 states that have approved sports gaming and is currently operating in nine.

CEC’s subsidiary, Caesars Interactive Entertainment, LLC (“CIE”), operates regulated online real money gaming businesses in certain authorized jurisdictions, including in Nevada, Pennsylvania and New Jersey, owns the World Series of Poker brand and licenses the associated trademarks for a variety of products and services. In 2019, CIE generated $55.3 million in gross revenues from online real money wagering in the state of New Jersey. Additionally, regulated online real money casino gaming in the state of New Jersey operated by ERI generated $44.8 million in gross revenue in 2019.

Migrate CEC Properties to a More Decentralized Decision Making Process

ERI has historically focused on empowering property-level management to execute disciplined operational and cash flow centric strategies. We believe that this approach has contributed to our significant improvement in operating margin which has been achieved across four meaningful strategic transactions since 2014.

Focus on Post-Acquisition Deleveraging Consistent with ERI Management’s Historical Track Record

We are very focused on maintaining our liquidity and deleveraging following the consummation of the Merger. In particular, we expect to have the cash from the ERI Common Stock Offering (as defined herein), the proceeds from the sale of land and the borrowing of a $400 million non-recourse mortgage loan related to the Las Vegas Convention Center from “VICI” and additional amounts available from ERI’s and CRC’s revolving credit facilities, including the increase of ERI’s revolving credit facility by $185 million. See “—The Proposed Transactions—New Debt Financing.” We also expect to generate cash from the completion of other divestitures of within one year of the consummation of the Merger. In April 2020, we announced our sale of Eldorado Resort and Casino Shreveport and MontBleu Casino Resort & Spa in Lake Tahoe to Twin River Management Group, Inc. (“Twin River”) for approximately $155 million, subject to a working capital adjustment. Additionally, we expect to monetize non-gaming assets, such as The LINQ Promenade. In connection with the Indiana Gaming Commission’s review of the Merger, ERI also expects the Indiana Gaming Commission to require ERI to sell its interest in two of its five Indiana properties after consummation of the Merger. CEC has also entered into letters of intent to sell Louisiana Downs and Harrah’s Metropolis.

In addition, ERI will consider the sale of one or more of the CEC wholly-owned Las Vegas Strip gaming properties following completion of the Merger. ERI anticipates, in connection with the Master Transaction Agreement (as defined herein), entering into an arrangement with VICI which contemplates a certain right of first refusal with respect to the Flamingo Las Vegas, Paris Las Vegas, Planet Hollywood, Bally’s Las Vegas and The LINQ Las Vegas assets (the “Las Vegas Strip Assets”) whereby, subject to specified terms and conditions, VICI will be provided the opportunity to purchase or purchase and lease back to ERI the first two, if any, CEC wholly-owned Las Vegas Strip Assets that ERI decides to sell.

Recent Developments

Recent Developments Related to the COVID-19 Pandemic

Between March 13, 2020 and March 18, 2020, ERI and CEC gaming facilities were closed throughout the United States, in compliance with orders issued by governmental and tribal authorities as part of certain precautionary measures intended to help slow the spread of the COVID-19 pandemic. As a result, ERI and CEC closed all of their combined properties. During the shutdown, ERI and CEC implemented furloughs in order to preserve liquidity. After considering the measures taken in order to maintain basic operations, ERI estimates it incurred approximately $1.7 million per day and CEC estimates it incurred approximately $9.0 to $9.5 million per day, in each case, of cash outflows while their respective properties remained closed, which included operating expenses, rent, interest, debt service, and capital expenditures. As of June 15, 2020, 14 of ERI’s and 22 of CEC’s owned, managed or licensed properties other than the recent ERI property dispositions in the United States have reopened.

Preliminary Operating Trends for ERI Properties that Reopened in May and June 2020

Several of ERI’s properties recently reopened including three properties located in Louisiana on May 18, 2020, three properties located in Mississippi on May 21, 2020, three properties located in Missouri on June 1, 2020, two properties located in Iowa on June 1, 2020 and five properties located in Nevada on June 4, 2020. ERI has implemented each respective state’s Gaming Control Board and/or governmental authorities’ regulations that limit gaming positions and/or the number of guests at each property. Based on data that is currently available, the following information reflects estimated, preliminary operating trends of the reopened properties for the days that such properties were open in May or June through June 10, 2020 compared to the same period in 2019. However, these trends are preliminary estimates only, based solely on currently available information relating to the properties and the limited period that the properties were open in May or June through June 10, 2020, and we caution you that these trends may not continue at these properties in these states and that these trends may not recur at our other properties as they reopen, including as a result of varying levels of restrictions on operations imposed by governmental authorities, customer response and demand, the potential for authorities reimposing restrictions in response to continued developments with the COVID-19 pandemic and other events that could require new closures or delayed reopenings of ERI’s properties and the other factors described under “Risk Factors” in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. ERI does not intend to update interim results for the reopened properties or ERI’s other properties. In addition, the results are preliminary, based on management estimates, have not been reviewed by our auditors, or any other independent accounting firm, and are subject to change. ERI does not prepare monthly, property-level financials and ERI has not yet closed the financial records for the quarter and, as a result, the figures below may not be indicative of final results for these periods in May or June or indicative of the full quarter. As a result, the discussion below constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments and the risk factors highlighted herein under “Risk Factors” and in ERI’s other public filings and the more detailed information included or referred to under the heading “Important Information and Cautionary Statement Regarding Forward-Looking Statements” of this prospectus supplement and the other information included in this prospectus supplement, the accompanying prospectus, the documents incorporated or deemed incorporated by reference herein and therein.

•	Net revenues for the reopened properties for the period they were operating in May and/or June through June 10, 2020 declined approximately 21% compared to the prior year period;

•	Operating income for the reopened properties for the period they were operating in May and/or June through June 10, 2020 increased approximately 38% compared to the prior year period;

•	Adjusted Property EBITDA for the reopened properties for the period they were operating in May and/or June through June 10, 2020 increased approximately 16% compared to the prior year period; and

•

Margins for the reopened properties for the period they were operating in May and/or June through June 10, 2020 increased approximately 1,161 basis points for operating income and 1,186 basis points for Adjusted EBITDA compared to the prior year period.

Adjusted Property EBITDA (defined below), a non-GAAP financial measure, has been presented as a supplemental disclosure because ERI believes that this non-GAAP supplemental information will be helpful in understanding ERI’s ongoing operating results for a property. ERI has historically used Adjusted Property EBITDA when evaluating operating performance because ERI believes that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted Property EBITDA represents operating income (loss) for a property before depreciation and amortization. Adjusted Property EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, operating income (loss) or net income (loss) as an indicator of our operating performance. Uses of cash that are not reflected in Adjusted Property EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under the GLPI Master Lease and certain regulatory gaming assessments, which can be significant. As a result, Adjusted Property EBITDA should not be considered as a measure of ERI’s liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than ERI does. The definition of Adjusted Property EBITDA may not be the same as the definition of Adjusted EBITDA or similar definitions used in any of ERI’s debt agreements. For the periods above, ERI’s net revenues were $29.6 million in 2020 and $37.4 million in 2019, operating income was $8.0 million in 2020 and $5.8 million in 2019 and depreciation and amortization was $3.1 million in 2020 and $3.8 million in 2019.

Preliminary Operating Trends for CEC Properties that Reopened in May and June 2020

Several of CEC’s properties recently reopened including two properties located in Louisiana on May 18, 2020, two properties located in Mississippi on May 21, 2020, one property located in Iowa on June 1, 2020, one property in Missouri on June 1, 2020, and five properties located in Nevada, four of which opened on June 4, 2020 and one on June 5, 2020. Of the five properties recently reopened in Nevada two of the four which opened on June 4, 2020 and the one which opened on June 5, 2020 are located in Las Vegas. CEC has implemented each respective state’s Gaming Control Board and/or governmental or tribal authorities’ regulations that limit gaming positions and/or the number of guests at each property. Based on data that is currently available, the following information reflects estimated preliminary operating trends of the reopened properties for the days that such properties were open in May or June through June 10, 2020 compared to the same period in 2019. However, these trends are preliminary estimates only, based solely on currently available information relating to the properties and the limited period that the properties were open in May or June through June 10, 2020, and we caution you that these trends may not continue at these properties in these states and that these trends may not recur at our other properties as they reopen, including as a result of varying levels of restrictions on operations imposed by governmental or tribal authorities, customer response and demand, the potential for authorities reimposing restrictions in response to continued developments with the COVID-19 pandemic and other events that could require new closures or delayed reopenings of CEC’s properties and the other factors described under “Risk Factors” in this prospectus supplement. Neither ERI nor CEC intend to update interim results for the reopened properties or CEC’s other properties. In addition, the results are preliminary, based on management estimates, have not been reviewed by CEC’s auditors, or any other independent accounting firm, and are subject to change. CEC does not prepare monthly, property-level financials and CEC has not yet closed the financial records for the quarter and, as a result, the figures below may not be indicative of final results for these periods in May or June or indicative of the full quarter. As a result, the discussion below constitutes forward-looking statements and, therefore, we caution you that these statements are subject to risks and uncertainties, including possible adjustments and the risk factors highlighted herein under “Risk Factors” and in our other public filings.

•	Revenues for the reopened regional properties, excluding Nevada, for the period they were operating in May and/or June through June 10, 2020 were flat to up 2% compared to the prior year period;

•	Revenues for the reopened Nevada properties for the period they were operating in June through June 10, 2020 declined approximately 56% to 58% compared to the prior year period;

•

Operating income for the reopened regional properties, excluding Nevada, for the period they were operating in May and/or June through June 10, 2020 increased approximately 60% to 70% compared to the prior year period;

•	Operating income (loss) for the reopened Nevada properties for the period they were operating in June through June 10, 2020 declined approximately 110% to 120% compared to the prior year period;

•

Adjusted EBITDA for the reopened regional properties, excluding Nevada, for the period they were operating in May and/or June through June 10, 2020 increased approximately 35% to 40% compared to the prior year period;

•	Adjusted EBITDA for the reopened Nevada properties for the period they were operating in June through June 10, 2020 declined approximately 70% to 80% compared to the prior year period;

•

Margins for the reopened regional properties, excluding Nevada, for the period they were operating in May and/or June through June 10, 2020 increased approximately 1,000 basis points for both operating income and Adjusted EBITDA compared to the prior year period; and

•

Margins for the reopened Nevada properties for the period they were operating in June through June 10, 2020 decreased approximately 3,400 basis points for operating income and 1,700 basis points for Adjusted EBITDA compared to the prior year period.

Adjusted EBITDA (defined below), a non-GAAP financial measure, has been presented as a supplemental disclosure because we believe that this non-GAAP supplemental information will be helpful in understanding the CEC’s operating results for a property. CEC has historically used Adjusted EBITDA when evaluating operating performance because management believes that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of its core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents operating income (loss) for a property before depreciation and amortization. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States, is unaudited and should not be considered an alternative to, or more meaningful than, operating income (loss) or net income (loss) as an indicator of CEC’s operating performance. Uses of cash that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under CEC’s lease agreements with VICI Properties Inc. and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of CEC’s liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than CEC does. The definition of Adjusted EBITDA may not be the same as the definition of Adjusted EBITDA or similar definitions used in any of CEC’s debt agreements. For the periods above, revenues were $62 million in 2020 and $89 million in 2019, operating income was $9 million in 2020 and $19 million in 2019 and depreciation and amortization was $11 million in 2020 and $11 million in 2019.

Amendment to Credit Agreement

ERI is a party to a credit agreement (the “Existing ERI Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto dated as of April 17, 2017 (as amended, the “Credit Facility”), consisting of a term loan facility in an original principal amount of $1.45 billion (the “Term Loan Facility” or “Term Loan”) and a $500.0 million revolving credit facility (the “Revolving Credit Facility”). ERI’s obligations under the Revolving Credit Facility will mature on October 1, 2023. ERI’s obligations under the Term Loan Facility will mature on April 17, 2024. ERI is required to make mandatory payments of amounts outstanding under the Credit Facility with the proceeds of certain casualty events, debt issuances, and asset sales and, depending on our consolidated total leverage ratio, we may be required to apply a portion of our excess cash flow to repay amounts outstanding under the Credit Facility.

In light of the ongoing effects of the COVID-19 pandemic, ERI entered into an amendment to the Existing ERI Credit Agreement on June 15, 2020 whereby the lenders under the Revolving Credit Facility under the Existing ERI Credit Agreement agreed that the financial covenants applicable to the Revolving Credit Facility will not be tested until the earlier of (a) the fiscal quarter ending September 30, 2021 and (b) the first fiscal quarter ending after we elect to terminate such covenant relief period. In order to obtain such covenant relief, during the covenant relief period we are required to maintain a minimum liquidity level (calculated to include ERI’s unrestricted cash and unused commitments under the Revolving Credit Facility) of $200.0 million as well as comply with certain limitations on ERI’s ability to (i) make certain investments and acquisitions, (ii) incur additional debt and (iii) make restricted payments and prepayments on subordinated, junior lien or unsecured indebtedness.

Tropicana Amendment

On June 15, 2020, Tropicana Entertainment, Inc. (“Tropicana”), a wholly-owned subsidiary of ERI, entered into an Amended and Restated Master Lease (the “GLPI Master Lease”) with GLP Capital, L.P. (“GLP Capital”), a wholly-owned subsidiary of Gaming and Leisure Properties, Inc. (“GLPI”), which, among other things, (a) amends and restates Tropicana’s existing Master Lease with GLP Capital, (b) extends the initial term from 15 years to 20 years (through September 2038), with four 5-year renewals at Tropicana’s option, (c) commencing October 1, 2020, removes the variable rent payable thereunder in exchange for an increase to the non-escalating portion of base rent thereunder to approximately $23.5 million annually, (d) amends the dates on which, and the amounts by which, the escalating portion of base rent thereunder escalates, (e) subject to the satisfaction of certain conditions, permits Tropicana to elect to replace Tropicana Evansville and/or Tropicana Greenville under the GLPI Master Lease with one or more facilities owned by ERI and known as Eldorado Gaming Scioto Downs, The Row in Reno (consisting of Eldorado, Silver Legacy and Circus Circus), Isle Casino Racing at Pompano Park, Isle Casino Hotel Blackhawk, Lady Luck Casino Blackhawk, Isle Casino Hotel Waterloo, Isle Casino Hotel Bettendorf or Isle of Capri Casino Hotel Boonville, provided that the aggregate value of such property, individually or collectively, is at least equal to the value of Tropicana Evansville or Tropicana Greenville, as applicable, (f) permits Tropicana to elect to sell its interest in Belle of Baton Rouge Casino Hotel and sever it from the GLPI Master Lease, subject to the satisfaction of certain conditions and (g) provides certain relief under the operating, capital expenditure and financial covenants thereunder in the event of facility closures due to pandemics, governmental restrictions and certain other instances of unavoidable delay. The GLPI Master Lease provides that the effectiveness thereof is subject to the receipt of applicable gaming regulatory approvals, the provision of applicable gaming regulatory notices and the expiration of applicable gaming regulatory advances notice periods.

Future Asset Sales

Indiana Properties

In connection with the Indiana Gaming Commission’s review of the Merger, ERI expects the Indiana Gaming Commission to require ERI to sell its interest in two of its five Indiana properties after the consummation of the Merger (the “ERI Asset Sales”).

VICI Convention Center and Eastside Land

On June 15, 2020, ERI entered into a non-binding letter of intent with VICI to (i) cause a new “unrestricted subsidiary” of ERI to borrow from VICI a new 5-year, $400 million non-recourse (subject to customary exceptions) mortgage loan (the “Convention Center Mortgage Loan”) and (ii) sell to VICI approximately 23 acres of land in the vicinity of, or adjacent to, The LINQ Hotel & Casino, Bally’s Las Vegas, Paris Las Vegas and Planet Hollywood in Las Vegas, Nevada and commonly known as the Eastside Land (the “Eastside Land Sale”) for approximately $103.5 million.

The Convention Center Mortgage Loan is anticipated to be secured by the real property, improvements and other assets constituting the Caesars Forum Convention Center, including the approximately 28 acres of land on which the Caesars Forum Convention Center was built. On the closing date of the Merger, the Caesars Forum Convention Center and related real property and other assets used therein and the Eastside Land are anticipated to be distributed by CRC or its applicable subsidiaries to a newly formed subsidiary of ERI. In connection with the closing of the Convention Center Mortgage Loan, ERI anticipates that it would designate its subsidiary that then owns the Caesars Forum Convention Center and such related real property and other assets as an “unrestricted subsidiary” under the applicable agreements governing the notes and the senior secured credit facilities of ERI. It is anticipated that a restricted subsidiary of ERI will substantially concurrently enter into a lease agreement with the borrower under the Convention Center Mortgage Loan permitting ERI and its restricted subsidiaries to operate the Caesars Forum Convention Center.

It is anticipated that the Eastside Land will be sold to VICI for approximately $4.5 million per acre. ERI anticipates retaining a revocable license to use the Eastside Land so long as ERI pays all operating costs for the Eastside Land. It is anticipated that each of VICI and ERI will be permitted to revoke the license at any time upon specified notice.

The Convention Center Mortgage Loan and the Eastside Land Sale are anticipated to close concurrently and would be subject to (i) the consummation of the Merger, (ii) the consummation of the transactions contemplated by the Master Transaction Agreement and (iii) customary closing conditions, including completion of due diligence, negotiation of documents and receipt of regulatory approvals. These transactions are expected to close in the third quarter of 2020 and are not reflected in Unaudited Pro Forma Condensed Combined Financial Information contained in this prospectus supplement.

The Proposed Transactions

Merger

On June 24, 2019, ERI entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of August 15, 2019, and as it may be further amended from time to time, the “Merger Agreement”) with CEC and Colt Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of ERI, to acquire all of the issued and outstanding equity interests of CEC. Pursuant to the Merger Agreement, Merger Sub will merge with and into CEC, with CEC continuing as the surviving corporation of the Merger. CEC will thereby become a wholly-owned subsidiary of ERI, and the outstanding shares of common stock, par value $0.01 per share, of CEC (the “Caesars Common Stock”), other than shares of Caesars Common Stock held in treasury or owned by ERI and its affiliates and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive aggregate consideration equal to (a) an amount of cash equal to (i) the sum of (A) $8.40 plus (B) an amount equal to $0.003333 for each day from March 25, 2020 until the closing date of the Merger, multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) equal to (A) 682,161,838 plus (B) the number of shares of Caesars Common Stock issued after June 24, 2019 and prior to the effective time of the Merger pursuant to the exercise of certain equity awards issued under CEC stock plans or conversion of the CEC Convertible Notes (as defined herein) (the “Aggregate Cash Consideration”) and (b) a number of shares of our common stock equal to 0.0899 multiplied by the Aggregate Caesars Share Amount (the “Aggregate Stock Consideration” and, together with the Aggregate Cash Consideration, the “Aggregate Consideration”). As of May 31, 2020, this represents approximately $7.4 billion in Aggregate Cash Consideration and approximately 77 million shares of our common stock in Aggregate Stock Consideration. The Aggregate Consideration will be subject to certain proration procedures based on the number of shares for which the per share Aggregate Cash Consideration or the per share Aggregate Stock Consideration is elected as set forth in the Merger Agreement. On November 15, 2019, the Merger Agreement was approved by holders of a majority of the outstanding shares of Caesars Common Stock entitled to vote and the ERI stockholders approved the Share Issuance (as defined in the Merger Agreement). The transaction is expected to close in mid-2020.

The Merger Agreement contains generally reciprocal representations and warranties made by CEC to ERI and Merger Sub and by ERI and Merger Sub to CEC. Certain of the representations and warranties in the Merger Agreement are subject to materiality or knowledge qualifiers.

The transactions contemplated by the Merger Agreement require ERI and CEC to obtain regulatory approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the rules promulgated thereunder by FTC. ERI and CEC have agreed to cooperate and use reasonable best efforts to obtain such regulatory approval.

In addition to other customary closing conditions, the consummation of the Merger is also conditioned on the receipt of approvals from a number of gaming regulatory authorities, including, among others, the Ak Chin Community Tribal Gaming Commission, the Arizona Department of Gaming, the Cherokee Tribal Gaming Commission, the Colorado Division of Gaming, the Illinois Gaming Board, the Indiana Gaming Commission, the Indiana Horse Racing Commission, the Iowa Racing and Gaming Commission, the Louisiana Gaming Control Board, the Louisiana State Racing Commission, the Maryland Lottery and Gaming Control Agency, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Commission, the Nevada Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the Pennsylvania Gaming Control Board, the Pennsylvania Horse Racing Commission, the Ohio Lottery Commission and the Alcohol and Gaming Commission of Ontario. As of the date hereof, ERI and CEC have received approvals from all of the gaming regulatory authorities listed in the proceeding sentence, except: the Indiana Gaming Commission, the Indiana Horse Racing Commission, the Nevada Gaming Commission, the Nevada Gaming Control Board and the New Jersey Casino Control Commission. Upon or after consummation of the Merger, Eldorado Resorts, Inc. is expected to be converted into a Delaware corporation and change its name.

This offering of common stock is not contingent on the consummation of the Merger, and the consummation of the Merger is not contingent on the consummation of this offering, and, as a result, it is possible that this offering occurs and the Merger does not occur and vice versa, and we cannot give you any assurances that the Merger will be consummated on the terms described herein or the time frame contemplated herein, if at all. See “Use of Proceeds” and see ‘‘Risk Factors—Risks Related to Recent Events and the Merger—We may fail to consummate the Merger or may not consummate it on the terms described herein,” and “Risk Factors—Risk Factors Relating to this offering and our Shares—This offering of our common stock is not conditioned on the consummation of the Merger.”

VICI Master Transaction

In connection with the Merger, subject to the terms and conditions of the Master Transaction Agreement dated as of June 24, 2019 (as amended, the “Master Transaction Agreement”), by and between ERI and VICI, and the applicable transaction documents described therein, ERI or its applicable affiliates intend to, among other transactions (collectively, the “VICI Master Transaction”): (i) consummate sale and leaseback transactions with VICI and/or its affiliates with respect to Harrah’s New Orleans, Harrah’s Laughlin, Harrah’s Resort Atlantic City and Harrah’s Atlantic City Waterfront Conference Center (or, under certain circumstances, if necessary, certain replacement properties specified in the Master Transaction Agreement) in accordance with the terms of the Master Transaction Agreement and those certain separate definitive purchase and sale agreements entered into by ERI and VICI on September 26, 2019 (collectively, the “VICI Sale and Leaseback Transactions”), which transactions are expected to generate approximately $1.824 billion of net proceeds to finance the Merger; (ii) (a) amend that certain Lease (CPLV), dated as of October 6, 2017 (as amended, the “CPLV Lease”), pursuant to which subsidiaries of CEC, as tenant, (x) lease the land and improvements constituting the Caesars Palace Las Vegas property and (y) as of the Merger date, to the extent the applicable amendments are effectuated pursuant to the Master Transaction Agreement, will lease the land and improvements constituting Harrah’s Las Vegas, in each case, from subsidiaries of VICI, as landlord, (b) amend that certain Lease (Non-CPLV), dated as of October 6, 2017 (as amended, the “Non-CPLV Lease”), pursuant to which subsidiaries of CEC, as tenant, lease or sublease, as applicable, certain U.S. properties from subsidiaries of VICI, as landlord (such properties to include, as of the closing of the Merger, Harrah’s New Orleans, Harrah’s Laughlin, Harrah’s Resort Atlantic City and Harrah’s Atlantic City Waterfront Conference Center, to the extent sold and leased back in accordance with the Master Transaction Agreement and the related definitive purchase and sale agreements), (c) amend that certain Lease (Joliet), dated as of October 6, 2017 (as amended the “Joliet Lease”), pursuant to which a subsidiary of CEC, as tenant, leases the land and improvements constituting the Harrah’s Joliet casino in Joliet, Illinois from a subsidiary of VICI, as landlord and (d) terminate that certain Amended and Restated Lease, dated as of December 22, 2017, pursuant to which a subsidiary of CEC, as tenant, leases the land and improvements constituting Harrah’s Las Vegas from an affiliate of VICI, as landlord (collectively, the “VICI Lease Amendment Transactions”), which transactions are expected to generate approximately $1.404 billion of net proceeds to finance the Merger; (iii) provide an ERI guaranty in respect of each of the leases described in (a), (b) and (c) of the immediately preceding clause (ii) in accordance with the terms of the Master Transaction Agreement; (iv) enter into certain right of first refusal agreements and a put-call right agreement in accordance with the terms of the Master Transaction Agreement; and (v) undertake certain related transactions in connection with or related to the foregoing. Pursuant to the terms of the guarantees described in clause (iii) of the immediately preceding sentence, until the earlier of October 6, 2023 and ERI’s satisfaction of certain financial ratios (as more particularly described in such guarantees), if ERI’s market capitalization is less than $5.5 billion, then subject to certain exceptions, ERI’s ability to declare or pay dividends to its shareholders will be capped at $200 million in any fiscal year and its ability to purchase or otherwise acquire or retire for value ERI’s shares of capital stock will be capped at $500 million in any fiscal year.

With respect to the VICI Master Transaction, the excess, if any, of (i) the cash received by CEC, CRC, CEOC, LLC, a Delaware limited liability company and subsidiary of CEC (“CEOC”), or any of their respective subsidiaries in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and only to the extent received on or prior to the date of the consummation of the Merger with the proceeds of the initial funding under the ERI Credit Agreement (as defined below) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with such transaction, (B) the expenses incurred by CEC, CRC, CEOC or any of their respective restricted subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction and (D) the amount of reserves established by CEC, CRC, CEOC or any of their respective restricted subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets or otherwise in connection with such transaction in accordance with applicable GAAP, is herein collectively referred to as the “VICI Proceeds.”

New Debt Financing

Substantially concurrently with the closing date of the Merger, (i) ERI is expected to enter into a new credit agreement (the “ERI Credit Agreement”), which will provide for a five-year senior secured revolving credit facility in an aggregate principal amount of $1,000.0 million (the “ERI Revolving Credit Facility” ), (ii) CRC is expected to (A) incur an incremental senior secured term loan facility under the agreement pursuant to which CRC’s existing senior secured credit facilities were incurred (the “Existing CRC Credit Agreement”) in an aggregate principal amount of $1,470 million (the “CRC Incremental Term Loan”) and (B) obtain $25 million of additional revolving credit facility commitments under its existing revolving credit facility under the Existing CRC Credit Agreement, and (iii) ERI is expected to (A) receive all or a portion of the VICI Proceeds and/or the

Gaming Asset Sale Proceeds (as defined herein) and/or (B) (i) if any or all of the VICI Proceeds are not received by CEC, CEOC, CRC or any of their respective subsidiaries, or if CEC, CEOC, CRC or any of their respective subsidiaries are not permitted to distribute all or any portion of the VICI Proceeds to ERI, on or prior to the closing date of the Merger and/or (ii) if any or all of the Gaming Asset Sale Proceeds are not received by ERI on or prior to the closing date of the Merger or are not actually available to ERI on the closing date of the Merger to finance the Merger and the Existing Debt Payoff (as defined herein), borrow up to such amount that is not issued and/or received and/or that may not be distributed and/or is not available in the form of a senior secured 364-day bridge loan facility in an aggregate principal amount equal to $3,600.0 million (the “Senior Secured Bridge Commitment”), reduced on a dollar for dollar basis by any and all VICI Proceeds and any and all Gaming Asset Sale Proceeds actually received by ERI following June 24, 2019 and on or prior to the closing date of the Merger and as of May 31, 2020, we have received approximately $349.9 million in Gaming Asset Sale Proceeds, and, as a result thereof, the Senior Secured Bridge Commitment has been respectively reduced from $3,600.0 million to an aggregate principal amount equal to approximately $3,251.1 million. Further, on June 15, 2020, Eldorado entered into a side letter (the “Side Letter”) to the amended and restated commitment letter, dated as of July 19, 2019 (the “A&R Commitment Letter”) with certain financial institutions party thereto, pursuant to which such financial institutions committed to provide (a) additional revolving credit facility commitments under the ERI Revolving Credit Facility upon the closing of the Merger in an aggregate principal amount equal to $185 million and (b) additional revolving credit facility commitments under the CRC Incremental Term Loan in an aggregate principal amount equal to $25 million. Such additional revolving credit facility commitments are subject to (x) the same conditions applicable to the revolving credit facility commitments under the A&R Commitment Letter in respect of the ERI Revolving Credit Facility, (y) the consummation of this equity offering of at least 16 million shares of ERI’s stock and (z) the receipt of regulatory approvals.

Additionally, ERI expects to assume the rights and obligations under senior secured notes in an aggregate principal amount equal to $3,080 million and senior unsecured notes in an aggregate principal amount equal to $1,875 million (the “ERI Notes”) and CRC, together with CRC Finco, Inc., expects to assume the rights and obligations under senior secured notes in an aggregate principal amount equal to $1,050 million (the “CRC Secured Notes”). The ERI Notes and the CRC Secured Notes would be made pursuant to separate offering memorandums and nothing contained herein shall constitute an offer to sell or the solicitation of an offer to buy any ERI Notes and/or any CRC Secured Notes.

The various debt financings described in the preceding two paragraphs under the heading “—New Debt Financing” are collectively referred to as the “New Debt Financing.”

For purposes herein, “Gaming Asset Sale Proceeds” shall mean, with respect to (x) the dispositions of Mountaineer Casino, Racetrack & Resort, Isle Casino Cape Girardeau and Lady Luck Casino Caruthersville as described herein under “Unaudited Pro Forma Condensed Combined Financial Information” or (y) any other sale by ERI or any of its subsidiaries (excluding CEC and its subsidiaries) of any casino or other gaming property (other than Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg) that occurs after June 24, 2019 and which sale results in the receipt by ERI of Gaming Asset Sale Proceeds of at least $50.0 million on or prior to the closing date of the Merger (collectively, a “Gaming Asset Sale”), the excess, if any, of (i) the cash received by ERI (or ERI’s subsidiaries and distributed to ERI) in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and only to the extent received on or prior to the closing date of the Merger) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than term loans under the Existing ERI Credit Agreement (as defined herein)), (B) the expenses incurred by ERI or any of its restricted subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction and (D) the amount of reserves established by ERI or any of its restricted subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable GAAP.

Substantially concurrently with the closing date of the Merger, we intend to use all of the net proceeds from the New Debt Financing, including cash on hand and proceeds from the transactions under the Master Transaction Agreement, (i) to fund a portion of the Aggregate Cash Consideration, (ii) to (a) pay in full all amounts outstanding (including all accrued and unpaid interest) and terminate all commitments under the Existing ERI Credit Agreement, (b) repay (or redeem, repurchase, defease or satisfy and discharge) in full all of ERI’s (1) 7.00% Senior Notes due 2023, (2) 6.00% Senior Notes due 2025 and (3) 6.00% Senior Notes due 2026 (collectively, the “Existing ERI Notes”), in each case, together with all accrued interest, fees and premiums thereon, (c) repurchase certain (but potentially not all) of the CEC Convertible Notes from holders pursuant to a fundamental change purchase offer or otherwise in connection with the Transactions, to pay any cash portion of the conversion consideration due upon conversion or tender of such CEC Convertible Notes, in each case, together with all accrued interest, fees and premiums thereon, if any and (d) pay in full all amounts outstanding (including all accrued and unpaid interest) and terminate all commitments under the existing credit agreement of CEOC, dated as of October 6, 2017 (as amended, the “Existing CEOC Credit Agreement”) by and among CEOC, the several banks and other financial institutions and lenders from time to time party thereto and Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent and collateral agent (clauses (a) through (d), collectively, the “Existing Debt Payoff”) and (iii) to pay fees and expenses related to the foregoing. Notwithstanding the foregoing, it is possible that certain holders of the CEC Convertible Notes may not elect to accept the CEC’s fundamental change purchase offer and may not elect to convert or tender their CEC Convertible Notes that remain outstanding after the fundamental change purchase date as contemplated, and therefore, some or all CEC Convertible Notes may remain outstanding following the consummation of the Existing Debt Payoff.

If the Merger Agreement is terminated, the debt financing sources listed above will not be incurred. See “Capitalization” for additional description of the various financing sources.

Corporate Information

ERI’s principal executive offices are located at 100 West Liberty Street, Suite 1150, Reno, Nevada 89501 and the telephone number at that location is (775) 328-0100. ERI’s website is www.eldoradoresorts.com. Information found on our website is not part of this prospectus supplement. ERI was founded in 1973 and its common stock currently trades on NASDAQ under the symbol “ERI.”

CEC’s principal executive offices are located at One Caesars Palace Drive, Las Vegas, Nevada 89109 and the telephone number at that location is (702) 407-6000. CEC’s website is www.caesars.com. Information found on CEC’s website is not part of this prospectus supplement. CEC began operations in 1937 and its common stock currently trades on NASDAQ under the symbol “CZR.”

Risk Factors

Investing in the shares involves substantial risk. You should carefully consider all of the information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein and therein. In particular, for a discussion of some specific factors you should consider before buying the shares, see “Risk Factors.”

THIS OFFERING

Shares Offered by Us	18,000,000 shares.

Shares to be Outstanding Immediately After this offering(1)	95,860,975 shares (98,560,975 shares if the underwriters exercise their option to purchase additional shares from us in full).

Offering Price	$39.00 per common share.

Listing	Our shares are listed on the NASDAQ Stock Market under the symbol “ERI.” The shares offered hereby will be listed on the NASDAQ Stock Market.

Option to Purchase Additional Shares	We have granted the underwriters the option to purchase up to 2,700,000 additional shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement.

Use of Proceeds	We estimate that the proceeds from this offering will be approximately $672,165,000 million (or $772,989,750 million if the underwriters exercise their option to purchase additional shares in full), after deducting fees and estimated expenses.

We intend to use the net proceeds from this offering of our common stock (including any net proceeds resulting from the underwriters exercise of their option as referenced above) for general corporate purposes.

This offering of common stock is not contingent on the consummation of the Merger, and the consummation of the Merger is not contingent on the consummation of this offering, and, as a result, it is possible that this offering occurs and the Merger does not occur and vice versa, and we cannot give you any assurances that the Merger will be consummated on the terms described herein or the time frame contemplated herein, if at all. See ‘‘Risk Factors—Risks Related to Recent Events and the Merger—We may fail to consummate the Merger or may not consummate it on the terms described herein,” and “Risk Factors—Risk Factors Relating to this offering and our Shares—This offering of our common stock is not conditioned on the consummation of the Merger.”

Conflicts of Interest

Certain of the underwriters and/or certain affiliates of the underwriters act as lenders, arrangers and/or agents under the instruments governing our outstanding indebtedness, including the Existing ERI Credit Agreement and the Existing CEOC Credit Agreement, and may be holders of the Existing ERI Notes, the Existing CRC Notes (as defined herein) and the CEC Convertible Notes, and as a result, in the event that we use the net proceeds from this offering of our common stock to repay any such outstanding indebtedness, certain of the underwriters and/or their affiliates may receive a portion of the proceeds from this offering of the common stock.

In particular, affiliates of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, the representatives of this offering, and BofA Securities, Inc., Citizens Capital Markets, Inc., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., Macquarie Capital (USA) Inc., and SunTrust Robinson Humphrey, Inc., among others, each underwriters of this offering, are revolving lenders under ERI’s existing revolving credit facility under the Existing ERI Credit Agreement and/or the existing revolving credit facility under the Existing CEOC Credit Agreement, and, as such, if any of the net proceeds from this offering of the common stock are used to repay the outstanding borrowings under such revolving credit facilities, such affiliates will receive a portion of the net proceeds from this offering. As a result of the foregoing, such affiliates of the underwriters may receive in excess of 5% of the net proceeds from this offering. The receipt of at least 5% of the net proceeds of this offering by an underwriter (or an affiliate) would be considered a “conflict of interest” under Financial Industry Regulatory Authority (“FINRA”) Rule 5121. As such, this offering is being conducted in compliance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(B), the appointment of a qualified independent underwriter is not necessary in connection with this offering as a bona fide public market exists in the shares of common stock, as that term is defined in the rule. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus, and the incorporated documents incorporated by reference herein and therein for a discussion of factors you should consider before deciding to invest in our shares.

(1)	The number of shares outstanding immediately after this offering is based on 77,860,972 of our shares outstanding as of June 10, 2020 and excludes, as of such date:

•	120,656 shares issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $10.72 per share;

•	1,372,630 shares issuable upon the vesting of restricted stock, performance shares and other outstanding equity-awards (other than options);

•	3,776,293 shares reserved for future issuance under our Amended and Restated 2015 Equity Incentive Plan; and

•	approximately 77 million shares that may be issued in connection with the Merger.

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OTHER DATA

Summary Historical and Other Data of ERI

The following tables present a summary of historical consolidated financial data of ERI and its subsidiaries’ as of and for the fiscal years ended December 31, 2019, 2018 and 2017 and for the three months ended March 31, 2020 and 2019. The statement of operations data for each of the three fiscal years ended December 31, 2019, 2018 and 2017, and balance sheet data as of December 31, 2019, 2018 and 2017 have been obtained from ERI’s audited consolidated financial statements contained in its Annual Report on Form 10-Ks for the fiscal years ended December 31, 2019 and 2018, which are incorporated by reference into this prospectus supplement. The statement of operations data for the three months ended March 31, 2020 and 2019 and the balance sheet data as of March 31, 2020 have been obtained from ERI’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which is incorporated by reference into this prospectus supplement. In the opinion of ERI’s management, the audited consolidated financial data include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair statement of the financial positions and the results of operations for these periods. However, the audited consolidated financial data does not give effect to the ERI Asset Sales or other contemplated asset sales. See “Summary—Recent Developments—Future Asset Sales.”

The information set forth below should be read together with ERI’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ERI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which are both incorporated by reference into this prospectus supplement. For additional information on documents incorporated by reference into this prospectus supplement, see “Where You Can Find More Information.”

	Three months ended March 31,		Year ended December 31,
(dollars in thousands)	2020	2019	2019	2018 (4)	2017 (5)
Consolidated Statement of Income Data:	(unaudited)		(audited)
Revenues:
Casino and pari-mutuel commissions	$339,749	$470,686	$1,808,186	$1,553,378	$1,099,027
Food and beverage	56,246	75,281	301,417	247,339	198,246
Hotel	48,376	64,784	299,908	183,804	133,338
Other	28,698	25,072	118,738	71,486	50,187

Net revenues	473,069	635,823	2,528,249	2,056,007	1,480,798

Expenses:
Casino and pari-mutuel commissions	159,156	210,306	802,327	749,289	561,089
Food and beverage	53,255	60,385	238,661	202,618	169,848
Hotel	22,268	23,650	99,223	65,009	50,575
Other	9,181	11,249	45,938	38,676	32,156
Marketing and promotions	24,953	32,301	129,373	106,161	83,174
General and administrative	91,675	119,888	476,751	349,598	241,037
Corporate	16,482	16,754	65,996	46,632	30,739
Impairment charges	160,758	958	958	13,602	38,016
Depreciation and amortization	50,433	57,757	221,525	157,429	105,891

Total operating expenses	588,161	533,248	2,080,752	1,729,014	1,312,525

Gain (loss) on sale of businesses and disposal of property and equipment	$1,458	$22,318	$49,575	$(835)	$(319)
Proceeds from terminated sale	—	—	—	5,000	20,000

	Three months ended March 31,		Year ended December 31,
(dollars in thousands)	2020	2019	2019	2018 (4)	2017 (5)
Consolidated Statement of Income Data:	(unaudited)		(audited)
Transaction expenses	(9,294)	(1,894)	(84,658)	(20,842)	(92,777)
(Loss) gain from unconsolidated affiliates(6)	(252)	605	(2,441)	(213)	(367)

Operating (loss) income	(123,180)	123,604	409,973	310,103	94,810

Other income (expense):
Interest expense, net(7)	(66,464)	(73,510)	(286,248)	(171,732)	(99,769)
Loss on extinguishment of debt	(158)	—	(7,512)	(162)	(38,430)
Unrealized (loss) gain on investments and marketable securities	(23,008)	(1,460)	8,765	(2,587)	—

Total other expense	(89,630)	(74,970)	(284,995)	(174,481)	(138,199)

(Loss) income before income taxes	(212,810)	48,634	124,978	135,622	(43,389)

Benefit (provision) benefit for income taxes	37,172	(10,405)	(43,977)	(40,387)	116,769

Net (loss) income	$(175,638)	$38,229	$81,001	$95,235	$73,380

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018 (4)	2017 (5)
Operating Data(8):
Number of hotel rooms	11,335	12,594	11,335	12,594	7,170
Number of slot machines(9)	23,873	27,616	23,937	29,813	21,129
Number of table games(9)	545	625	541	705	484

		As of December 31,
(dollars in thousands, except operating data)	As of March 31, 2020	2019 (3)	2018 (3)(4)	2017 (3)(5)
Consolidated Balance Sheet Data:	(unaudited)	(audited)
Cash and cash equivalents	$671,747	$206,317	$230,752	$134,596
Total assets	5,891,172	5,640,553	5,911,462	3,546,472
Total debt(1)	3,026,800	2,570,716	3,261,735	2,190,193
Financing obligation(2)	973,122	970,519	959,835	—
Stockholders’ equity	940,209	1,117,257	1,029,153	941,597

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018 (4)	2017 (5)
(unaudited, dollars in thousands)
Other Data:
Adjusted EBITDA(10)	$102,547	$166,652	$697,479	$516,930	$322,181

(1)

Total debt, including the current portion, is reported net of unamortized discounts and premiums. See Note 12 to ERI’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus supplement.

(2)

Financing obligation relates to the GLPI Master Lease (as defined herein). See Note 11 to ERI’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus supplement.

(3)

Amounts reflect the adoption of ASC 606. ERI adopted this standard effective January 1, 2018, and elected to apply the full retrospective adoption method. See ERI’s Current Report on Form 8-K filed with the SEC on September 5, 2018, which recast certain financial information contained in ERI’s Annual Report on Form 10-K for the year ended December 31, 2017. ERI adopted ASC 842 on January 1, 2019 using the prospective approach, and therefore, comparative periods will continue to be reported under prior lease accounting guidance consistent with previously issued financial statements.

(4)

On August 7, 2018, ERI completed the acquisition of the Grand Victoria Casino in Elgin, Illinois (the “GV Acquisition”) for total purchase consideration of $328.8 million. On October 1, 2018, ERI completed the acquisition of Tropicana Entertainment, Inc. (the “TEI Acquisition”) for total purchase consideration of $927.3 million.

(5)

On May 1, 2017, ERI completed the Isle Acquisition. As a result of the Isle Acquisition, Isle became a wholly-owned subsidiary of ERI and, at the effective time of the Isle Acquisition, each outstanding share of Isle common stock converted into the right to receive $23.00 in cash or 1.638 shares of our common stock, at the election of the applicable Isle shareholder and subject to proration such that the outstanding shares of Isle common stock were exchanged for aggregate consideration comprised of 58% cash, or $552.1 million, and 42% our common stock, or 28.5 million newly issued shares of our common stock. The total purchase consideration was $1.93 billion.

(6)

In September 2018, ERI entered into a 25-year agreement, which became effective in January 2019, with William Hill PLC and William Hill US, its U.S. subsidiary (together, “William Hill”), pursuant to which ERI received a 20% ownership interest in William Hill US. Additionally, ERI receives a profit share from the operations of betting and other gaming activities associated with ERI’s properties. In April 2018, ERI entered into a joint venture with Cordish Companies (“Cordish”) to master plan and develop a mixed-use entertainment and hospitality destination expected to be located on unused land adjacent to the casino and racetrack at our Pompano property. Based on ERI’s 50% variable interest in the joint venture, ERI participates evenly with Cordish in the profits and losses of the joint venture. ERI holds a 42.1% variable interest in a partnership (the “Hampton Partnership”) with other investors that developed a new 118-room Hampton Inn & Suites hotel at Scioto Downs that opened in March 2017.

(7)

Interest expense includes rent expense under the GLPI Master Lease. For the years ended December 31, 2019, 2018, and 2017, rent expenses were $98.6 million, $24.4 million and $0, respectively. For the three months ended March 31, 2020, rent expenses were $24.8 million. For the twelve months ended March 31, 2020, rent expenses were $98.8 million.

(8)	Excludes the operating data of (a) the properties owned by Tropicana prior to October 1, 2018, (b) Elgin prior to August 7, 2018 and (c) the properties owned by Isle prior to May 1, 2017.

(9)	As of the end of each period presented. Total table games does not include poker games, and total slot machines includes video lottery terminals and e-tables.

(10)

ERI’s Adjusted EBITDA, a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding ERI’s ongoing operating results. In this prospectus supplement, ERI defines Adjusted EBITDA as net revenues less operating expenses and is comprised of net income (loss) before (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) loss on early retirement of debt, net, (iv) unrealized loss (gain) on investments, (v) depreciation and amortization, (vi) stock based compensation, (vii) transaction expenses, (viii) other non-operating (income) expense, and (ix) other (as specified in the applicable footnotes below). Adjusted EBITDA also excludes the expense associated with the GLPI Master Lease as the transaction was accounted for as a financing obligation and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than ERI does. The definition of Adjusted EBITDA may not be the same as the definitions used in any of ERI’s debt agreements. See below for a quantitative reconciliation of ERI’s Adjusted EBITDA to net income (loss).

Set forth below is a reconciliation of ERI’s Adjusted EBITDA to net income (loss), which ERI believes is the most comparable financial measure calculated in accordance with GAAP, for the twelve months ended March 31, 2020, for each of the years ended December 31, 2019, 2018 and 2017 and for the three months ended March 31, 2020 and 2019 (unaudited, in thousands).

	Twelve months ended March 31, 2020
(Unaudited, dollars in thousands)	Historical	Divestitures (q)	Pre-Acquisition	Total Including Pre-Acquisition/ Excluding Divestitures (r)
Net income/(loss)	$(132,866)	$995	$—	$(131,871)
Provision (benefit) for income taxes	(3,600)	(31,397)	—	(34,997)
Unrealized loss (gain) on investments	12,783	—	—	12,783
Loss on retirement of debt, net	7,670	—	—	7,670
Interest expense, net	279,202	3	—	279,205
Depreciation and amortization	214,201	(3,765)	—	210,436
Stock-based compensation	20,513	(11)	—	20,502
Transaction expenses(s)	92,058	—	—	92,058
Other(b)	143,413	(1,010)	—	142,403

Adjusted EBITDA	$633,374	$(35,185)	$—	$598,189

	Three months ended March 31, 2020
(Unaudited, dollars in thousands)	Historical	Divestitures	Pre-Acquisition	Total Including Pre-Acquisition/ Excluding Divestitures
Net income/(loss)	$(175,638)	$—	$—	$(175,638)
Provision (benefit) for income taxes	(37,172)	—	—	(37,172)
Unrealized loss (gain) on investments	23,008	—	—	23,008
Loss on retirement of debt, net	158	—	—	158
Interest expense, net	66,464	—	—	66,464
Depreciation and amortization	50,433	—	—	50,433
Stock-based compensation	5,742	—	—	5,742
Transaction expenses(a)	9,294	—	—	9,294
Other(b)	160,258	—	—	160,258

Adjusted EBITDA	$102,547	$—	$—	$102,547

	Three months ended March 31, 2019
(Unaudited, dollars in thousands)	Historical	Divestitures (c)	Pre-Acquisition	Total Including Pre-Acquisition/ Excluding Divestitures (d)
Net income/(loss)	$38,229	$(7,270)	$—	$30,959
Provision (benefit) for income taxes	10,405	(1,949)	—	8,456
Unrealized loss (gain) on investments	1,460	—	—	1,460
Interest expense, net	73,510	(25)	—	73,485
Depreciation and amortization	57,757	(4,217)	—	53,540
Stock-based compensation	4,948	(14)	—	4,934
Transaction expenses(a)	1,894	—	—	1,894
Other(e)	(21,551)	(80)	—	(21,631)

Adjusted EBITDA	$166,652	$(13,555)	$—	$153,097

	Year ended December 31, 2019
(Unaudited, dollars in thousands)	Historical	Divestitures (f)	Pre-Acquisition	Total Including Pre-Acquisition/ Excluding Divestitures (d)
Net income/(loss)	$81,001	$(6,275)	$—	$74,726
Provision (benefit) for income taxes	43,977	(33,346)	—	10,631
Unrealized loss (gain) on investments	(8,765)	—	—	(8,765)
Loss on Retirement of debt, net	7,512	—	—	7,512
Interest expense, net	286,248	(22)	—	286,226
Depreciation and amortization	221,525	(7,982)	—	213,543
Stock-based compensation	19,719	(25)	—	19,694
Transaction expenses(g)	84,658	—	—	84,658
Other(h)	(38,396)	(1,090)	—	(39,486)

Adjusted EBITDA	$697,479	$(48,740)	$—	$648,739

	Year ended December 31, 2018
(Unaudited, dollars in thousands)	Historical	Divestitures (i)	Pre-Acquisition (j)	Total Including Pre-Acquisition/ Excluding Divestitures (k)
Net income/(loss)	$95,235	$(36,831)	$55,809	$114,213
Provision (benefit) for income taxes	40,387	(9,271)	19,318	50,434
Unrealized loss (gain) on investments	2,587	—	—	2,587
Loss on retirement of debt, net	162	—	516	678
Interest expense, net	171,732	(185)	2,004	173,551
Other non-operating (income) expense(l)	—	—	582	582
Depreciation and amortization	157,429	(19,504)	64,267	202,192
Stock-based compensation	13,084	(57)	—	13,027
Transaction expenses(g)	20,842	—	4,259	25,101
Other(m)	15,472	(5,342)	31,935	42,065

Adjusted EBITDA	$516,930	$(71,190)	$178,690	$624,430

	Year ended December 31, 2017
(Unaudited, dollars in thousands)	Historical	Divestitures (i)	Pre-Acquisition (n)	Total Including Pre-Acquisition/ Excluding Divestitures (o)
Net income/(loss)	$73,380	$(39,899)	$105,192	$138,673
Provision (Benefit) for income taxes	(116,769)	6,246	102,158	(8,365)
Unrealized loss (gain) on investments	—	—	—	—
Loss on retirement of debt, net	38,430	—	1,321	39,751
Interest expense, net	99,769	(15)	31,605	131,359
Other non-operating (income) expense(l)	—	—	(13,316)	(13,316)
Depreciation and amortization	105,891	(28,991)	104,249	181,149
Stock-based compensation	6,322	(91)	1,725	7,956
Transaction expenses(g)	92,777	—	286	93.063
Other(p)	22,381	(31)	(21,877)	473

Adjusted EBITDA	$322,181	$(62,781)	$311,343	$570,743

(a)

Transaction expenses primarily represent costs related to the pending acquisition of CEC for the three months ended March 31, 2020, and costs related to the acquisitions of Elgin and Tropicana for the three months ended March 31, 2019.

(b)

Other, for the three months and twelve months ended March 31, 2020, is comprised of severance expense, (gain) loss on the sale or disposal of property and equipment, equity in income (loss) of unconsolidated affiliate, impairment charges, and selling costs associated with the pending divestitures of Kansas City, Vicksburg, Shreveport, and MontBleu.

(c)

Figures are for Presque for the period beginning January 1, 2019 and ending January 11, 2019, Nemacolin for the period beginning January 1, 2019 and ending March 8, 2019 and Mountaineer, Cape Girardeau and Caruthersville for the three months ended March 31, 2019.

(d)

Total figures exclude the results of operations for Presque, Nemacolin, Mountaineer, Cape Girardeau and Caruthersville. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.

(e)

Other, for the three months ended March 31, 2019 is comprised of severance expense, (gain) loss related to divestitures, (gain) loss on the sale of disposal of property and equipment, equity in income (loss) of an unconsolidated affiliate, impairment charges, and selling costs associated with the divestitures of Presque and Nemacolin.

(f)

Figures are for Presque for the period beginning January 1, 2019 and ending January 11, 2019, Nemacolin for the period beginning January 1, 2019 and ending March 8, 2019 and Mountaineer, Cape Girardeau and Caruthersville for the period beginning January 1, 2019 and ending December 5, 2019.

(g)

Transaction expenses represent primarily costs related to the pending acquisition of CEC for the year ended December 31, 2019 and costs related to the acquisitions of Elgin, Tropicana and Isle for the year ended December 31, 2018 and costs related to the acquisition of Isle for the year ended December 31, 2017.

(h)

Other, for year ended December 31, 2019, is comprised of severance expense, (gain) loss on the sale or disposal of property and equipment, equity in income (loss) of unconsolidated affiliate, impairment charges, costs associated with resolving the historical Tropicana bankruptcy, the (gain) loss associated with the divestitures of Presque, Nemacolin, Mountaineer, Cape Girardeau and Caruthersville and selling costs associated with the closed and pending divestitures of Mountaineer, Cape Girardeau, Caruthersville, Kansas City, Vicksburg and Shreveport.

(i)	Figures are for Presque, Nemacolin, Mountaineer, Cape Girardeau and Caruthersville for the years ended December 31, 2018 and 2017.

(j)

Figures are for Tropicana for the nine months ended September 30, 2018 and for Elgin for the period beginning January 1, 2018 and ending August 6, 2018. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.

(k)

Total figures for the year ended December 31, 2018 include the combined results of operations for Tropicana and Elgin and the Company and exclude results of operations for Presque, Nemacolin, Mountaineer, Cape Girardeau and Caruthersville. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.

(l)

Other non-operating expense for the year ended December 31, 2018 is comprised of preferred distributions at Elgin and for management fee revenue and preferred distributions for the year ended December 31, 2017.

(m)

Other, for year ended December 31, 2018 is comprised of severance expense, (gain) loss on the sale or disposal of property and equipment, equity in income (loss) of an unconsolidated affiliate, preopening expenses, impairment charges at Vicksburg and Nemacolin, proceeds from the terminated sale of Vicksburg, other non-cash regulatory gaming assessments and selling costs associated with the divestitures of Presque, Nemacolin, the terminated sale of Vicksburg and the purchase of Tropicana and Elgin.

(n)

Figures are for Tropicana and Elgin for the year ended December 31, 2017 and for Isle for the four months ended April 30, 2017. The Isle figures were prepared by the Company to reflect Isle’s unaudited consolidated historical results for periods corresponding to the Company’s fiscal calendar. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.

(o)

Total figures for the year ended December 31, 2017 include the combined results of operations for Isle, Tropicana and Elgin and the Company and exclude results of operations for Presque, Nemacolin, Mountaineer, Cape Girardeau and Caruthersville. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.

(p)

Other, for year ended December 31, 2017, is comprised of severance expense, (gain) loss on the sale or disposal of property and equipment, equity in income (loss) of unconsolidated affiliate, impairment charges, preopening expense at Evansville, business interruption insurance proceeds received at Lumière, proceeds from real estate tax settlements at Trop AC, impairment charges recorded at Lake Charles, Lula and Vicksburg, proceeds from terminated sale of Vicksburg, non-cash regulatory gaming assessments, selling costs associated with the terminated sale of Lake Charles, proceeds from the terminated sale of Lake Charles and a permanent impairment of investments held by Trop AC.

(q)	Figures are for Mountaineer, Cape Girardeau and Caruthersville for the period beginning April 1, 2019 and ending December 5, 2019.

(r)

Total figures for the twelve months ended March 31, 2020 exclude results of operations for Mountaineer, Cape Girardeau and Caruthersville. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.

(s)	Transaction expenses primarily represent costs related to the pending acquisition of CEC and costs related to the acquisitions of Elgin and Tropicana for the twelve months ended March 31, 2020.

Summary Historical Financial and Other Data of CEC

The following tables present a summary of historical consolidated financial data for CEC and CEC’s subsidiaries as of and for the fiscal years ended December 31, 2019, 2018 and 2017 and for the three months ended March 31, 2020 and 2019. The statement of operations data for each of the three fiscal years ended December 31, 2019, 2018 and 2017, and balance sheet data as of December 31, 2019, 2018 and 2017 have been obtained from CEC’s audited consolidated financial statements contained in Exhibit 99.1 of our Current Report on Form 8-K filed on June 15, 2020, which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The statement of operations data for the three months ended March 31, 2020 and 2019 and the balance sheet data as of March 31, 2020 and 2019 have been obtained from CEC’s unaudited consolidated financial statements included in our Current Report on Form 8-K filed on June 15, 2020, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018	2017 (1)
(dollars in millions)	(unaudited)		(audited)
Operating Data:
Net revenues	$1,828	$2,115	$8,742	$8,391	$4,868
Impairment of goodwill	—	—	27	43	—
Impairment of tangible and other intangible assets	65	—	441	35	—
Income/(loss) from operations	(66)	240	618	739	537
Interest expense(2)(3)	(333)	(349)	(1,370)	(1,346)	(773)
Gain on deconsolidation of subsidiaries	—	—	—	—	31
Restructuring and support expenses(4)	—	—	—	—	(2,028)
Loss on extinguishment of debt	—	—	—	(1)	(232)
Other income/(loss)	641	(138)	(587)	791	95
Net income/(loss)	188	(218)	(1,198)	304	(375)
Net income/(loss) attributable to CEC	189	(217)	(1,195)	303	(368)

	As of March 31,	As of December 31,
	2020	2019	2018	2017 (1)
(dollars in millions)	(unaudited)	(audited)
Financial Position Data:
Total assets	$25,980	$25,345	$25,775	$25,436
Current portion of long-term debt(3)	876	64	164	64
Long-term debt(3)	8,793	8,478	8,801	8,849
Current portion of financing obligations(2)	24	21	20	9
Financing obligations(2)	10,096	10,070	10,057	9,355
Noncontrolling interests	74	80	88	71
Stockholders’ equity	2,331	2,211	3,338	3,297

	Three months ended March 31		Year ended December 31,
	2020	2019	2019	2018	2017
(dollars in millions)	(unaudited)			(audited)
Other Data:
Adjusted EBITDA(5)	$299	$562	$2,405	$2,308	$1,361

(1)

2017 reflects the consolidation of Caesars Entertainment Operating Company, Inc.’s successor operating company subsequent to October 6, 2017 upon Caesars Entertainment Operating Company, Inc.’s and certain of its U.S. subsidiaries’ (collectively, the “Debtors”) emergence from bankruptcy.

(2)

See Note 10 to CEC’s audited consolidated financial statements contained in Exhibit 99.1 of our Current Report on Form 8-K filed June 15, 2020, which is incorporated by reference into this prospectus supplement, related to financing obligations and related interest expense.

(3)

See Note 8 to CEC’s unaudited consolidated financial statements contained in related to long-term debt and related interest expense. See also Note 12 to CEC’s audited consolidated financial statements contained in Exhibit 99.1 of our Current Report on Form 8-K filed June 15, 2020, which is incorporated by reference into this prospectus supplement, related to long-term debt and related interest expense.

(4)	Reflects financial support costs for the reorganization of Caesars Entertainment Operating Company, Inc.

(5)

CEC defines Adjusted EBITDA as revenues less operating expenses and is comprised of net income/(less) before (i) interest expense, net of interest capitalized and interest income, (ii) income tax (benefit)/provision, (iii) depreciation and amortization, and (iv) certain items that CEC does not consider indicative of its ongoing operating performance at an operating property level. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, is unaudited and should not be considered an alternative to, or more meaningful than, net income/(loss) attributable to CEC as an indicator of operating performance. As a result, Adjusted EBITDA should not be considered as a measure of liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than CEC does. The definition of Adjusted EBITDA may not be the same as the definitions used in any of ERI’s or CEC’s debt agreements. See below for a quantitative reconciliation of CEC’s Adjusted EBITDA to net income/(loss) attributable to CEC.

Set forth below is a reconciliation of net income/(loss) attributable to CEC to Adjusted EBITDA, for each of the three months ended March 31, 2020 and 2019, the years ended December 31, 2019, 2018 and 2017 and the last twelve months ended March 31, 2020.

	Twelve months ended March 31,	Three months ended March 31,		Year ended December 31,
	2020	2020	2019	2019	2018	2017
(dollars in millions)	(unaudited)	(unaudited)		(audited)
Net income/(loss) attributable to CEC(a)	$(789)	$189	$(217)	$(1,195)	$303	$(368)
Net income/(loss) attributable to noncontrolling interests	(3)	(1)	(1)	(3)	1	(7)
Income tax (benefit)/provisions	(58)	54	(29)	(141)	(121)	(1,995)
Gain on deconsolidations of subsidiaries	—	—	—	—	—	(31)
Restructuring and support expenses	—	—	—	—	—	2,028
Loss on extinguishment of debt	—	—	—	—	1	232
Other (income)/loss(b)	(192)	(641)	138	587	(791)	(95)
Interest expense	1,354	333	349	1,370	1,346	773
Depreciation and amortization	1,030	256	247	1,021	1,145	626
Impairment of goodwill	27	—	—	27	43	—
Impairment of tangible and other intangible assets	506	65	—	441	35	—
Other operating costs(c)	128	21	29	136	155	65
Stock-based compensation expense	77	10	21	88	79	43
Other items(d)	62	13	25	74	112	90

Adjusted EBITDA	$2,142	$299	$562	$2,405	$2,308	$1,361

(a)

For the three months ended March 31, 2020, includes $96 million of expense accrued during the quarter related to salaries, paid time off and medical benefit costs associated with employees furloughed, offset by the CARES Act employee retention credit as a result of the COVID-19 pandemic.

(b)

Amounts include changes in fair value of the derivative liability related to the conversion option of the CEC Convertible Notes and the disputed claims liability as well as interest and dividend income.

(c)

Amounts primarily represent costs incurred in connection with development activities and reorganization activities, and/or recoveries associated with such items, including acquisition and integration costs, contract exit fees (including exiting the fully bundled sales system of NV Energy for electric service at CEC’s Nevada properties), contract termination costs, lease termination costs, regulatory settlements, weather related property closure costs, severance costs, gains and losses on asset sales, demolition costs, and project opening costs.

(d)

Amounts include other add-backs and deductions to arrive at Adjusted EBITDA but not separately identified such as professional and consulting services, sign-on and retention bonuses, business optimization expenses and transformation expenses, litigation awards and settlements, permit remediation costs, costs associated with Caesars Entertainment Operating Company, Inc.’s restructuring and related litigation, and losses on inventory associated with properties temporarily closed as a result of the COVID-19 pandemic.

Summary Pro Forma Financial Data

The following summary unaudited pro forma condensed combined financial information as of and for the last twelve months ended March 31, 2020 and as of and for the year ended December 31, 2019 have been prepared to illustrate the effects of certain adjustments that are expected to have a continuing impact on the results of operations related to the Merger, the VICI Master Transaction, the ERI Financing Transactions (as defined below), the ERI Dispositions (as defined below) and the CEC Dispositions (as defined below) (together, the “Combined Transactions”) and the adjustments described in the accompanying notes under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information,” as if each transaction had occurred on March 31, 2019 or January 1, 2019, respectively. Preparation of the unaudited pro forma condensed combined financial information is based on estimates and assumptions deemed appropriate by management, which are described more fully under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The operational and other improvements described below and in other sections of this prospectus supplement reflect forward-looking statements based on management estimates. There are a variety of factors that impact our operational performance and the assumptions underlying management’s estimates that are difficult to predict and subject to change, such as economic conditions, regulatory changes, industry conditions and other factors. The anticipated cost savings of the Merger are based on certain assumptions and our current estimates, but they involve risks, uncertainties, projections and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied. Any of the assumptions relating to our anticipated operational and other improvements could be inaccurate and, therefore, there can be no assurance that the anticipated cost savings will prove to be accurate. Any cost savings that we realize may differ materially from our estimates.

The presentation of Combined Adjusted EBITDA after anticipated cost savings is not intended to forecast our full-year profits and should not be construed as management’s outlook for any future period. Management has provided these additional adjustments so that investors can assess the potential impact of the operational and other improvements. For a further discussion of these and other risks associated with our Combined Adjusted EBITDA after anticipated cost savings, see “Risk Factors—Risks Related to Recent Events and the Merger—We may fail to consummate the Merger or may not consummate it on the terms described herein.” Combined Adjusted EBITDA after anticipated cost savings is not a measurement of financial performance under GAAP. See “Presentation of Financial Information.” Certain of the anticipated cost savings may be included in the calculation of Adjusted EBITDA in accordance with certain covenants that govern the levels of indebtedness and liens that we are permitted to incur and have incurred under ERI’s existing debt instruments. For the definition of Adjusted EBITDA, see footnote 9 to “Summary Historical and Other Data of ERI” above.

	Combined pro forma for the twelve months ended (or as of) March 31, 2020	Combined pro forma for the year ended (or as of) December 31, 2019
Other pro forma financial data:	(unaudited, dollars in millions)
Net income/(loss)	$(1,153)	$(975)
Combined Adjusted EBITDA(1)	$2,652	$2,945
Combined Adjusted EBITDA after anticipated cost savings(2)	$3,452	$3,745

(1)

Set forth below is a reconciliation of pro forma combined net income/(loss) to Combined Adjusted EBITDA, on a pro forma basis for each of the twelve months ended March 31, 2020 and the year ended December 31, 2019.

(Unaudited, dollars in millions)	Combined pro forma for the twelve months ended March 31, 2020	Combined pro forma for the year ended December 31, 2019
Net income/(loss)	$(1,153)	$(975)
Net income/(loss) attributable to noncontrolling interests	(3)	(3)
Interest expense, net(a)	1,990	2,012
Provision (benefit) for income taxes	(39)	(83)
Loss on early retirement of debt, net	8	8
Unrealized loss (gain) on restricted investment	13	(9)
Depreciation and amortization	1,296	1,283
Stock-based compensation	106	116
Transaction expenses	(28)	(22)
Other	462	618

Combined Adjusted EBITDA	$2,652	$2,945

(a)

Includes approximately $1,304 million of interest expense under our sale-leaseback transactions and Lumière Loan. On a pro forma basis, we expect to have $1,186 of cash rent expense including cash interest expense on the Lumière Loan.

(2)

Combined Adjusted EBITDA after anticipated cost savings represents Combined Adjusted EBITDA assuming cost savings related to the Merger (expected to be implemented within one year after the closing date of the Merger). Combined Adjusted EBITDA after anticipated cost savings gives effect to the anticipated synergies outlined below as if they had occurred on March 31, 2019 for the twelve months ended March 31, 2020 and January 1, 2019 for the year ended December 31, 2019. No assurance can be given that such synergies will be achieved in the timeframe we currently expect, or at all. In addition, Combined Adjusted EBITDA after anticipated cost savings does not reflect the anticipated costs to achieve such cost savings.

The following table reconciles Combined Adjusted EBITDA to Combined Adjusted EBITDA after animated cost savings on a pro forma basis for the twelve months ended March 31, 2020 and the year ended December 31, 2019:

(Unaudited, dollars in millions)	Combined pro forma for the twelve months ended March 31, 2020	Combined pro forma for the year ended December 31, 2019
Combined Adjusted EBITDA	$2,652	$2,945
Add: Anticipated cost synergies from the Merger(a)	400	400
Add: anticipated operating expense savings due to operating restrictions(b)	400	400

Combined Adjusted EBITDA after anticipated cost savings	$3,452	$3,745

(a)

Represents anticipated cost synergies from the Merger. CEC has implemented approximately $136.5 million of the anticipated Merger synergies as of the date hereof and we expect CEC will have implemented approximately $200.0 million of the anticipated Merger synergies by the consummation of the Merger. The remaining amounts of Merger expense synergies consist primarily of eliminating redundant corporate expenses, information technology synergies (which we expect will also reduce capital expenditures going forward) and optimization of our gaming floors, which now may be accelerated in light of new COVID-19-related operating restrictions. The amounts do not reflect any potential revenue synergies, which we anticipate to be approximately $100.0 million in the first year following the consummation of the Merger at ERI properties only, through introduction of Caesars Rewards and leveraging of existing CEC resources in critical areas such as data analytics, revenue management and ecommerce. Over time, we also expect to generate revenue uplift at CEC properties, particularly in Las Vegas through full integration of ERI’s player database into CEC’s system.

(b)

Represents anticipated cost reductions from the recent operational changes we have made in response to the COVID-19 pandemic. These primarily consist of operating expense adjustments stemming from health and safety measures that require suspension or reduction to functions that previously were considered customary operating expenses such as buffets, serving beverages on the floor and other marketing functions such as live entertainment. The amounts do not reflect any potential loss of revenues due to COVID-19 operating restrictions. See “Risk Factors—Risk Factors Relating to Recent Events and the Merger—The outbreak of COVID-19 has resulted in the temporary closure of our casino properties and has caused an economic downturn, widespread unemployment and an adverse impact on consumer sentiment. Such negative impacts could continue for an extended period of time and may worsen.”

RISK FACTORS

An investment in our shares involves a high degree of risk. Before making an investment in our shares, you should carefully consider the risks below and all of the information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risks described under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020, and under the heading “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the SEC on May 11, 2020 (each of which is incorporated by reference herein), as updated by the other reports and documents we file with the SEC that are incorporated by reference herein. Please see the sections of this prospectus supplement entitled “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. As a result, the market value of our shares could decline and you could lose part or all of your investment. The order in which the risks are presented does not necessarily reflect the likelihood of their occurrence or the magnitude of their potential impact on our business, financial condition, results of operations and prospects or on the value of our shares.

Risk Factors Relating to Recent Events and the Merger

The outbreak of COVID-19 has resulted in the temporary closure of our casino properties and has caused an economic downturn, widespread unemployment and an adverse impact on consumer sentiment. Such negative impacts could continue for an extended period of time and may worsen.

On March 13, 2020, in response to the coronavirus pandemic the U.S. government declared a national state of emergency. In an effort to help control the spread of COVID-19, public health officials imposed or recommended various measures, including social distancing, quarantine and stay-at- home or shelter-in-place directives, limitations on the size of gatherings, closures of work facilities, schools, public buildings and businesses, and cancellation of events, including sporting events, concerts, conferences and meetings. As a result of orders issued by governmental authorities in the states in which our properties are located, all of our properties have been temporarily closed since March 18, 2020 with some remaining closed as of the date hereof, and we furloughed approximately 90% of our employees beginning on April 11, 2020.

While the closure of our properties is expected to be temporary, we cannot estimate the impact of the COVID-19 pandemic on our future financial results or cash flows, in part due to our inability to reasonably estimate the duration of the closure of our properties and the range of factors that will influence our operations once our properties are permitted to re-open. Our future operations, financial results and cash flows will be impacted by a number of factors that we cannot predict and are beyond our control, including the duration and extent of shelter-in-place and social distancing measures and the impact of such measures on our ability to re-open and operate our casinos profitably. Government and health authorities may implement new or extend existing restrictions, impose restrictions on travel and business operations and advise or require individuals to limit time spent outside of their homes, further delaying or interrupting our business. In addition, we anticipate that social distancing measures will result in new restrictions on our operations following the time that our casinos re-open, which may result in reduced gaming operations arising from the reconfiguration of our gaming floors, limitations on the number of customers present in our facilities, implementation of additional health and safety measures, restrictions on hotel, food and beverage outlets and limits on concerts, conventions or special events that would otherwise attract customers to our properties. In addition, future outbreaks of COVID-19 or other public health emergencies may result in the implementation of stay-at-home or additional social distancing and mitigation measures that could cause future closures of all or a portion of our properties and disruption to our business. Accordingly, the preliminary operating trends set forth under “Summary - Recent Developments” are estimates only, may not continue and are not indicative of any future periods.

COVID-19 has materially adversely affected the economy and financial markets of the United States and the world and has resulted in widespread unemployment in the United States. Consumer demand for casino hotel and racetrack properties such as ours is particularly sensitive to downturns in the economy, unemployment and the associated impact on discretionary spending on leisure activities which bring demand for casino hotel properties such as ours. We anticipate that there may be a reduced consumer demand following the re-opening of our casinos due to reduced consumer confidence and consumer fear, which is expected to lead to lower occupancy rates, reduced visitation and additional disruptions in our casino business. The extent of changes in customer demand resulting from the economic downturn, widespread unemployment, reduced consumer confidence and consumer fears on our properties cannot reasonably be determined, but the impact of such factors may be significant and protracted.

As a result of the foregoing, we cannot predict the ultimate scope, duration and impact of the COVID-19 pandemic, but we expect that it will continue to have a material impact on our business, financial condition, liquidity, results of operations (including revenues and profitability) and stock price for an extended period of time. The impact of the COVID-19 pandemic may also have the effect of exacerbating many of the other risks described in our Annual Report on Form 10-K for the year ended December 31, 2019 and the risks included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

We have undertaken aggressive actions to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic, which could negatively impact guest loyalty and our ability to attract and retain employees.

As a result of the closure of all of our properties and the continued uncertainty regarding the duration and severity of this pandemic, we have taken steps to reduce operating costs and improve efficiencies, including furloughing approximately 90% of our employees. Such steps, and further changes we may make in the future to reduce costs, may negatively impact guest loyalty or our ability to attract and retain employees, and our reputation may suffer as a result. For example, if our furloughed employees do not return to work with us when the COVID-19 pandemic subsides, including because they find new employment during the furlough, we may experience operational challenges that may impact our ability to resume operations in full. We may also face demands or requests from labor unions that represent our employees, whether in the course of our periodic renegotiation of our collective bargaining agreements, through effects bargaining relating to the shut down and/or re-opening of our operations, or otherwise, for additional compensation, healthcare benefits or other terms as a result of COVID-19 that could increase costs, and we could experience labor disputes or disruptions as we continue to implement our COVID-19 mitigation plans.

Our ability to remain in compliance with our covenants contained in the agreements governing our indebtedness and lease obligations, and our liquidity, may be negatively impacted by the COVID-19 pandemic, measures implemented to curtail its spread, and changes in the economy, discretionary spending and consumer confidence.

Our casino operations are a primary source of income and operating cash flows which we rely upon to remain in compliance with covenants contained in the agreements governing our outstanding indebtedness and lease obligations. In an effort to mitigate the impacts of COVID-19 on our business and provide sufficient liquidity and capital resources during the period that our casinos are closed and thereafter, on March 16, 2020 we borrowed $465 million under our revolving credit facility, constituting substantially all of our remaining borrowing capacity under our revolving credit facility. As a result, as of March 31, 2020, we had an aggregate of $953.8 million of borrowings outstanding under our credit facility and $1,850.0 million in outstanding principal amount of senior notes. While we were in compliance with the covenants under our lease obligations and the agreements governing our outstanding indebtedness as of March 31, 2020, our ability to remain in compliance with the quarterly maintenance covenants contained in such agreements would be negatively impacted by a prolonged period of closure of our properties or if the COVID-19 pandemic, measures implemented to curtail its spread or changes in the economy, discretionary spending and consumer confidence have a protracted negative effect on our business. Failure to satisfy such quarterly maintenance covenants would require us to seek waivers or amendments of such covenants. If we are unable to obtain such waivers or amendments, our creditors and the lessor under certain of our lease obligations would be entitled to exercise remedies under the documents governing such obligations, including acceleration of the outstanding principal amount of such indebtedness or termination of our lease arrangements. In addition, while we believe that our cash on hand will be sufficient to provide liquidity to meet our obligations during the period that our properties remain closed, a protracted period of closure of our casinos could impact our ability to make required payments under our outstanding indebtedness, lease obligations or other obligations. Our ability to raise additional financing may be restricted by the covenants and restrictions contained in the agreements governing our indebtedness and could be adversely affected by disruptions in the financing markets and changes to the economy caused by the COVID-19 pandemic.

Delay in consummating the Merger has resulted in an increase in consideration for the Merger. The disruption caused by the COVID-19 pandemic may cause further delay that increases costs associated with the Merger.

Pursuant to the terms of the Merger Agreement, the amount of cash payable by the Company as part of the Aggregate Consideration per share of Caesars Common Stock began to increase by $0.003333 daily beginning on March 25, 2020 and will continue to increase by such amount each day until the closing date of the Merger. As a result, any delay in consummating the Merger, including a delay in receipt of regulatory approvals resulting from disruption caused by the COVID-19 pandemic, will increase the cash portion of the Aggregate Consideration. In addition, such delay may increase the costs of the transaction. In particular, the Company has incurred and will continue to incur significant costs relating to the Merger, such as debt commitment, legal, accounting and financial advisor fees and, to the extent that the debt financing relating to the Merger is incurred prior to consummation of the Merger, interest expense, in each case, that may increase in the event that the consummation of the Merger is delayed and will be payable by the Company even if the Merger is never consummated.

The COVID-19 pandemic may exacerbate the risks associated with the Merger.

As a result of the COVID-19 pandemic, all of ERI’s and CEC’s properties were temporarily closed, and some remain closed as of the date hereof, and a significant majority of ERI’s and CEC’s employees were furloughed. The COVID-19 pandemic has had an adverse impact on ERI’s and CEC’s business and results of operations. ERI cannot predict the scope, duration and impact of the COVID-19 pandemic on CEC’s business or on the ability of ERI to recognize the benefits of the Merger but ERI expects that the COVID-19 pandemic may have the effect of exacerbating many of the risks related to the Merger described in its Annual Report on Form 10-K for the year ended December 31, 2019. The integration of two independent businesses is a complex, costly and time-consuming process and ERI expects that the impact of the COVID-19 pandemic will make such integration more challenging. Further, the Company and its subsidiaries will have a significant amount of additional indebtedness outstanding following the consummation of the Merger and will have significant obligations to pay rent and make capital expenditures under its leases with GLPI and VICI. The Company and its subsidiaries expect to satisfy such obligations with cash flows from operations, which may be adversely impacted by the COVID-19 pandemic, cash on hand, borrowings under committed credit facilities, additional financing and proceeds from asset sales.

We may fail to consummate the Merger or may not consummate it on the terms described herein.

This offering is expected to be consummated prior to the closing of the Merger. We expect to consummate the Merger in mid-2020. The consummation of the Merger, however, is subject to the receipt of certain regulatory approvals and other closing conditions, which make the completion and timing of the Merger uncertain, and, accordingly, there can be no assurance that such conditions will be satisfied on the anticipated schedule or at all.

This offering is not conditioned on the completion of the Merger and by purchasing our common stock in this offering you are investing in us on a stand-alone basis and recognize that we may not consummate the Merger or realize the expected benefits therefrom if we do. In the event that we fail to consummate the Merger, we will have issued a significant number of additional shares of common stock and we will not have acquired the revenue generating assets that will be required to produce the earnings and cash flow we anticipated. As a result, failure to consummate the Merger would adversely affect our earnings per share and our ability to make distributions to stockholders. See “—Risk Factors Relating to this Offering and our Shares—This offering of our common stock is not conditioned on the consummation of the Merger.”

If the Merger is not consummated, we could be subject to a number of risks that may adversely affect our business and the market price of our common stock, including:

•	we will be required to pay costs relating to the Merger, such as legal, accounting, financial advisory and printing fees, whether or not the Merger is consummated;

•

if the Merger Agreement is terminated in certain circumstances, we will be obligated to pay a termination fee to CEC and if the Master Transaction Agreement is terminated because the Merger Agreement is terminated, we are required to pay VICI a fee pursuant to the terms of the Master Transaction Agreement in certain circumstances;

•	time and resources committed by our management to matters relating to the Merger could otherwise have been devoted to pursuing other beneficial opportunities;

•	the market price of our common stock could decline to the extent that the current market price reflects a market assumption that the Merger will be consummated; and

•	we would not realize the benefits we expect to realize from consummating the Merger.

We cannot provide any assurance that the Merger will be consummated or that there will not be a delay in the consummation of the Merger. Any increased costs associated with the delay or abandonment of the Merger, in addition to the impact of the COVID-19 pandemic, may adversely impact our ability to remain in compliance with our covenants contained in the agreements governing our indebtedness and lease obligations, and our liquidity. See “—The COVID-19 pandemic may exacerbate the risks associated with the Merger.” Furthermore, our ability to raise the amount of capital necessary to fund the Merger is subject to market and economic conditions. If the Merger is not consummated, our reputation in our industry and in the investment community could be damaged, and the market price of our common stock could decline.

The Merger is subject to the receipt of governmental approvals that may impose conditions that could have an adverse effect on ERI or CEC or, if not obtained, could prevent consummation of the Merger.

Consummation of the Merger is conditioned upon the receipt of certain governmental approvals, including, without limitation, antitrust and gaming regulatory approvals. Although each party has agreed to use their respective reasonable best efforts to obtain the requisite governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to consummating the Merger will be satisfied. In addition, the governmental authorities from which the regulatory approvals are required may impose conditions on the consummation of the Merger or require changes to the terms of the Merger Agreement or other agreements to be entered into in connection with the Merger Agreement. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying or impeding consummation of the Merger or of imposing additional costs or limitations on the combined company following consummation of the Merger, any of which might have an adverse effect on the combined company, as applicable, business, financial condition and results of operations. This offering of our common stock is not conditioned on the consummation of the Merger and, as a result, it is possible that this offering occurs and the Merger does not occur and vice versa. See “—This offering of our common stock is not conditioned on the consummation of the Merger.”

Moreover, this offering may take place before all governmental approvals have been obtained and, in cases where such approvals have not been obtained, before the terms of any conditions to obtain such approvals that may be imposed are known. As a result, ERI and CEC may make decisions after the completion of this offering to waive a condition or approve certain actions required to obtain necessary approvals without seeking further noteholder approval. Such actions could have an adverse effect on the combined company’s business, financial condition and results of operations following the consummation of the Merger.

Governmental gaming regulatory requirements may delay the timing of the approvals for or completion of the Merger.

The gaming and racing industries are highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. We are subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdictions where our facilities are located or docked. These laws, rules and regulations generally concern the responsibility, financial stability and characters of the owners, managers, and persons with financial interests in the gaming operations. Some jurisdictions require applications for findings of suitability, licensing or other approvals for owners of our stock exceeding certain thresholds. If, as a result of this offering, a person purchases stock in us in an amount that results in such person attaining or exceeding thresholds of ownership requiring regulatory approvals from one or more gaming jurisdictions, the regulators could take the position that such person must make the requisite filings or obtain the requisite approvals from the regulator prior to receiving regulatory approval for or completing the Merger. If such a position were taken, this could result in a delay in the timing of the approvals for or the consummation of the Merger. We cannot predict whether a gaming regulator may take such a position.

Antitrust approvals that are required to consummate the Merger may not be received, may take longer than expected or may impose conditions, including the requirement to divest assets, that could have an adverse effect on the combined company following the Merger.

Under the provisions of the HSR Act, the Merger may not be consummated until filings are made with the Antitrust Division of the DOJ and the FTC and the expiration of a 30-calendar day waiting period, or the early termination of that waiting period, following the parties’ filings. On September 18, 2019, each of ERI and CEC received a Request for Additional Information and Documentary Material (a “Second Request”) from the FTC in connection with the FTC’s review of the Merger, which extends the waiting period until 30 days after both parties have substantially complied with the Second Request, unless the FTC early terminates the additional waiting period or the parties otherwise agree not to consummate the Merger for a period of time after substantial compliance. On June 2, 2020, ERI signed an Agreement Containing Consent Order (“Consent Order”) proposed by the staff of the FTC. The agreement includes a draft Decision and Order, which remains subject to acceptance and final approval of the FTC Commissioners, that would permit ERI to consummate the Merger subject to an obligation to complete the divestiture of Eldorado Resort Casino Shreveport, MontBleu Resort Casino & Spa and the Isle of Capri Casino, Kansas City, to Twin River Worldwide Holdings, Inc. within a specified period following the closing of the Merger. Upon the Commissioners’ acceptance of the Consent Order, ERI and CEC will have satisfied all required antitrust clearances for the Merger. The consummation of the Merger remains subject to the satisfaction of customary closing conditions, including receipt of all consents and approvals from the remaining entities required to approve the transaction including the Nevada Gaming Control Board, the Nevada Gaming Commission, the New Jersey Casino Control Commission, the Indiana Gaming Commission and the Indiana Horse Racing Commission.

Under the Merger Agreement, ERI and CEC have agreed to use their reasonable best efforts to obtain all regulatory clearances necessary to consummate the Merger at the earliest practicable date, but there can be no assurance that these approval and consents will be obtained, or that the divestitures will be completed in the required timeframe.

In addition, in order to consummate the Merger, ERI and CEC may be required to comply with divestitures, including selling certain properties, conditions, terms, obligations or restrictions imposed by antitrust, gaming and other regulatory entities, and such conditions, terms, obligations or restrictions may have the effect of delaying consummation of the Merger, imposing additional material costs on or materially limiting the revenue of the combined company after the consummation of the Merger, or otherwise reducing the anticipated benefits to ERI and CEC of the Merger. Such conditions, terms, obligations or restrictions may result in the delay or abandonment of the Merger. ERI and CEC may be required to comply with divestitures, including selling certain properties, conditions, terms, obligations or restrictions imposed by antitrust, gaming and other regulatory entities, and such conditions, terms, obligations or restrictions may have the effect of delaying the consummation of the Merger, imposing additional material costs on or materially limiting the revenue of the combined company after the consummation of the Merger, or otherwise reducing the anticipated benefits to ERI and CEC of the Merger. Such conditions, terms, obligations or restrictions may result in the delay or abandonment of the Merger. ERI and CEC cannot assure that they will be able to sell these required properties in order to be in compliance with such antitrust, gaming and other regulatory entities, within the time frame required. In addition, to the extent ERI and/or CEC are able to sell any such properties, they cannot assure that they will be able to sell such properties at a fair market price or upon terms and conditions that are beneficial or considered reasonably satisfactory by ERI and CEC, as applicable. As a result, ERI and CEC may not be able to realize any expected benefits from such asset dispositions, and may not receive adequate consideration in connection therewith. As a result, ERI and/or CEC’s failure to consummate these divestitures would adversely affect our cash flow and our asset values.

We will have broad discretion to use the net proceeds from this offering.

We will have significant discretion to allocate the net proceeds from this offering to other uses. We can make no assurances that we will have opportunities to allocate the net proceeds from this offering for productive uses or that other uses of the net proceeds from this offering will result in a favorable return to investors.

Risk Factors Relating to this Offering and our Shares

Our share price has fluctuated significantly, and if our share price fluctuates after this offering, you could lose your entire or a significant part of your investment.

Our share price has fluctuated significantly, and may fluctuate significantly in the future. Consequently, you may not be able to sell our shares at prices equal to or greater than the price paid by you in this offering. In addition to the risks described above, the market price of our shares may be influenced by many factors, some of which are beyond our control, including:

•

the ongoing implications of the COVID-19 pandemic on our business and operations, which include, among other things, the length of time our gaming facilities will be required to remain closed, the demand for gaming once the facilities reopen, our ability to implement growth plans, adverse effects on the health of our workforce, our financial results and liquidity, and may also include our ability to comply with covenants under our debt agreements;

•	general market and economic conditions, including market conditions in the hotel and casino industries;

•	changes in laws or regulations (or interpretations thereof) relating to our services or assets;

•	actual or anticipated variations in our operating results;

•	announcements by us or our competitors of significant agreements or acquisitions;

•	the overall performance of equity markets;

•	additions or changes to our board of directors, management or key personnel;

•	the commencement or outcome of litigation;

•	actions taken by gaming regulators against us or our key employees;

•	changes in market valuation or earnings of our competitors;

•	announcements of new offerings or significant price reductions by us or our competitors;

•	actions by competitors;

•	the trading volume of our shares;

•	changes in preferences of our guests;

•	adverse publicity about us, our investments, the industries we participate in or individual scandals;

•	changes in financial estimates by securities analysts;

•	negative earnings or other announcements by us or other gaming companies;

•	downgrades in our credit ratings or the credit ratings of our competitors;

•	global economic, legal and regulatory factors unrelated to our performance;

•	other economic, legal and regulatory factors;

•	incurrence of indebtedness or issuances of capital stock;

•	accounting charges, including charges relating to the impairment of goodwill;

•	changes in the estimate of the future size and growth of our markets;

•	changes in reserves for professional liability claims;

•	future sales of our shares; and

•	investor perceptions of us and our prospects, and the industries in which we operate.

In addition, the stock market in general has experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a particular company. These broad market and industry factors may materially harm the market price of our shares, regardless of our operating performance. In the past, following periods of volatility in the market price of certain companies’ securities, securities class-action litigation has been instituted against these companies. Such litigation, if instituted against us, could adversely affect our financial condition or results of operations.

The future issuance or sales of our shares, or the perception that these sales may occur, could cause the market price of our shares to decline.

Sales of substantial amounts of our shares in the public market, or the perception that these sales may occur, as well as the issuance, or the conversion of all or a portion, of shares, convertible preferred stock or convertible or exchangeable debt securities, could cause the market price of our shares to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. We are authorized under our Articles of Incorporation (as amended, the “Articles”) to issue 200,000,000 shares, of which we estimate 95,860,975 shares will be outstanding following this offering, assuming no exercise of the underwriters’ option to purchase additional shares. In addition, as of June 10, 2020, 120,656 shares were issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $10.72 per share, 1,372,630 shares were issuable upon the vesting of restricted stock, performance shares and other outstanding equity-awards (other than options); and 3,776,293 shares were reserved for future issuance under our Amended and Restated 2015 Equity Incentive Plan. The market price of our shares could decline as a result of future sales of shares, convertible preferred shares or convertible or exchangeable notes by us or sales by directors, executive officers or shareholders after this offering. We cannot predict the size of future issuances of our shares, convertible preferred shares or convertible notes or the effect, if any, that future sales and issuances of shares would have on the market price of our shares.

Subject to certain exceptions described under the caption “Underwriting (Conflicts of Interest),” we, our directors and certain executive officers have agreed not to offer to sell, sell or agree to sell, directly or indirectly, any shares without the permission of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, for a period of 60 days from the date of this prospectus supplement. When the lock-up period expires, we, our directors and certain executive officers will be able to sell shares or any securities convertible or exercisable or exchangeable for shares in the public market. In addition, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC may release all or some portion of the shares subject to lock-up agreements prior to expiration of the lock-up period. Sales of a substantial number of such shares upon expiration, or early release of, or pursuant to an exception under, the lock-up period, or the perception that such sales may occur, could cause our share price to decline or make it more difficult for holders of our shares to sell such shares at a time and price they deem appropriate.

You may experience future dilution as a result of future equity issuances.

In the future, we may sell additional shares to raise capital or acquire interests in other companies by using shares or a combination of cash and shares. These events may dilute your ownership interest and have an adverse impact on the price of the shares. In addition, substantial numbers of shares are reserved for issuance upon the exercise of outstanding equity awards. Furthermore, sales of a substantial amount of shares or any securities convertible into or exercisable or exchangeable for shares in the public market or the perception that these sales or conversions may occur, could reduce the market price of the shares. This could also impair our ability to raise additional capital through the sale of our securities. No prediction can be made as to the effect, if any, that future sales or issuance of shares or other equity or equity-linked securities will have on the trading price of shares.

We do not expect to pay any cash dividends or other distributions on our shares for the foreseeable future and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

We have historically not paid, and we do not anticipate that we will pay for the foreseeable future, any cash dividends or other cash distributions on our shares. Any determination to pay dividends or other distributions in the future will be largely at the discretion of our Board of Directors and will depend upon results of operations, financial performance, contractual restrictions, restrictions imposed by applicable law, and other factors our Board of Directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our shares, which may never occur.

This offering of our common stock is not conditioned on the consummation of the Merger.

This offering is expected to be consummated prior to the closing of the Merger. We expect to consummate the Merger in mid-2020. The consummation of the Merger, however, is subject to the receipt of certain regulatory approvals and other closing conditions, which make the completion and timing of the Merger uncertain, and, accordingly, there can be no assurance that such conditions will be satisfied on the anticipated schedule or at all. See “Prospectus Summary—The Proposed Transactions—Merger.”

The consummation of the Merger is not contingent upon the consummation of this offering, and the consummation of this offering is not contingent on the consummation of the Merger, and, as a result, it is possible that this offering occurs and the Merger does not occur and vice versa.

ERI cannot assure you that the Merger will be completed on the terms described herein or within the anticipated time frame contemplated herein, or at all. Accordingly, if you decide to purchase the common stock in this offering, you should be willing to do so whether or not we consummate the Merger. As a result, by purchasing our common stock in this offering you are investing in us on a stand-alone basis and recognize that we may not consummate the Merger or realize the expected benefits therefrom if we do. In the event that we fail to consummate the Merger, we will have issued a significant number of additional shares of common stock and we will not have acquired the revenue generating assets that will be required to produce the earnings and cash flow we anticipated. As a result, failure to consummate the Merger would adversely affect our earnings per share and our ability to make distributions to stockholders.

Non-U.S. holders may be subject to U.S. federal income tax if we are considered a United States real property holding corporation.

A Non-U.S. holder (as defined below under the heading “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock”) of our common stock may be subject to U.S. federal income and/or withholding tax in the event that we are considered a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes. In that event, Non-U.S. holders of our common stock could be subject to U.S. federal income and/or withholding tax in respect of certain distributions on, and payments in connection with a sale, or other taxable disposition of, our common stock. Certain Non-U.S. holders may be eligible for an exemption if they do not exceed certain ownership levels. Non-U.S. holders should consult their tax advisors with respect to the U.S. federal income tax consequences of acquiring, owning and disposing of our common stock. See the discussion under the heading “Material U.S. Federal Income Tax Considerations for Non-U.S. Holders of Common Stock.”

USE OF PROCEEDS

We estimate that the proceeds from this offering will be approximately $672,165,000 million (or $772,989,750 million if the underwriters exercise their option to purchase additional shares in full), after deducting fees and estimated expenses.

We intend to use the net proceeds from this offering of our common stock (including any net proceeds resulting from the underwriters exercise of their option as referenced above) for general corporate purposes.

Certain of the underwriters and/or certain affiliates of the underwriters act as lenders, arrangers and/or agents under the instruments governing our outstanding indebtedness, including the Existing ERI Credit Agreement and the Existing CEOC Credit Agreement, and may be holders of the Existing ERI Notes, the Existing CRC Notes and the CEC Convertible Notes, and, as a result, in the event that we use the net proceeds from this offering of our common stock to repay any such outstanding indebtedness, certain of the underwriters and/or their affiliates may receive a portion of the proceeds from this offering of the common stock.

In particular, affiliates of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, the representatives of this offering, and BofA Securities, Inc., Citizens Capital Markets, Inc., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., Macquarie Capital (USA) Inc., and SunTrust Robinson Humphrey, Inc., among others, each underwriters of this offering are revolving lenders under ERI’s existing revolving credit facility under the Existing ERI Credit Agreement and/or the existing revolving credit facility under the Existing CEOC Credit Agreement, and, as such, if any of the net proceeds from this offering of the common stock are used to repay the outstanding borrowings under such revolving credit facilities, such affiliates will receive a portion of the net proceeds from this offering. As a result of the foregoing, such affiliates of the underwriters may receive in excess of 5% of the net proceeds from this offering. The receipt of at least 5% of the net proceeds of this offering by an underwriter (or an affiliate) would be considered a “conflict of interest” under Financial Industry Regulatory Authority (“FINRA”) Rule 5121. As such, this offering is being conducted in compliance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(B), the appointment of a qualified independent underwriter is not necessary in connection with this offering as a bona fide public market exists in the shares of common stock, as that term is defined in the rule. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

DESCRIPTION OF COMMON STOCK

The summary of the general terms and provisions of the Company’s common stock set forth below does not purport to be complete and is subject to and qualified by reference to the amended and restated certificate of incorporation and our amended and restated bylaws (collectively, the “Charter Documents”), each of which is incorporated by reference as an exhibit to the registration statement of which this prospectus supplement is a part. For additional information, please read the Company’s Charter Documents and the applicable provisions of the Nevada Revised Statutes.

General

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.00001 per share.

Common Stock

Dividend rights

We will be permitted to pay dividends if, as and when declared by our board of directors, subject to compliance with limitations imposed by the Nevada Revised Statutes. The holders of our common stock are entitled to receive and share equally in these dividends as they may be declared by our board of directors out of funds legally available for such purpose. We do not currently expect to pay dividends on our common stock.

Voting rights

Our common stock votes as a single class on all matters on which stockholders are entitled to vote, and each share of our common stock is entitled to cast one vote in person or by proxy on such matters. Holders of our common stock do not have the right to cumulate votes in the election of directors. Directors are elected by a plurality of the shares actually voting on the matter at each annual meeting or special meeting called for the purpose of electing such directors at which a quorum is present.

Liquidation rights

Upon our liquidation, dissolution or winding-up, whether voluntary or involuntary, the holders of our common stock will be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution.

Preemptive rights

Holders of our common stock are not entitled to any preemptive rights to subscribe for additional shares of our common stock, nor are they liable to further capital calls or to assessments by us. Therefore, if we issue additional shares without the opportunity for existing stockholders to purchase more shares, a stockholder’s ownership interest in our Company may be subject to dilution.

Other Rights or Preferences

Our common stock has no sinking fund, redemption provisions, or conversion or exchange rights, other than redemption provisions related to compliance with gaming laws.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Limitation of liability and indemnification matters

We have entered into indemnification agreements with certain of our executive officers and each of our directors pursuant to which we have agreed to indemnify such executive officers and directors against liability incurred by them by reason of their services as an executive officer or director to the fullest extent allowable under applicable law. We also provide liability insurance for each officer and director for certain losses arising from claims or charges made against them while acting in their capacities as our officer or director.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to our executive officers and directors pursuant to the foregoing, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

National market listing

Our common stock is listed on the NASDAQ Stock Market under the symbol “ERI.”

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings for use in the operation of our business, and therefore we do not currently expect to pay any cash dividends on shares. Any future determination to pay dividends to holders of our shares will be at the discretion of our Board of Directors and will depend upon many factors, including our results of operations, financial condition, capital requirements, restrictions in debt agreements and other factors that our Board of Directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization on (i) a historical and consolidated basis, as of March 31, 2020, (ii) an as adjusted basis to give effect to this offering, and (iii) an as further adjusted basis to give effect to (x) this offering and the use of proceeds from this offering as contemplated under “Use of Proceeds”, (y) the Merger and the related transactions contemplated thereunder, and (z) the issuance of the New Debt Financing and the use of proceeds therefrom to finance the Merger and the Existing Debt Payoff, in each case, to be completed substantially concurrently with the consummation of the Merger. The transactions contemplated in subclauses (x), (y) and (z) of clause (iii) in the preceding sentence and the other transactions described above under the heading “The Proposed Transactions” are collectively referred to as the “Transactions.”

The unaudited information set forth below should be read in conjunction with “Summary—Transactions,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and the condensed consolidated financial statements and related notes thereto included in each of their Annual Report on Form 10-K for the fiscal year ended December 31, 2019, Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020 and Quarterly Reports on Form 10 Q for the fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019. Such annual and quarterly reports for ERI are incorporated by reference in this prospectus supplement, and with the “Selected Historical Financial And Pro Formas” included elsewhere in this prospectus supplement. The following table does not give effect to the capitalization or extinguishment of debt issuance costs.

	March 31, 2020
	Actual	As adjusted for this offering(1)		As further adjusted for the Transactions
	(unaudited, dollars in millions)
Cash and cash equivalents(2)	$680	$1,314	(3)	$1,950	(4)

Debt:
ERI:
Existing Credit Facility(5):
Existing ERI Term Loan	$489	$489		$—
Existing ERI Revolving Credit Facility	465	465		—
ERI Credit Facilities:
ERI Revolving Credit Facility(5)	—	—		—
Senior Notes(6):
7% Senior Notes due 2023	375	375		—
6% Senior Notes due 2025	875	875		—
6% Senior Notes due 2026	600	600		—
Lumière Loan(5)	246	246		246
ERI Senior Secured Notes	—	—		3,080
ERI Senior Notes	—	—		1,875
Other long-term debt	2	2		2
CEC:
Existing CRC Credit Agreement(7):
CRC Revolving Credit Facility	—	—		154
CRC Term Loan Facility	—	—		4,594
CRC Incremental Term Loan	—	—		1,470
Existing CRC Notes	—	—		1,700
CRC Secured Notes	—	—		1,050
Special Improvement District Bonds	—	—		53
Total debt	3,052	3,052		14,224

	March 31, 2020
	Actual	As adjusted for this offering(1)	As further adjusted for the Transactions
	(unaudited, dollars in millions)
ERI Stockholder’s equity:
Common stock, 200,000,000 shares authorized, 77,802,894, 95,802,894 and 172,882,054 issued and outstanding, par value $0.00001, actual, as adjusted and as further adjusted for the Merger	—	—	—
Paid-in capital	758	1,392	3,936
Retained earnings	191	191	(115)
Treasury stock at cost, 223,823 shares held at March 31, 2020	(9)	(9)	(9)
Accumulated other comprehensive income	—	—	—

Total ERI stockholders’ equity	940	1,574	3,812

Total capitalization	$3,992	$4,626	$18,036

(1)

Each $1.00 increase (decrease) in the assumed public offering price of $36.78 per share, would increase (decrease) each of our as adjusted cash and cash equivalents, total ERI stockholders’ equity and total capitalization by approximately $18.0 million, assuming that the number of shares offered by us, as set forth on the cover of this prospectus, remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million in the number of shares offered by us in this offering would increase (decrease) each of our as adjusted cash and cash equivalents, total ERI stockholders’ equity and total capitalization by approximately $36.8 million, assuming the public offering price remains the same and before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)

As of March 31, 2020, ERI had consolidated cash and cash equivalents of $671.7 million, excluding restricted cash, and CEC had cash and cash equivalents of $2.68 billion. On an as further adjusted basis for the Transactions, cash and cash equivalents also includes approximately $400.0 million of restricted cash that ERI has committed for capital expenditures.

(3)

If the Merger Agreement is terminated in certain circumstances, we will be obligated to pay a termination fee to CEC of approximately $836.8 million. Further, in the event the Master Transaction Agreement is terminated because the Merger Agreement is terminated, we are required to pay VICI a fee of $75.0 million pursuant to the terms of the Master Transaction Agreement in certain circumstances.

(4)

Represents cash on hand after paying a portion of the Aggregate Cash Consideration, including cash on hand from certain real estate transactions, to fund the New Debt Financing and related transactions in connection with the Merger. To the extent that we are able to consummate contemplated asset sales or divestitures, then the proceeds of such dispositions may increase the amount of our cash and cash equivalents.

During the months of April and May and a portion of June 2020, due to properties remaining closed in response to the COVID-19 pandemic, and after considering the measures taken in order to maintain basic operations, ERI estimates it incurred approximately $1.7 million and CEC estimates it incurred approximately $9.0 to $9.5 million per day of cash outflows, which included operating expenses, rent, interest, debt service, and capital expenditures. We estimate cash and cash equivalents if the Merger were to close on July 1, 2020, would have been $850 million, net of $1,100 million of total cash outflows due to the closures of properties across the combined company.

(5)

ERI is party to the Existing ERI Credit Agreement, consisting of an initially $1.45 billion term loan (the “Existing ERI Term Loan”) and a $500.0 million revolving credit facility (the “Existing ERI Revolving Credit Facility”). Substantially concurrent with the closing date of the Merger ERI is expected to repay and terminate the Existing ERI Credit Agreement and enter into the ERI Credit Agreement, which will provide for the $1,000.0 million ERI Revolving Credit Facility, subject to increase as described elsewhere in this prospectus supplement under “Summary—Recent Developments.” While we expect to draw $0 million under the new ERI Revolving Credit Facility on the closing date of the Merger in connection with consummation of the New Debt Financing, the Existing Debt Payoff and related transactions in connection with the Merger, we may fund additional amounts required to be paid in connection with the Transactions under this ERI Revolving Credit Facility.

On July 10, 2019, ERI entered into a definitive agreement to sell the equity interests of Rainbow Casino Vicksburg Partnership, L.P. and IOC-Kansas City, L.L.C., the entities that hold Lady Luck Casino Vicksburg and Isle of Capri Casino Kansas City, to Twin River Management Group, Inc. (the “Twin River Sale”) for cash consideration of approximately $230 million, subject to a working capital adjustment. The definitive agreement provides that the consummation of the sale is subject to satisfaction of customary conditions, including receipt of required regulatory approvals. The Twin River Sale is expected to close in the second or third quarter of 2020. If the Twin River Sale does not close prior to the Issue Date, ERI expects to draw approximately $225.8 million under the ERI Revolving Credit Facility and, upon closing the Twin River Sale, will repay the ERI Revolving Credit Facility with the proceeds of such sale.

(6)

As of March 31, 2020, ERI had outstanding $600.0 million in aggregate principal amount of outstanding 6.0% senior notes due 2026 (the “6% Senior Notes due 2026”), $875.0 million in aggregate principal amount of outstanding 6.0% senior notes due 2025 (the “6% Senior Notes due 2025”), $375.0 million in aggregate principal amount of outstanding 7.0% senior notes due 2023 (the “7% Senior Notes due 2023”) and $246.0 million of principal outstanding under our loan to fund the purchase of Elgin (the “Lumière Loan”). As part of the Transactions, the 6% Senior Notes due 2026, the 6% Senior Notes due 2025 and the 7.0% Senior Notes due 2023 will be redeemed and their respective indentures satisfied and discharged.

(7)

Substantially concurrent with the consummation of the Merger, CRC will incur the CRC Incremental Term Loan in an aggregate principal amount of $1,470.0 million. We expect to fund $1,470.0 million under the CRC Incremental Term Loan on the closing date of the Merger and to have $846.0 million capacity under a senior secured revolving credit facility, excluding letters of credit, of which CRC currently expects to draw $154 million on the closing date of the Merger, which will mature in 2022 and includes a letter of credit sub-facility (the “Existing CRC Revolving Credit Facility”), and $4,594 million outstanding under the senior secured term loans, which will mature in 2024 (the “Existing CRC Term Loan Facility”), upon consummation of the New Debt Financing and related transactions in connection with the Merger. CRC may be required to fund additional amounts under the Existing CRC Revolving Credit Facility in connection with financing the Transactions and operations.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ERI

The following tables present a summary of historical consolidated financial data of ERI and its subsidiaries’ as of and for the fiscal years ended December 31, 2019, 2018 and 2017 and for the three months ended March 31, 2020 and 2019. The statement of operations data for each of the three fiscal years ended December 31, 2019, 2018 and 2017, and balance sheet data as of December 31, 2019, 2018 and 2017 have been obtained from ERI’s audited consolidated financial statements contained in its Annual Report on Form 10-Ks for the fiscal years ended December 31, 2019 and 2018, which are incorporated by reference into this prospectus supplement. The statement of operations data for the three months ended March 31, 2020 and 2019 and the balance sheet data as of March 31, 2020 have been obtained from ERI’s unaudited consolidated financial statements included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which is incorporated by reference into this prospectus supplement. In the opinion of ERI’s management, the audited consolidated financial data include all adjustments, consisting of only normal recurring adjustments, considered necessary for a fair statement of the financial positions and the results of operations for these periods. However, the audited consolidated financial data of ERI and its subsidiaries does not give effect to the ERI Asset Sales or other contemplated asset sales. See “Offering Summary—Recent Development Future Asset Sales.”

The information set forth below should be read together with ERI’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in ERI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and included in ERI’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which are both incorporated by reference into this prospectus supplement. For additional information on documents incorporated by reference into this prospectus supplement, see “Where You Can Find More Information.”

	Three months ended March 31,		Year ended December 31,
(dollars in thousands)	2020	2019	2019	2018(4)	2017(5)
Consolidated Statement of Income Data:	(unaudited)		(audited)
Revenues:
Casino and pari-mutuel commissions	$339,749	$470,686	$1,808,186	$1,553,378	$1,099,027
Food and beverage	56,246	75,281	301,417	247,339	198,246
Hotel	48,376	64,784	299,908	183,804	133,338
Other	28,698	25,072	118,738	71,486	50,187

Net revenues	473,069	635,823	2,528,249	2,056,007	1,480,798

Expenses:
Casino and pari-mutuel commissions	159,156	210,306	802,327	749,289	561,089
Food and beverage	53,255	60,385	238,661	202,618	169,848
Hotel	22,268	23,650	99,223	65,009	50,575
Other	9,181	11,249	45,938	38,676	32,156
Marketing and promotions	24,953	32,301	129,373	106,161	83,174
General and administrative	91,675	119,888	476,751	349,598	241,037
Corporate	16,482	16,754	65,996	46,632	30,739
Impairment charges	160,758	958	958	13,602	38,016
Depreciation and amortization	50,433	57,757	221,525	157,429	105,891

Total operating expenses	588,161	533,248	2,080,752	1,729,014	1,312,525

Gain (loss) on sale of businesses and disposal of property and equipment of property	1,458	22,318	49,575	(835)	(319)
Proceeds from terminated sale	—	—	—	5,000	20,000
Transaction expenses	(9,294)	(1,894)	(84,658)	(20,842)	(92,777)

	Three months ended March 31,		Year ended December 31,
(dollars in thousands)	2020	2019	2019	2018(4)	2017(5)
Consolidated Statement of Income Data:	(unaudited)		(audited)
(Loss) gain from unconsolidated affiliates(6)	(252)	605	(2,441)	(213)	(367)

Operating (loss) income	(123,180)	123,604	409,973	310,103	94,810

Other income (expense):
Interest expense, net(7)	(66,464)	(73,510)	(286,248)	(171,732)	(99,769)
Loss on extinguishment of debt	(158)	—	(7,512)	(162)	(38,430)
Unrealized (loss) gain on investments and marketable securities	(23,008)	(1,460)	8,765	(2,587)	—
Total other expense	(89,630)	(74,970)	(284,995)	(174,481)	(138,199)

(Loss) income before income taxes	(212,810)	48,634	124,978	135,622	(43,389)

Benefit (provision) for income taxes	37,172	(10,405)	(43,977)	(40,387)	116,769

Net (loss) income	$(175,638)	$38,229	$81,001	$95,235	$73,380

	Three months ended March 31		Year ended December 31,
	2020	2019	2019	2018(4)	2017(5)
Operating Data(8):
Number of hotel rooms	11,335	12,594	11,335	12,594	7,170
Number of slot machines(9)	23,873	27,616	23,937	29,813	21,129
Number of table games(9)	545	625	541	705	484

	As of March 31,	As of December 31,
	2020	2019(3)	2018(3)(4)	2017(3)(5)
(dollars in thousands, except operating data) Consolidated Balance Sheet Data:	(unaudited)	(audited)
Cash and cash equivalents	$671,747	$206,317	$230,752	$134,596
Total assets	5,891,172	5,640,553	5,911,462	3,546,472
Total debt(1)	3,026,800	2,570,716	3,261,735	2,190,193
Financing obligations(2)	973,122	970,519	959,835	—
Stockholders’ equity	940,209	1,117,257	1,029,153	941,597

(1)

Total debt, including the current portion, is reported net of unamortized discounts and premiums. See Note 12 to ERI’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus supplement, related to financing obligations and related interest expense.

(2)

Financing obligation relates to the GLPI Master Lease. See Note 11 to ERI’s audited consolidated financial statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this prospectus supplement.

(3)

Amounts reflect the adoption of ASC 606. ERI adopted this standard effective January 1, 2018, and elected to apply the full retrospective adoption method. See ERI’s Current Report on Form 8-K filed with the SEC on September 5, 2018, which recast certain financial information contained in ERI’s Annual Report on Form 10-K for the year ended December 31, 2017. ERI adopted ASC 842 on January 1, 2019 using the prospective approach, and therefore, comparative periods will continue to be reported under prior lease accounting guidance consistent with previously issued financial statements.

(4)

On August 7, 2018, ERI completed the GV Acquisition for total purchase consideration of $328.8 million. On October 1, 2018, ERI completed the TEI Acquisition for total purchase consideration of $927.3 million.

(5)

On May 1, 2017, ERI completed the Isle Acquisition. As a result of the Isle Acquisition, Isle became a wholly-owned subsidiary of ERI and, at the effective time of the Isle Acquisition, each outstanding share of Isle common stock converted into the right to receive $23.00 in cash or 1.638 shares of ERI Common Stock, at the election of the applicable Isle shareholder and subject to proration such that the outstanding shares of Isle common stock were exchanged for aggregate consideration comprised of 58% cash, or $552.1 million, and 42% ERI Common Stock, or 28.5 million newly issued shares of ERI Common Stock. The total purchase consideration was $1.93 billion.
(6)

In September 2018, ERI entered into a 25-year agreement, which became effective in January 2019, with William Hill, pursuant to which ERI received a 20% ownership interest in William Hill US. Additionally, ERI receives a profit share from the operations of betting and other gaming activities associated with ERI’s properties. In April 2018, ERI entered into a joint venture with Cordish to master plan and develop a mixed-use entertainment and hospitality destination expected to be located on unused land adjacent to the casino and racetrack at our Pompano property. Based on ERI’s 50% variable interest in the joint venture, ERI participates evenly with Cordish in the profits and losses of the joint venture. ERI holds a 42.1% variable interest in the Hampton Partnership with other investors that developed a new 118-room Hampton Inn & Suites hotel at Scioto Downs that opened in March 2017.

(7)

Interest expense includes rent expenses under the GLPI Master Lease. For the years ended December 31, 2019, 2018 and 2017, rent expenses were $98.6 million, $24.4 million and $0, respectively. For the three months ended March 31, 2020, rent expenses were $24.8 million. For the last twelve months ended March 31, 2020, rent expenses were $98.9 million.

(8)

Excludes the operating data of (a) the properties owned by TEI prior to October 1, 2018, (b) GV prior to August 7, 2018 and (c) the properties owned by Isle prior to May 1, 2017, for each period presented.

(9)	As of the end of each period presented. Total table games does not include poker games, and total slot machines includes video lottery terminals and e-tables.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF CEC

The following tables present a summary of historical consolidated financial data for CEC and CEC’s subsidiaries as of and for the fiscal years ended December 31, 2019, 2018 and 2017 and for the three months ended March 31, 2020 and 2019. The statement of operations data for each of the three fiscal years ended December 31, 2019, 2018 and 2017, and balance sheet data as of December 31, 2019, 2018 and 2017 have been obtained from CEC’s audited consolidated financial statements contained in Exhibit 99.1 of our Current Report on Form 8-K filed on June 15, 2020, which is incorporated by reference into this prospectus supplement. The statement of operations data for the three months ended March 31, 2020 and 2019 and the balance sheet data as of March 31, 2020 and 2019 have been obtained from CEC’s unaudited consolidated financial statements contained in Exhibit 99.2 of our Current Report on Form 8-K filed on June 15, 2020, which is incorporated by reference into this prospectus supplement.

	Three months ended March 31,		Year ended December 31,
	2020	2019	2019	2018	2017(1)
(dollars in millions)	(unaudited)		(audited)
Operating Data:
Net revenues	$1,828	$2,115	$8,742	$8,391	$4,868
Impairment of goodwill	—	—	27	43	—
Impairment of tangible and other intangible assets	65	—	441	35	—
Income/(loss) from operations	(66)	240	618	739	537
Interest expense(2)(3)	(333)	(349)	(1,370)	(1,346)	(773)
Gain on deconsolidation of subsidiaries	—	—	—	—	31
Restructuring and support expenses(4)	—	—	—	—	(2,028)
Loss on extinguishment of debt	—	—	—	(1)	(232)
Other income/(loss)	641	(138)	(587)	791	95
Net income/(loss)	188	(218)	(1,198)	304	(375)
Net income/(loss) attributable to CEC	189	(217)	(1,195)	303	(368)

	As of March 31,	As of December 31,
	2020	2019	2018	2017(1)
(dollars in millions)	(unaudited)	(audited)
Financial Position Data:
Total assets	$25,980	$25,345	$25,775	$25,436
Current portion of long-term debt(3)	876	64	164	64
Long-term debt(3)	8,793	8,478	8,801	8,849
Current portion of financing obligations(2)	24	21	20	9
Financing obligations(2)	10,096	10,070	10,057	9,355
Noncontrolling interests	74	80	88	71
Stockholders’ equity	2,331	2,211	3,338	3,297

(1)	2017 reflects the consolidation of CEOC’s successor operating company subsequent to October 6, 2017 upon CEOC’s and the Debtors emergence from bankruptcy.
(2)

Interest expense includes rent payments under the master leases with VICI. For the years ended December 31, 2019, 2018 and 2017, interest expense related to rent payments was $898 million, $878 million and $187 million, respectively. For the three months ended March 31, 2020, interest expense related to rent payments was $226 million. For the last twelve months ended March 31, 2020, interest expense related to rent payments was $900 million.

(3)

See Note 8 to CEC’s unaudited consolidated financial statements contained in our Current Report on Form 8-K filed on June 15, 2020, related to long-term debt and related interest expense. See also Note 12 to CEC’s audited consolidated financial statements contained in our Current Report on Form 8-K filed on June 15, 2020, related to long-term debt and related interest expense.

(4)	Reflects financial support costs for the reorganization of Caesars Entertainment Operating Company, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial information (“Unaudited Pro Forma Financial Statements”) included herein present the unaudited pro forma condensed combined balance sheet (“Unaudited Pro Forma Balance Sheet”) and the unaudited pro forma condensed combined statement of operations (“Unaudited Pro Forma Statement of Operations”) based upon the combined audited and unaudited historical financial statements of ERI and CEC, after giving effect to the Merger (as defined below), the VICI Master Transaction (as defined below), ERI Financing Transactions (as defined below), ERI Dispositions (as defined below), CEC Dispositions (as defined below) (together the “Combined Transactions”), and the adjustments described in the accompanying notes.

Basis for Historical Information

The Unaudited Pro Forma Financial Statements have been prepared by management for illustrative purposes only and do not purport to represent what the results of operations, balance sheet data or other financial information of ERI would have been if the Combined Transactions had occurred as of the dates indicated or what such results will be for any future periods. The pro forma adjustments are based on the preliminary assumptions and information available at the time of the preparation of this report. The historical financial information has been adjusted to give effect to pro forma events that are: (1) directly attributable to the Combined Transactions, (2) factually supportable, and (3) with respect to the Unaudited Pro Forma Statement of Operations, expected to have a continuing impact on the combined results of ERI. As such, the Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2020 and for the year ended December 31, 2019 do not reflect non-recurring charges that will be incurred in connection with the Combined Transactions. The Unaudited Pro Forma Statement of Operations also do not reflect any potential divestitures that may occur prior to, or subsequent to, the consummation of the Merger (other than those expressly described above), cost savings from potential operating efficiencies or associated costs to achieve such savings or synergies that are expected to result from the Combined Transactions, nor does it include any costs associated with restructuring or integration activities resulting from the Combined Transactions, as they are currently not known, and, to the extent they arise, they are expected to be non-recurring and will not have been incurred at the closing date of the Merger of the Combined Transactions. However, such costs could affect the combined company following the Combined Transactions in the period the costs are incurred. Further, the Unaudited Pro Forma Financial Statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Combined Transactions.

The Merger

On June 24, 2019, ERI entered into the Merger Agreement with CEC and Merger Sub, pursuant to which Merger Sub will merge with and into CEC, with CEC continuing as the surviving corporation and a direct wholly owned subsidiary of ERI (the “Merger”). Based on the terms and subject to the conditions set forth in the Merger Agreement, the aggregate consideration payable by ERI in respect of outstanding shares of Caesars Common Stock will be (a) an amount of cash equal to (i) the sum of (A) $8.40 plus (B) if applicable closing conditions set forth in the Merger Agreement are not satisfied by March 25, 2020, an amount equal to $0.003333 for each day from March 25, 2020 until the closing date of the Merger (the “Ticking Fee”), multiplied by (ii) the Aggregate Caesars Share Amount and (b) the Aggregate Stock Consideration. Following the consummation of this offering and the Merger, assuming the Merger closes on July 1, 2020, it is expected that ERI stockholders, on the one hand, and former CEC stockholders and holders of CEC Convertible Notes, on the other hand, will hold approximately 55% and 45%, respectively, of ERI’s outstanding shares of common stock. Based on the terms of the Convertible Notes Indenture (see “Note 2—Calculation of Purchase Consideration” under “Unaudited Pro Forma Condensed Combined Financial Statements”), the mix of cash and ERI Common Stock payable upon conversion of the CEC Convertible Notes will likely differ from the assumed amounts. Based on the terms of the Convertible Notes Indenture (see “Note 2—Calculation of Purchase Consideration” under “Unaudited Pro Forma Condensed Combined Financial Statements”), the mix of cash and ERI Common Stock payable upon conversion of the CEC Convertible Notes will likely differ from the assumed amounts.

Pursuant to the Merger Agreement, the outstanding equity awards of CEC will generally be treated as follows:

Stock options: Each vested CEC stock option that has a per share exercise price less than the Cash Election Consideration will, as of the Effective Time (each as defined in the Merger Agreement), be converted into the right to receive an amount in cash equal to the product of (a) the number of “net shares” of Caesars Common Stock applicable to such vested CEC stock option (after taking into account the exercise price applicable to such option) and (b) the Cash Election Consideration and will be cancelled as of the Effective Time.

Performance-based stock options are expected to be cancelled in connection with the consummation of the Merger.

Each option to acquire Caesars Common Stock that has not been cancelled and is outstanding as of immediately prior to the Effective Time (each, a “Continuing Caesars Stock Option”) will (a) cease to represent an option or right to acquire shares of Caesars Common Stock and (b) be converted into an option or right to purchase shares of ERI Common Stock on the same terms and conditions as were applicable to such option immediately prior to the Effective Time. The number of shares, the exercise price per share of ERI Common Stock, and any other rights of a holder of a converted Continuing Caesars Stock Option will be determined based on a formula set forth in the Merger Agreement intended to preserve the intrinsic value of such Continuing Caesars Stock Option.

Performance Based Units (“PSUs”): Each performance stock unit of CEC that vests based on CEC’s level of EBITDA or adjusted EBITDA, as measured over the applicable performance period that is outstanding as of immediately prior to the Effective Time (each, a “CEC EBITDA PSU”) will, as of the Effective Time, be converted into the right to receive the Cash Election Consideration. The number of CEC EBITDA PSUs will be based on actual performance achieved (measured through the end of the month immediately prior to the Effective Time, as proportionately extrapolated through the remainder of the applicable performance period), with respect to CEC EBITDA PSUs that are eligible to vest in respect of the year in which the Closing occurs, and will be based on target level achievement with respect to CEC EBITDA PSUs eligible to vest in respect of full performance periods commencing after the closing date of the Merger.

Restricted Stock Units (“RSU”) and Market-Based PSUs: Each (1) restricted stock unit of CEC that vests solely based on the passage of time that is outstanding as of immediately prior to the Effective Time (each, a “CEC Time-Based RSU”) and (2) performance stock unit of CEC that is eligible to vest in respect of performance conditions that are based on stock or market price that is outstanding as of immediately prior to the Effective Time (each, a “CEC Market-Based PSU”) will, as of the Effective Time, (a) be converted into a number of time-based restricted stock units or market-based performance stock units, as applicable, in respect of shares of ERI Common Stock in an amount equal to a number of shares of ERI Common Stock equal to (i) the Per Share Amount (as defined in the Merger Agreement) divided by (ii) the ERI Common Stock volume weighted average price (“VWAP”) for a 10 trading day period, starting with the opening of trading on the 11th trading day prior to the anticipated closing date of the Merger to the closing of trading on the 2nd to last trading day prior to the anticipated closing date of the Merger, as reported by Bloomberg Finance L.P. (with aggregated fractional shares rounded to the nearest whole share), and (b) remain subject to the same terms and conditions as were applicable to such CEC Time-Based RSU and CEC Market-Based PSU immediately prior to the Effective Time. The stock or market-based goals applicable to the CEC Market-Based PSUs that convert into market-based performance stock units in respect of shares of ERI will be adjusted accordingly.

Any payments made in connection with the foregoing will be subject to applicable taxes and withholdings.

VICI Master Transaction

Pursuant to the Master Transaction Agreement, ERI has agreed, subject to the consummation of the Merger and the other applicable conditions set forth therein and in any related documents, to consummate the VICI

Master Transaction. ERI expects to apply the proceeds of the VICI Master Transaction to pay, among other things, a portion of the cash consideration payable in the Merger and transaction expenses associated with the Merger and related transactions. See Note 3(g) for a more detailed description of the VICI transactions and the cash proceeds therefrom.

ERI Financing Transactions

New Debt Financing

Substantially concurrently with the closing date of the Merger, (i) ERI is expected to (x) assume the rights and obligations under the ERI Notes and (y) enter into a new credit agreement, which will provide for a five-year senior secured revolving credit facility in an aggregate principal amount of $1,000 million (the “ERI Revolving Credit Facility”) and additional revolving credit facility commitments in an aggregate principal amount equal to $185 million under the ERI Revolving Credit Facility, (ii) CRC (x) is expected to (A) incur an incremental senior secured term loan facility under the Existing CRC Credit Agreement (as defined herein) in an aggregate principal amount of $1,470.0 million (the “CRC Incremental Term Loan”) and (B) obtain $25 million of additional revolving credit facility commitments under its existing revolving credit facility under the Existing CRC Credit Agreement, and (y) is expected, together with CRC Finco, Inc., to assume the rights and obligations under the CRC Secured Notes and (iii) ERI is expected to (A) receive all or a portion of the VICI Proceeds and/or the Gaming Asset Sale Proceeds (as defined herein) and/or (B) (i) if any or all of the VICI Proceeds are not received by CEC, CEOC, CRC or any of their respective subsidiaries, or if CEC, CEOC, CRC or any of their respective subsidiaries are not permitted to distribute all or any portion of the VICI Proceeds to ERI, on or prior to the closing date of the Merger and/or (ii) if any or all of the Gaming Asset Sale Proceeds are not received by ERI on or prior to the closing date of the Merger or are not actually available to ERI on the closing date of the Merger to finance the Merger and the Existing Debt Payoff, borrow up to such amount that is not issued and/or received and/or that may not be distributed and/or is not available in the form of a senior secured 364-day bridge loan facility in an aggregate principal amount equal to $3,600.0 million (the “Senior Secured Bridge Commitment”), reduced on a dollar for dollar basis by any and all VICI Proceeds and any and all Gaming Asset Sale Proceeds actually received by ERI following June 24, 2019 and on or prior to the closing date of the Merger, and as of May 31, 2020, we have received approximately $349.9 million in Gaming Asset Sale Proceeds, and, as a result thereof, the Senior Secured Bridge Commitment has been respectively reduced from $3,600.0 million to an aggregate principal amount equal to approximately $3,250.1 million.

For purposes herein, “Gaming Asset Sale Proceeds” shall mean, with respect to (x) the dispositions of Mountaineer Casino, Racetrack & Resort, Isle Casino Cape Girardeau and Lady Luck Casino Caruthersville as described herein under “Unaudited Pro Forma Condensed Combined Financial Information” or (y) any other sale by ERI or any of its subsidiaries (excluding CEC and its subsidiaries) of any casino or other gaming property (other than Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg) that occurs after June 24, 2019 and which sale results in the receipt by ERI of Gaming Asset Sale Proceeds of at least $50.0 million on or prior to the closing date of the Merger (collectively, a “Gaming Asset Sale”), the excess, if any, of (i) the cash received by ERI (or ERI’s subsidiaries and distributed to ERI) in connection therewith (including any cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and only to the extent received on or prior to the closing date of the Merger) over (ii) the sum of (A) payments made to retire any debt that is secured by such asset and that is required to be repaid in connection with the sale thereof (other than term loans under the Existing ERI Credit Agreement), (B) the expenses incurred by ERI or any of its restricted subsidiaries in connection therewith, (C) taxes reasonably estimated to be payable in connection with such transaction and (D) the amount of reserves established by ERI or any of its restricted subsidiaries in good faith and pursuant to commercially reasonable practices for adjustment in respect of the sale price of such asset or assets in accordance with applicable GAAP.

Since the terms of new debt are preliminary, ERI has assumed that the refinancing of its existing debt will be accounted for as a debt extinguishment.

The various transactions described under the heading “—ERI Financing Transactions” are collectively referred to herein as the “ERI Financing Transactions.”

ERI Dispositions

Twin River Management Group, Inc.

On January 13, 2020 and March 9, 2020, respectively, ERI entered into definitive agreements to sell the equity interests of Eldorado Resort Casino Shreveport Joint Venture and Columbia Properties Tahoe, LLC, the entities that hold Eldorado Resort and Casino Shreveport and MontBleu Casino Resort & Spa, to Maverick Gaming, LLC. On April 24, 2020, the agreements with Maverick Gaming, LLC were terminated and ERI entered into a definitive purchase agreement with Twin River Management Group, Inc. to sell the equity interests of Eldorado Casino Shreveport Join Venture and Columbia Properties Tahoe, LLC (the “Shreveport and MontBleu Sale”) for approximately $155 million, subject to a working capital adjustment.

The definitive agreement provides that the consummation of the sale is subject to satisfaction of customary conditions, including receipt of required regulatory approvals. The transaction is expected to close in the first quarter of 2021.

On July 10, 2019, ERI entered into definitive agreements to sell the equity interests of Rainbow Casino Vicksburg Partnership, L.P. and IOC-Kansas City, L.L.C., the entities that hold Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg, to Twin River Management Group, Inc. (the “Kansas City and Vicksburg Sale”) for approximately $230 million, subject to a working capital adjustment.

The definitive agreement provides that the consummation of the sale is subject to satisfaction of customary conditions, including receipt of required regulatory approvals. The transaction is expected to close in the first half of 2020.

Century Casinos, Inc. and VICI Properties, Inc.

On June 17, 2019, ERI entered into definitive agreements to sell the real property relating to Mountaineer Casino Racetrack & Resort, Isle Casino Cape Girardeau, and Lady Luck Casino Caruthersville to VICI for approximately $278 million and, immediately following the consummation of the sale such real property, sell all of the outstanding equity interests of Mountaineer Park, Inc., IOC-Caruthersville, LLC and IOC-Cape Girardeau, LLC to Century Casinos, Inc. (the “Century Sale”) for approximately $107 million. The Century Sale closed on December 6, 2019 for aggregate consideration of $385 million and resulted in a gain on sale of $31.4 million, net of fees, final working capital adjustments, and taxes.

Churchill Downs Incorporated

On February 28, 2018, ERI entered into definitive agreements to sell substantially all of the assets and liabilities of Presque Isle Downs & Casino (“Presque Isle Downs”) to Churchill Downs Incorporated (“CDI”). Under the terms of the agreements, CDI agreed to purchase Presque Isle Downs for approximately $179 million (the “Presque Isle Downs Sale”).

On August 10, 2018, ERI entered into a definitive agreement to sell substantially all of the assets and liabilities of Lady Luck Casino Nemacolin (“Nemacolin”) to CDI (the “Nemacolin Sale” and together with the Shreveport and MontBleu Sale, the Kansas City and Vicksburg Sale, the Century Sale and the Presque Isle Downs Sale, the “ERI Dispositions”). Under the terms of the agreement, CDI agreed to purchase Nemacolin for approximately $100,000, subject to a customary working capital adjustment. As a result of the agreement to sell Nemacolin, an impairment charge of $4 million was recorded in the third quarter of 2018 due to the carrying value of the net property and equipment being sold exceeding the estimated net sales proceeds.

The Presque Isle Downs Sale closed on January 11, 2019 resulting in a gain on sale of $22 million, net of final working capital adjustments, for the year ended December 31, 2019. The sale of Nemacolin closed on March 8, 2019 resulting in a gain on sale of $100,000, net of final working capital adjustments, for the year ended December 31, 2019.

The various transactions described under the heading “—ERI Dispositions” are collectively referred to herein as the “ERI Dispositions.”

CEC Dispositions

Bally’s Atlantic City Hotel & Casino

Certain subsidiaries of CEC lease certain real property assets for Bally’s Atlantic City Hotel & Casino (“Bally’s Atlantic City”) from subsidiaries of VICI. In April 2020, subsidiaries of CEC and VICI entered into agreements to sell the operations of Bally’s Atlantic City (excluding Wild Wild West) and the real property on which it is located to Twin River Management Group, Inc. for approximately $25 million (“Bally’s Atlantic City Sale”), which CEC expects to close in the first half of 2021, subject to regulatory approvals and other closing conditions. CEC or its affiliates will receive approximately $6.0 million from the sale and VICI or its affiliates will receive approximately $19.0 million from the sale. In connection with such transaction, Bally’s Atlantic City (but not Wild Wild West) will be removed from the Non-CPLV Lease, however the annual rent payments under the Non-CPLV Lease will remain unchanged.

CEC recorded a net impairment charge of $33 million to property and equipment during the three months ended March 31, 2020. The Bally’s Atlantic City Sale is subject to regulatory approvals and other closing conditions. This transaction is not reflected in these Unaudited Pro Forma Financial Statements since the transaction is not considered to be significant to the combined company.

Harrah’s Reno Hotel and Casino

On December 31, 2019, and as amended on May 29, 2020, subsidiaries of CEC and VICI entered into definitive agreements to sell Harrah’s Reno Hotel and Casino to an affiliate of CAI Investments for approximately $41.5 million, subject to adjustments as described therein. The purchase price shall be split 75% to VICI and 25% to CEC (or their applicable affiliates). In connection with such transaction, Harrah’s Reno Hotel and Casino will be removed from the Non-CPLV Lease, however the annual rent payments under the Non-CPLV Lease will remain unchanged.

The definitive agreement provides that the consummation of the sale is subject to satisfaction of customary conditions, including receipt of required regulatory approvals. The transaction is expected to close in the second half of 2020. This transaction is not reflected in these Unaudited Pro Forma Financial Statements since the transaction is not considered to be significant to the combined company.

Rio All-Suite Hotel & Casino Disposition

On December 5, 2019, Rio Properties, LLC (“Rio Properties”), a subsidiary of CEC, completed the sale of certain assets of the Rio All-Suite Hotel & Casino to an affiliate of Dreamscape Companies (“Dreamscape”) for $516 million including certain fees, expenses and seller financing, under the Purchase and Sale Agreement and Joint Escrow Instructions, dated September 20, 2019 (the “Purchase Agreement”), by and between Rio Properties and Dreamscape. Pursuant to the Purchase Agreement, Rio Properties and Dreamscape entered into the form lease agreement (the “Lease”), under which Rio Properties has leased the property from Dreamscape for an initial term of two years at an initial annual rent amount of approximately $45 million and will continue to operate the property subject to the terms and conditions of the Lease. Dreamscape will have a one-time renewal option to extend the term of the Lease for up to an additional twelve months for a maximum fee of approximately $7 million.

In connection with the completion of the sale, CEC provided $40 million of seller financing at a 9% interest rate to Dreamscape that is due in two years unless extended for an additional year.

The various transactions described under the heading “—CEC Dispositions” are collectively referred to herein as the “CEC Dispositions.”

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF MARCH 31, 2020

(Dollars in Millions)

	Historical		Pro Forma				As of March 31, 2020
	As of March 31, 2020		As of March 31, 2020
	ERI	CEC	ERI Dispositions (Note 3(o))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$672	$2,677	$355	$—	$(1,881	) (a)	$1,823
Restricted cash and investments	8	119	—	—	—		127
Marketable securities	31	—	—	—	—		31
Accounts receivable, net	44	389	—	(24)	—		409
Due from affiliates	1	54	—	—	—		55
Inventories	17	34	—	—	—		51
Income taxes receivable	—	—	—	24	—		24
Prepaid expenses	28	182	—	(4)	—		206
Assets held for sale	442	29	(442)	—	—		29

Total current assets	1,243	3,484	(87)	(4)	(1,881)		2,755
Investment in and advances to unconsolidated affiliates	136	—	—	24	—		160
Property and equipment, net	2,455	14,836	—	—	(1,148	) (b)	16,143
Gaming licenses and other intangibles, net	1,063	2,772	—	—	977	(c)	4,812
Goodwill	810	4,011	—	—	4,407	(d)	9,228
Right-of-use assets	130	—	—	531	—		661
Other assets, net	54	865	—	(541)	58	(e),(i)	436
Restricted cash	—	10	—	(10)	—		—
Deferred income taxes	—	2	—	—	—		2

Total assets	$5,891	$25,980	$(87)	$—	$2,413		$34,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$246	$876	$—	$—	$(812	) (e)	$310
Accounts payable	47	373	—	—	—		420
Accrued property, gaming and other taxes	30	—	—	137	—		167
Accrued payroll and related	65	—	(2)	440	—		503
Accrued interest	35	137	—	—	(66	) (e)	106
Income tax payable	45	—	—	2	22	(k)	69
Short-term lease obligation	14	—	—	63	—		77
Accrued other liabilities	157	1,229	—	(613)	(75	) (f),(g),(h),(i),(j)	698
Contract liabilities	—	153	—	12	—		165
Current portion of financing obligations	—	24	—	—	(24	) (g)	—
Liabilities related to assets held for sale	132	—	(132)	5	—		5

Total current liabilities	771	2,792	(134)	46	(955)		2,520
Long-term financing obligations	973	10,096	—	—	1,169	(g),(h)	12,238
Long-term debt, less current portion	2,781	8,793	—	—	1,367	(e)	12,941
Deferred income taxes	158	598	—	—	572	(k)	1,328
Long-term lease obligation	99	—	—	525	—		624
Other long-term liabilities	169	1,370	—	(571)	(308	) (e)	660

Total liabilities	4,951	23,649	(134)	—	1,845		30,311

COMMITMENTS AND CONTINGENCIES	—	—	—	—	—		—
STOCKHOLDERS’ EQUITY:
Common stock	—	7	—	—	(7	) (l)	—
Paid-in capital	758	14,273	—	—	(11,095	) (l),(m)	3,936
Retained earnings/(accumulated deficit)	191	(11,383)	47	—	11,030	(n)	(115)
Treasury stock	(9)	(513)	—	—	513	(l)	(9)
Accumulated other comprehensive loss	—	(127)	—	—	127	(l)	—

Total stockholders’ equity	940	2,257	47	—	568		3,812

Noncontrolling interests	—	74	—	—	—		74

Total liabilities and stockholders’ equity	$5,891	$25,980	$(87)	$—	$2,413		$34,197

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2019

(Dollars in Millions, Except Share and Per Share Data)

	Historical		Pro Forma
	Fiscal Year Ended December 31, 2019		Twelve Months Ended December 31, 2019				Fiscal Year Ended December 31, 2019
	ERI (adjusted for disposition of Presque Isle Downs, Nemacolin and Century (Note 3(s))	CEC (adjusted for disposition of Rio (Note 3(t))	ERI Dispositions (Note 3(o))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
REVENUES:
Casino and pari-mutuel commissions	$1,625	$4,448	$(172)	$—	$—		$5,901
Food and beverage	287	1,618	(35)	(5)	—		1,865
Hotel	292	1,581	(27)	—	—		1,846
Other	113	824	(7)	5	—		935
Management fees	—	59	—	—	—		59
Reimbursed management costs	—	212	—	—	—		212

Net revenues	2,317	8,742	(241)	—	—		10,818
EXPENSES:
Casino and pari-mutuel commissions	697	2,511	(73)	72	—		3,207
Food and beverage	228	1,113	(25)	(7)	—		1,309
Hotel	96	486	(6)	—	—		576
Other	44	136	(4)	(98)	—		78
Marketing and promotions	122	—	(12)	(110)	—		—
General and administrative	442	—	(56)	(386)	—		—
Corporate	66	295	—	—	24	(p)	385
Impairment charges	1	—	—	468	—		469
Depreciation and amortization	214	1,009	(16)	—	76	(b),(c)	1,283
Property, general, administrative, and other	—	1,927	—	471	(4	) (i),(p)	2,394
Reimbursable management costs	—	212	—	—	—		212
Impairment of goodwill	—	27	—	(27)	—		—
Impairment of tangible and other intangible assets	—	441	—	(441)	—		—

Total operating expenses	1,910	8,157	(192)	(58)	96		9,913
Gain (loss) on sale of disposal of property and equipment	50	—	—	(12)	—		38
Transaction expenses	(85)	—	—	(46)	107	(q)	(24)
Income (loss) of unconsolidated affiliates	(2)	—	—	(1)	—		(3)

OPERATING INCOME	370	585	(49)	(1)	11		916
OTHER INCOME (EXPENSE):
Interest expense, net	(286)	(1,367)	—	17	(359	) (e),(g)	(1,995)
Loss on early retirement of debt, net	(8)	—	—	(16)	—		(24)
Unrealized gain on restricted investments	9	—	—	—	—		9
Other income (loss)	—	(587)	—	—	620	(e)	33

Total other expense	(285)	(1,954)	—	1	261		(1,977)

NET INCOME (LOSS) BEFORE INCOME TAXES	85	(1,369)	(49)	—	272		(1,061)
(Provision) benefit for income taxes	(11)	148	9	—	(63	) (r)	83

Net income (loss)	74	(1,221)	(40)	—	209		(978)
Net loss attributable to noncontrolling interests	—	3	—	—	—		3

Net income/(loss) attributable to ERI/CEC	$74	$(1,218)	$(40)	$—	$209		$(975)

Net income/(loss) per share of Common Stock:
Basic	$1.04						$(5.64	) (u)
Diluted	$1.03						$(5.64	) (u)
Weighted Average Basic Shares Outstanding	77,677,265						172,756,425	(u)
Weighted Average Diluted Shares Outstanding	78,593,819						172,756,425	(u)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2020

(Dollars in Millions, Except Share and Per Share Data)

	Historical		Pro Forma
	Three Months Ended March 31, 2020		Three Months Ended March 31, 2020				Three Months Ended March 31, 2020
	ERI	CEC	ERI Dispositions (Note 3(o))	Reclassification Adjustments (Note 4)	Pro Forma Adjustments (Note 3)		Pro Forma Combined
REVENUES:
Casino and pari-mutuel commissions	$340	$958	$(36)	$—	$—		$1,262
Food and beverage	56	330	(7)	(1)	—		378
Hotel	48	317	(5)	—	—		360
Other	29	163	(1)	1	—		192
Management fees	—	9	—	—	—		9
Reimbursed management costs	—	51	—	—	—		51

Net revenues	473	1,828	(49)	—	—		2,252
EXPENSES:
Casino and pari-mutuel commissions	159	590	(18)	14	—		745
Food and beverage	53	258	(6)	(2)	—		303
Hotel	22	115	(2)	—	—		135
Other	9	21	(1)	(14)	—		15
Marketing and promotions	25	—	(2)	(23)	—		—
General and administrative	92	—	(12)	(80)	—		—
Corporate	17	50	—	—	4	(p)	71
Impairment charges	161	—	(46)	65	—		180
Depreciation and amortization	50	256	(1)	—	19	(b),(c)	324
Property, general, administrative, and other	—	488	—	98	(1	) (i),(p)	585
Reimbursable management costs	—	51	—	—	—		51
Impairment of goodwill	—	—	—	—	—		—
Impairment of tangible and other intangible assets	—	65	—	(65)	—		—

Total operating expenses	588	1,894	(88)	(7)	22		2,409
Gain (loss) on sale of disposal of property and equipment	1	—	—	—	—		1
Transaction expenses	(9)	—	—	(6)	12	(q)	(3)
Income (loss) of unconsolidated affiliates	—	—	—	(2)	—		(2)

OPERATING INCOME	(123)	(66)	39	(1)	(10)		(161)
OTHER INCOME (EXPENSE):
Interest expense, net	(66)	(333)	—	6	(76	) (e),(g)	(469)
Loss on early retirement of debt, net	—	—	—	(5)	—		(5)
Unrealized gain on restricted investments	(23)	—	—	—	—		(23)
Other income (loss)	—	641	—	—	(636	) (e)	5

Total other expense	(89)	308	—	1	(712)		(492)

NET INCOME (LOSS) BEFORE INCOME TAXES	(212)	242	39	—	(722)		(653)
(Provision) benefit for income taxes	37	(54)	(5)	—	166	(r)	144

Net income (loss)	(175)	188	34	—	(556)		(509)
Net loss attributable to noncontrolling interests	—	1	—	—	—		1

Net income/(loss) attributable to ERI/CEC	$(175)	$189	$34	$—	$(556)		$(508)

Net income/(loss) per share of Common Stock:
Basic	$(2.25)						$(2.94	) (u)
Diluted	$(2.25)						$(2.94	) (u)
Weighted Average Basic Shares Outstanding	77,954,038						173,033,198	(u)
Weighted Average Diluted Shares Outstanding	77,954,038						173,033,198	(u)

Note 1—Basis of presentation

The Unaudited Pro Forma Financial Statements present the pro forma effects of the following transactions:

•	The Merger;

•	The VICI Master Transaction;

•	ERI Financing Transactions;

•	ERI Dispositions; and

•	CEC Dispositions.

The Unaudited Pro Forma Financial Statements are prepared in accordance with Article 11 of Regulation S-X. The historical financial information has been adjusted to give effect to transactions that are (i) directly attributable to the Combined Transactions, (ii) factually supportable and (iii) with respect to the Unaudited Pro Forma Statement of Operations, expected to have a continuing impact on the operating results of the combined company. The historical information of ERI and CEC is presented in accordance with U.S. GAAP.

The Unaudited Pro Forma Balance Sheet as of March 31, 2020 was prepared using the historical unaudited consolidated balance sheets of ERI and CEC as of March 31, 2020 and shows the combined financial position of ERI and CEC as if the Merger, the VICI Master Transaction, the ERI Financing Transactions, and the ERI Dispositions (excluding the sales of Presque Isle Downs, Nemacolin and Century which closed on January 11, 2019, March 8, 2019 and December 6, 2019, respectively) had occurred on March 31, 2020.

The Unaudited Pro Forma Statement of Operations for the three months ended March 31, 2020 give effect to the Merger, the VICI Master Transaction, the ERI Financing Transactions, and the ERI Dispositions (excluding the sales of Presque Isle Downs, Nemacolin and Century which closed on January 11, 2019, March 8, 2019 and December 6, 2019, respectively) as if they had occurred on January 1, 2019 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations. The Unaudited Pro Forma Statement of Operations for the year ended December 31, 2019 give effect to the Merger, the VICI Master Transaction, the ERI Financing Transactions, the ERI Dispositions, and the CEC Dispositions as if they had occurred on January 1, 2019 and reflect pro forma adjustments that are expected to have a continuing impact on the results of operations.

ERI’s historical financial and operating data the year ended December 31, 2019 and the three months ended March 31, 2020 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2019 and from its unaudited consolidated financial statements for the three months ended March 31, 2020. The historical financial and operating data for CEC for the year ended December 31, 2019 and the three months ended March 31, 2020 is derived from the financial data in its audited consolidated financial statements for the year ended December 31, 2019 and from its unaudited consolidated financial statements for the three months ended March 31, 2020.

Certain reclassifications have been made to the historical financial statements of ERI and CEC to align their presentation in the Unaudited Pro Forma Financial Statements.

The Unaudited Pro Forma Financial Statements have been prepared using the acquisition method of accounting in accordance with ASC Topic No. 805, Business Combinations, with ERI treated as the accounting acquirer of the Merger and reflect the preliminary allocation of the purchase price to the acquired assets and liabilities based upon a preliminary estimate of fair values, using the assumptions set forth in the notes to the Unaudited Pro Forma Financial Statements.

Note 2—Calculation of purchase consideration

The total estimated purchase consideration for the purpose of the Unaudited Pro Forma Financial Statements is $11,164 million.

Estimated Purchase Consideration calculation

Estimated Purchase Consideration calculation (dollars in millions, except shares and per share data)	Shares	Per Share
Estimated cash for outstanding Caesars Common Stock(i)			$7,394
Estimated shares of ERI Common Stock for outstanding Caesars Common Stock(ii)	77,079,160	$32.83	2,531
Estimated cash paid by ERI to retire Caesars’ long-term debt			1,216
Estimated cash paid for Caesars’ vested equity awards(iii)			9
Estimated replacement equity awards for Caesars’ equity awards(iv)			14

Estimated purchase consideration			$11,164

(i)

The cash consideration paid by ERI for outstanding shares of Caesars Common Stock will be an amount of cash equal to (i) the sum of (A) $8.40 plus (B) an amount equal to $0.003333 for each day from March 25, 2020 until May 31, 2020, multiplied by (ii) a number of shares of Caesars Common Stock (the “Aggregate Caesars Share Amount”) equal to (A) 682,161,838 (which includes the Escrow Trust Shares (as defined in the Merger Agreement)) plus (B) the number of shares of Caesars Common Stock issued after June 24, 2019 and prior to the effective time of the Merger pursuant to the exercise of certain equity awards issued under CEC stock plans or conversion of the CEC Convertible Notes (assuming that such CEC Convertible Notes were converted immediately prior to consummation of the Merger but after giving effect to the “make whole” provisions in the Convertible Notes Indenture). For purposes of these calculations, the Aggregate Caesars Share Amount is assumed to be 857,387,759 shares of Caesars Common Stock. Pursuant to the terms of the Convertible Notes Indenture, for each share of Caesars Common Stock into which CEC Convertible Notes were convertible immediately prior to the Merger, such CEC Convertible Notes will instead be convertible into the weighted average, per share of Caesars Common Stock, of the types and amounts of consideration received by holders of Caesars Common Stock that affirmatively make an election with respect to the form of Merger Consideration (as defined in the Merger Agreement).

(ii)

The stock consideration paid by ERI for outstanding shares of Caesars Common Stock will be a number of shares of ERI Common Stock equal to (A) 0.0899 multiplied by (B) the Aggregate Caesars Share Amount.

For pro forma purposes, the fair value of consideration given and thus the purchase price was determined based upon the $32.83 per share VWAP of ERI Common Stock for a ten (10) trading day period, starting with the opening of trading on the eleventh (11th) trading day prior to June 1, 2020 to the closing of trading on the second (2nd) to last trading day prior to June 1, 2020. The final purchase consideration could significantly differ from the amounts presented in the Unaudited Pro Forma Financial Statements due to movements in ERI Common Stock price up to the closing date of the Merger of the Combined Transactions. A sensitivity analysis related to the fluctuation in the ERI Common Stock price was performed to assess the impact a hypothetical change of 10% on the ERI Common Stock VWAP would have on the estimated purchase consideration and goodwill as of the closing date of the Merger.

The following table shows the estimated purchase consideration and goodwill resulting from a change in ERI Common Stock VWAP (dollars in millions, except stock price):

Change in stock price	ERI Common Stock VWAP	Estimated Purchase Consideration	Estimated Goodwill
Increase of 10%	$36.11	$11,417	$8,671
Decrease of 10%	29.54	10,911	8,165

(iii)	Estimated cash consideration for the settlement of outstanding vested stock options and performance stock units held by CEC’s employees which will be canceled and paid out at the time of closing.
(iv)

Estimated consideration for replacement of CEC’s outstanding equity awards. As discussed above, certain of CEC’s outstanding equity awards will be replaced by ERI’s equity awards with similar terms. A portion of the fair value of ERI’s equity awards issued represents consideration transferred, while a portion represents future compensation expense based on the vesting terms of the equity awards.

Preliminary purchase price accounting

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed of CEC are recorded at the acquisition date fair values. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of March 31, 2020 and have been prepared to illustrate the estimated effect of the Merger. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of CEC, with the excess recorded as goodwill (dollars in millions):

Current and other assets	$3,480
Property and equipment	13,688
Goodwill	8,418
Intangible assets(i)	3,748
Other noncurrent assets	927

Total assets	30,261
Current liabilities	(2,676)
Deferred income taxes(ii)	(1,196)
Other noncurrent liabilities(iii)	(15,151)

Total liabilities	(19,023)
Non-controlling interest	(74)

Net assets acquired	$11,164

(i)	Intangible assets consist of trademarks (including Caesars Rewards), player relationships, gaming licenses and other.
(ii)	Deferred tax liabilities were derived based on fair value adjustments for property and equipment, identified intangibles, financing obligations, and assumed debt.
(iii)	Other noncurrent liabilities consist of long-term financing obligations of $8,104 million, long-term debt of $6,031 million, and other long-term liabilities of $1,016 million.

Note 3—Unaudited pro forma financial statements transaction adjustments

a)	The following table illustrates the pro forma adjustments of ($1,881) million to cash and cash equivalents as of March 31, 2020 (dollars in millions):

March 31, 2020
Cash proceeds of new debt	$7,064
Cash proceeds from new equity offering	634
Cash consideration paid(i)	(7,403)
Refinancing of ERI debt	(2,958)
Repayment of CEC debt	(2,203)
Transaction costs	(200)
Cash paid to settle CEC’s equity awards	(10)
Cash paid for CEC’s new long-term incentive awards	(8)
Cash proceeds from VICI Master Transaction	3,203

Net cash outflow	$(1,881)

(i)	Cash consideration paid of $7,403 million reflects $7,394 million paid to shareholders and $9 million paid to settle CEC’s vested equity awards.

Total pro forma combined cash and cash equivalents of $1,950 million as of March 31, 2020 does not reflect future estimated cash burn of approximately $1,100 million after March 31, 2020 through the closing of the Merger, assuming the Merger closes on July 1, 2020.

b)

Represents the estimated adjustment to step down CEC’s property, plant and equipment (“PP&E”) to a fair value of approximately $13,688 million, which is a decrease of approximately ($1,148) million from the historical carrying values. The fair value estimates are preliminary and subject to change.

For the properties not subject to a prior sale and leaseback transaction with VICI, the fair value of the real property was estimated using an income approach, with consideration to market inputs such as a market rent coverage ratio and capitalization rates. The fair value of the land was determined using the market approach, which includes comparing the site to be valued to sales comparables. The fair value of the buildings and site improvements were determined by using the overall property value utilizing the income approach and deducting the concluded land and site improvement value. A trended cost approach was utilized as secondary support.

Substantially concurrent with the consummation of the Merger, ERI will consummate the VICI Master Transaction pursuant to which, among other things and subject to the terms and conditions thereof, ERI has agreed to consummate one or more sale and leaseback transactions with VICI with respect to certain property, including Harrah’s New Orleans, Harrah’s Laughlin and Harrah’s Atlantic City (or, under certain circumstances, if necessary, certain replacement properties specified in the Master Transaction Agreement). Further, ERI has also agreed to amend the CPLV Lease, the Non-CPLV Lease and the Joliet Lease in accordance with the terms of the Master Transaction Agreement and receive certain consideration from VICI.

The real estate assets that are anticipated to be sold to VICI and leased back by ERI were first adjusted to fair value as part of the preliminary purchase price accounting for the Merger. The land and building components did not qualify for sale treatment and remain recorded as property and equipment.

CEC’s pre-existing failed sale and leaseback real estate assets were first adjusted to fair value as part of the preliminary purchase price accounting for the Merger. The fair values of the assets were estimated based on a preliminary valuation analysis and net book values. (See Note 3(g) for the related financing lease liabilities).

The personal property and construction in progress were recorded at net book value as of March 31, 2020.

Adjustments to depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. The revised depreciation was calculated by dividing, on a straight-line basis, the fair value assigned to CEC’s PP&E by the estimated remaining useful lives assigned to the assets. The following table illustrates the pro forma adjustments to depreciation expense (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
To eliminate historical depreciation related to PP&E	$(236)	$(945)
To record new depreciation expense related to the fair value adjustments to PP&E	265	1,058

Total adjustments to depreciation of PP&E	$29	$113

c)

Represents the estimated adjustment to step up CEC’s intangible assets to a fair value of approximately $3,748 million, an increase of approximately $977 million from CEC’s historical carrying value. The fair value estimate is preliminary and subject to change. Preliminary identifiable intangible assets in the Unaudited Pro Forma Financial Statements consist of the following (dollars in millions):

	Fair value	Useful life
CEC trademark	$2,153	Indefinite
Caesars Rewards	552	Indefinite
Gaming licenses	698	Indefinite
Player relationships	345	10

Total value of intangible assets	$3,748

The fair value of the gaming licenses was determined using the excess earnings or replacement cost methodology. Gaming licenses are only recognized in gaming jurisdictions where competition is limited to a specified number of licensed gaming operators. The excess earnings methodology is an income approach methodology that estimates the projected cash flows of the business attributable to the gaming license intangible asset, which is net of charges for the use of other identifiable assets of the business including working capital, fixed assets and other intangible assets. Under the respective state’s gaming legislation, the property specific licenses can only be acquired if a theoretical buyer were to acquire each existing facility. The existing licenses could not be acquired and used for a different facility. The properties’ estimated future cash flows were the primary assumption in the respective valuations. Cash flow estimates included net gaming revenues, gaming operating expenses, general and administrative expenses, and tax expense. A floor value for each gaming rights asset was set based on the estimated cost associated with replacing a gaming rights license. If the excess earnings method produced a value less than the replacement cost value for a specific market, the replacement cost value of the asset was employed. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the gaming license as an indicator of fair value.

ERI has preliminarily assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC Topic No. 350, Intangibles-Goodwill and Other, which requires ERI to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, ERI’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, ERI determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. CEC currently has licenses in New Jersey, Missouri, Mississippi, Nevada, Kentucky, Illinois, Indiana, Pennsylvania, Iowa, and Louisiana. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, ERI’s historical experience has not indicated, nor does ERI expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, ERI has preliminarily concluded that the useful lives of these licenses are indefinite.

Trademarks, including Caesars Rewards, are valued using the relief from royalty method, which presumes that without ownership of such trademarks, ERI would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, ERI avoids any such payments and records the related intangible value of ERI’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense. ERI has preliminarily assigned an indefinite useful life to the trademarks.

Player relationships were valued using the incremental cash flow method under the income approach. The incremental cash flow method is used to estimate the fair value of an intangible asset based on a residual cash flow notion. This method measures the benefits (e.g., cash flows) derived from ownership of an acquired intangible asset as if it were in place, as compared to the acquirer’s expected cash flows as if the intangible asset were not in place (i.e., with-and-without). The residual or net cash flows of the two models is ascribable to the intangible asset. ERI has preliminarily assigned a 10-year life to player relationships.

Adjustments to amortization expense for definite-lived intangibles were based on comparing the historical amortization recorded during the periods presented to the revised amortization. The revised amortization was based on the estimated fair value amortized over the respective useful lives of the intangible assets. The following table illustrates the pro forma adjustments to amortization expense (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
To eliminate historical amortization related to intangible assets	$(18)	$(71)
To record new amortization expense related to the fair value adjustments to intangible assets	8	34

Total adjustments to amortization of intangible assets	$(10)	$(37)

d)	The following table illustrates the pro forma adjustment of $4,407 million to goodwill (dollars in millions):

To eliminate historical goodwill	$(4,011)
To record preliminary goodwill for the purchase consideration in excess of the fair value of net assets acquired in connection with the Merger	8,418

Total adjustments to goodwill	$4,407

e)

Reflects adjustments to current and long-term debt for borrowings to fund the Merger net of aggregate reductions in long-term debt (including unamortized debt discounts or premiums and deferred financing costs). The adjustments to current and long-term debt are summarized as follows (dollars in millions):

Anticipated new borrowings(i)	$7,475
Deferred financing costs(ii)	(398)
Fair value adjustments to assumed CEC debt	(488)
Conversion of CEC convertible notes(iii)	(1,059)
Repayments of existing long-term debt (net of unamortized deferred financing costs)	(4,909)
Repayment of accrued interest on long-term debt	(66)

Net increase in borrowings	555
Decrease to current portion of long-term debt	812

Increase to long-term debt	$1,367

(i)

Reflects expected borrowings as of March 31, 2020 to consummate the Combined Transactions. Actual future borrowings may vary based on working capital needs, including statutory cage cash requirements, to operate the business following the Combined Transactions as well as any potential future dispositions.

March 31, 2020
Borrowings from CRC Secured Notes	$1,050
Borrowings from CRC Term Loan B	1,470
Borrowings from ERI Senior Unsecured Notes	1,875
Borrowings from ERI Senior Secured Notes	3,080

New borrowings	$7,475

(ii)	Arrangement fees of $13 million relating to the anticipated $1,000 million senior secured revolving credit facility was capitalized to Other Assets, net.
(iii)

Reflects the conversion of CEC Convertible Notes at closing. CEC bifurcated the conversion features of the CEC Convertible Notes and recorded a derivative liability. An adjustment to Other long-term liabilities of $308 million represents the elimination of the fair value of the derivative liability upon the conversion of the CEC Convertible Notes. Adjustment to Other income (loss) represents the elimination of the historical derivative marked-to-market change in fair value gain of $636 million and a loss of $620 million for the three months ended March 31, 2020 and year ended December 31, 2019, respectively. On December 2, 2019, CEC paid $28 million to the holders of the CEC Convertible Notes to obtain consent to modify the CEC Convertible Notes. The consent fee was recognized as an additional discount to the debt and amortized over the remaining life of the CEC Convertible Notes.

The following table illustrates the pro forma adjustments to interest expense for the three months ended March 31, 2020 and the year ended December 31, 2019 (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
Interest expense on debt commitment financing	$(177)	$(711)
Interest expense on VICI financing obligations	(272)	(1,183)
Reversal of historical interest expense on VICI financing obligations	225	897
Reversal of ERI’s and CEC’s historical interest expense and amortization of deferred financing cost	148	638

Total adjustments to interest expense, net	$(76)	$(359)

A sensitivity analysis on interest expense related to the new borrowings for the three months ended March 31, 2020 and for the year ended December 31, 2019 has been performed to assess the effect that a change of 12.5 basis points in respect of the hypothetical interest rate would have on the Debt Financing.

The following table shows the change in interest expense for the Debt Financing (dollars in millions):

Interest expense assuming	Three months ended March 31, 2020	Year ended December 31, 2019
Increase of 0.125%	$2	$9
Decrease of 0.125%	$(2)	$(9)

f)

Represents accrued retention bonuses of $15 million to be paid to CEC’s employees upon consummation of the Merger. The Unaudited Pro Forma Statement of Operations does not reflect these bonuses since they will not have a continuing impact on operations.

g)

Pursuant to the VICI Master Transaction, subject to the consummation of the Merger and other applicable conditions, ERI agreed to consummate the VICI Sale and Leaseback Transactions. The proceeds reflected in the Unaudited Pro Forma Balance Sheet total $1,823 million.

Pursuant to the VICI Master Transaction, subject to the consummation of the Merger and other applicable conditions, ERI agreed to amend the Non-CPLV Lease, to, among other things, add the properties being sold and leased back pursuant to the VICI Sale and Leaseback Transactions, increase the annual rent thereunder by $154 million in the aggregate related to the new properties being sold and leased back, and extend the term of the Non-CPLV Lease so that following the amendment of the Non-CPLV Lease there will be 15 years remaining until the expiration of the initial term.

Pursuant to the VICI Master Transaction, subject to the consummation of the Merger and other applicable conditions, ERI agreed to amend the CPLV Lease, with VICI for consideration of approximately $1,380 million to add the land and improvements constituting Harrah’s Las Vegas to the leased premises thereunder, increase the annual rent payable with respect to Harrah’s Las Vegas by approximately $15 million, increase the annual rent with respect to Caesars Palace Las Vegas by approximately $84 million, and extend the term of the CPLV Lease so that following the amendment of the CPLV Lease there will be 15 years remaining until the expiration of the initial term. Furthermore, ERI agreed to amend the Joliet Lease to, among other things, extend the term of the Joliet Lease so that following the amendment of the Joliet Lease there will be 15 years remaining until the expiration of the initial term.

VICI Sale and Leaseback Transactions

Under the terms of the VICI Sale and Leaseback Transactions, ERI determined that the land and buildings did not qualify for sale and leaseback accounting. The building lease component meets the criteria for a finance lease since the lease term, including renewal terms reasonably certain of exercise, are considered to extend for a major part of the remaining economic life of the buildings. The land lease component meets the criteria for a finance lease since the minimum lease payments (utilizing the combined entity incremental borrowing rate of 8.5%) represents substantially all the underlying asset’s fair value. As such, a financing obligation was recognized, equal to the proceeds received for the land and buildings, and ERI retained the land and buildings on the balance sheet at their respective acquisition date fair values determined as part of purchase accounting. The proceeds reflected in the Unaudited Pro Forma Balance Sheet as a financing obligation totals $1,823 million. In subsequent periods, a portion of the periodic lease payment will be recognized as interest expense with the remainder of the lease payment reducing the financing obligation using the effective interest method. However, the financing obligations will not be reduced to less than the residual book value of the land and buildings as of the end of the lease term.

CPLV Lease, Non-CPLV Lease and Joliet Lease Amendments

The assets sold to VICI in connection with the pre-existing CPLV, Non-CPLV and Joliet leases were determined not to qualify for sale and leaseback accounting by CEC. As such, these pre-existing leases were previously accounted for as financing obligations and therefore assumed liabilities as part of purchase accounting. The acquired real estate assets and related financing obligations assumed as part of the pre-existing lease arrangements have been revalued at their respective acquisition date fair values as part of purchase accounting. The fair values of the financing obligations were determined at the net present value of the future fixed and estimated variable lease payments over the remaining estimated original lease term and the expected value of the leased real estate assets returned at the end of the use period using an estimated market discount rate of approximately 11.25%. The Unaudited Pro Forma Balance Sheet reflects a total fair value adjustment of the pre-existing financing obligations of ($2,014) million.

Upon the effectiveness of the CPLV Lease, Non-CPLV Lease and Joliet Lease amendments under the VICI Master Transaction, the financing obligations were revalued to reflect the incremental cash received of $1,380 million, the extended lease terms and the new rental payments. ERI determined that both the land and building lease components meet the criteria for a finance lease and therefore do not qualify for sale and leaseback accounting. In subsequent periods, a portion of the periodic lease payment will be recognized as interest expense with the remainder of the lease payment reducing the financing obligations using the effective interest method. However, the financing obligations will not be reduced to less than the net book value of the leased real estate assets as of the end of the lease term.

Together the VICI Sale and Leaseback Transactions and the CPLV Lease, Non-CPLV Lease and Joliet Lease amendments resulted in a total adjustment of $1,197 million to the financing obligation in the Unaudited Pro Forma Balance Sheet.

The pro forma future payments related to the financing obligations, as of March 31, 2020, are estimated as follows:

(in millions)	VICI Lease
Year 1	$1,058
Year 2	1,075
Year 3	1,095
Year 4	1,116
Year 5	1,116
Thereafter	44,294

Total future payments	49,754
Less amounts representing interest	(39,458)
Plus residual values	1,022

VICI financing obligations	$11,318

The following table sets forth the sensitivity of the financing obligations assuming a discount rate of 250 basis points greater than or less than the estimated market discount rate of 11.25%.

	Estimated discount rate	Financing obligations (in millions)
Increase of 2.5%	13.75%	$9,798
Decrease of 2.5%	8.75%	$13,568

The final value of the finance obligation liabilities, determined upon completion of ERI’s final evaluation of the assets and liabilities acquired in connection with the Merger, may differ materially from the pro forma amounts included herein. Further, any changes to the final fair value, discount rate, or assessment of renewal options, could change the sale and lease classification accounting conclusions presented in these Unaudited Pro Forma Financial Statements.

If any or all of the proceeds from the VICI Sale and Leaseback Transactions are not received by ERI on or prior to the closing date of the Merger or are not actually available to ERI on the closing date of the Merger to finance the Merger and the Existing Debt Payoff, whether as a result of regulatory approvals or otherwise, ERI may borrow up to such amount that is not issued and/or received and/or that may not be distributed and/or is not available under the Senior Secured Bridge Commitment. In that case, the amount of rent to VICI would decrease and ERI would pay interest to the lenders under the Senior Secured Bridge Commitment. The amount of such interest is variable and based on LIBOR and may be more or less than the amounts shown in these pro formas. In addition, subject to certain conditions, the Master Transaction Agreement provides, in the event that the sale leaseback of one of the properties contemplated thereunder is terminated prior to a date certain due to the failure to obtain regulatory approvals or otherwise, then the Issuer or one of its subsidiaries and VICI will enter into a sale leaseback of a replacement property in lieu thereof after the Escrow Release Date. We cannot assure you whether the conditions to such replacement can be satisfied within the time period contemplated in the Master Transaction Agreement. See “Summary—VICI Master Transaction.”

h)

Represents the preliminary estimate of the net fair value of the put-call right agreement between VICI or an affiliate thereof and CEC over the real estate components of Hoosier Park and Indiana Grand. These fair value estimates are preliminary and subject to change.

i)

Represents obligations due under new legislation to the State of Louisiana and the City of New Orleans for gaming contract extension fees of $45 million upon execution of the sale of the real estate components of

Harrah’s New Orleans to VICI. In addition to this upfront payment, annual recurring payments will be required to be paid to the State of Louisiana and the City of New Orleans under this new legislation. These annual payments will be reflected in the Unaudited Pro Forma Statement of Operations since these payments are recurring in nature. The total pro forma adjustments to Property, general administrative, and other for the three months ended March 31, 2020 and year ended December 31, 2019 totaled $3 million and $12 million, respectively.

j)

Represents the anticipated termination of certain property call right agreements between CEC and VICI and the removal of the related liability of $177 million as a result of the bilateral sales agreements entered into between CEC and VICI on the VICI Sale and Leaseback Transactions for the three Harrah’s properties expected to be sold in connection with the VICI Sale and Leaseback Transactions.

k)

Represents the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation of approximately $572 million, primarily resulting from the acquisition date value of PP&E, intangibles, financing obligations, and assumed debt. Deferred taxes were established based on a blended federal and state statutory tax rate of 23% taking into account the estimated changes in CEC’s valuation allowances. This estimate of deferred tax is preliminary and is subject to change based on ERI’s final determination of the fair value of assets acquired and liabilities assumed by jurisdiction.

l)	Reflects the elimination of CEC’s historical common stock, paid-in capital, treasury stock, and accumulated other comprehensive income.

m)

Reflects the net equity proceeds of $634 million from the issuance of 18 million common shares and the stock consideration component of the estimated purchase consideration of which $2,531 million relates to stock consideration paid by ERI for outstanding shares of Caesars Common Stock and $14 million relates to estimated stock consideration for replacement of CEC’s outstanding equity awards, as described in Note 2 above.

n)

ERI and CEC anticipate incurring transaction costs of approximately $165 million and $57 million, respectively, for a total of $222 million. Such costs consist primarily of legal, financial advisor, severance costs, gaming license transfer fees, accounting and consulting costs, and is shown as a pro forma adjustment reducing retained earnings. These costs are not reflected in the Unaudited Pro Forma Statement of Operations because they are non-recurring items that are directly related to the Merger. In addition to the transaction related costs, approximately $398 million of deferred financing costs were related to the Debt Financing and were capitalized and netted against debt balance as described in Note 3(e) above.

The following table illustrates the pro forma adjustments to ERI’s and CEC’s historical retained earnings (dollars in millions):

	ERI	CEC	Total
To record estimated transaction costs	$(165)	$(57)	$(222)
To record cash paid to settle CEC’s equity awards	(10)	—	(10)
To record repayment of historical ERI debt	(121)	—	(121)
To eliminate retained earnings after adjustments	—	11,383	11,383

Total adjustments to historical retained earnings	$(296)	$11,326	$11,030

o)

Column reflects pro forma adjustments related to the dispositions of MontBleu Casino Resort & Spa and Eldorado Resort and Casino Shreveport as part of the Shreveport and MontBleu Sale, and Isle of Capri Casino Kansas City and Lady Luck Casino Vicksburg as part of the Kansas City and Vicksburg Sale. The pro forma adjustments on the Unaudited Pro Forma Balance Sheet reflect the elimination of assets and liabilities of these properties and net proceeds of $355 million, inclusive of $(30) million of fees, estimated working capital adjustments, and taxes. The estimated gain from the Shreveport and MontBleu Sale and the Kansas City and Vicksburg Sale total approximately $47 million and is reflected as an adjustment to retained earnings. The estimated gains and losses related to the dispositions have not been reflected in the

Unaudited Pro Forma Statement of Operations as they are considered to be non-recurring in nature. The pro forma adjustments on the Unaudited Pro Forma Statement of Operations reflect the elimination of historical revenues, expenses, and other income of these properties for the three months ended March 31, 2020 and year ended December 31, 2019. The adjustment also reflects the estimated income tax effect of the pro forma adjustments. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated.

p)

Represents the difference between CEC’s historical stock-based compensation expense and the estimated stock-based compensation expense related to replacement awards issued to continuing employees as part of the Merger Agreement. Under the terms of the Merger Agreement, continuing CEC stock options, CEC Time-Based RSUs and CEC Market-Based PSUs will be replaced and converted into equity awards in respect of shares of ERI Common Stock. The following table illustrates the pro forma adjustments to stock-based compensation expense for the three months ended March 31, 2020 and year ended December 31, 2019 of zero and $8 million, respectively (dollars in millions):

	Three months ended March 31, 2020	Year ended December 31, 2019
To eliminate CEC’s historical stock-based compensation expense—Corporate expense	$(4)	$(18)
To eliminate CEC’s historical stock-based compensation expense—Property, general, administrative, and other	(4)	(16)
To record new stock-based compensation expense—Corporate expense	8	42

Total adjustments	$—	$8

q)

Reflects the elimination of transaction related costs incurred by ERI and CEC of $3 million and $9 million, respectively, for a total of $12 million, during the three months ended March 31, 2020, and $28 million and $79 million, respectively, for a total of $107 million, during the year ended December 31, 2019, as transaction related costs do not have a continuing effect on the combined company.

r)

Reflects the pro forma adjustment for the income tax effect of the historical income of CEC as a result of its acquisition by ERI, as well as the income tax effect of the pro forma adjustments. With respect to the Unaudited Pro Forma Statement of Operations, a blended federal and state statutory tax rate of 23% for the three months ended March 31, 2020 and the year ended December 31, 2019 has been assumed for the pro forma adjustments.

s)

As described above, the sale of Presque Isle Downs closed on January 11, 2019, the sale of Nemacolin closed on March 8, 2019 and the sale of Century closed on December 6, 2019. The following tables discuss the pro forma adjustments to ERI’s historical financial statements related to these dispositions (dollars in millions):

	Historical				Pro Forma
	Fiscal Year Ended December 31, 2019	Period from January 1, 2019 to January 10, 2019	Period from January 1, 2019 to March 7, 2019	Period from January 1, 2019 to December 5, 2019	Fiscal Year Ended December 31, 2019
	ERI	Presque Isle Downs & Casino	Lady Luck Casino Nemacolin	Century Casinos	ERI (adjusted for disposition of Presque Isle Downs, Nemacolin and Century)
REVENUES:
Casino and pari-mutuel commissions	$1,808	$(2)	$(4)	$(177)	$1,625
Food and beverage	301	—	—	(14)	287
Hotel	300	—	—	(8)	292
Other	119	—	—	(6)	113

Net revenues	2,528	(2)	(4)	(205)	2,317

EXPENSES:
Casino and pari-mutuel commissions	802	(2)	(3)	(100)	697
Food and beverage	239	—	—	(11)	228
Hotel	99	—	—	(3)	96
Other	46	—	—	(2)	44
Marketing and promotions	129	—	—	(7)	122
General and administrative	477	—	(1)	(34)	442
Corporate	66	—	—	—	66
Impairment Charges	1	—	—	—	1
Depreciation and amortization	222	—	—	(8)	214

Total operating expenses	2,081	(2)	(4)	(165)	1,910
Gain (loss) on sale of disposal of property and equipment	50	—	—	—	50
Transaction expenses	(85)	—	—	—	(85)
Income (loss) from unconsolidated affiliates	(2)	—	—	—	(2)

Operating income (loss)	410	—	—	(40)	370

OTHER INCOME (EXPENSE):
Interest expense, net	(286)	—	—	—	(286)
Loss on early retirement of debt, net	(8)	—	—	—	(8)
Unrealized gain on restricted investment	9	—	—	—	9

Total other expense	(285)	—	—	—	(285)

NET INCOME (LOSS) BEFORE INCOME TAXES	125	—	—	(40)	85
(Provision) benefit for income taxes	(44)	—	—	33	(11)

NET INCOME (LOSS)	$81	$—	$—	$(7)	$74

t)

Column reflects pro forma adjustments related to the sale of certain assets of Rio Properties which closed on December 5, 2019. The pro forma adjustments on the Unaudited Pro Forma Statement of Operations reflect the elimination of historical depreciation and amortization expenses related to the assets that were sold. The adjustment also reflects the annual straight-line rent expense of the property and interest income from the $40 million of seller financing. The tax effect of the pro forma adjustments was calculated using the historical statutory rates in effect for the periods presented. Not included in the pro forma results are anticipated savings due to costs that may be reduced or eliminated. The following tables discuss the pro forma adjustments to CEC’s historical financial statements related to the disposition (dollars in millions):

	Historical		Pro Forma
	Fiscal Year Ended December 31, 2019	Period from January 1, 2019 to December 4, 2019	Fiscal Year Ended December 31, 2019
	CEC	Rio	CEC (adjusted for disposition of Rio)
REVENUES:
Casino	$4,448	$—	$4,448
Food and beverage	1,618	—	1,618
Room	1,581	—	1,581
Other revenue	824	—	824
Management fees	59	—	59
Reimbursed management costs	212	—	212

Net revenues	8,742	—	8,742

EXPENSES:
Direct
Casino	2,511	—	2,511
Food and beverage	1,113	—	1,113
Rooms	486	—	486
Property, general, administrative, and other	1,882	45	1,927
Reimbursable management costs	212	—	212
Depreciation and amortization	1,021	(12)	1,009
Impairment of goodwill	27	—	27
Impairment of tangible and other intangible assets	441	—	441
Corporate expense	295	—	295
Other operating costs	136	—	136

Total operating expenses	8,124	33	8,157
Income from operations	618	(33)	585
Interest expense	(1,370)	3	(1,367)
Other income (loss)	(587)	—	(587)

Income/(loss) from continuing operations before income	(1,339)	(30)	(1,369)
Income tax benefit/(provision)	141	7	148

Net income/(loss)	(1,198)	(23)	(1,221)
Net (income)/loss attributable to noncontrolling interest	3	—	3

Net income/(loss) attributable to CEC	$(1,195)	$(23)	$(1,218)

u)

Represents the income per share, taking into consideration the pro forma weighted average shares outstanding calculated including the issuance of ERI Common Stock in the Merger, as described in Note 1, assuming the shares were outstanding for the three months ended March 31, 2020 and the year ended December 31, 2019.

Pro Forma Basic Weighted Average Shares (shares in millions)	Three months ended March 31, 2020	Year ended December 31, 2019
Historical ERI weighted average shares outstanding	78	78
New equity offering	18	18
Issuance of shares to Caesars Common Stock shareholders	77	77

Pro forma weighted average shares (basic)	173	173

Pro Forma Basic Diluted Average Shares (shares in millions)	Three months ended March 31, 2020	Year ended December 31, 2019
Historical ERI weighted average shares outstanding	78	78
New equity offering	18	18
Issuance of shares to Caesars Common Stock shareholders	77	77
Issuance of ERI replacement award to CEC equity award holders (i)	—	—

Pro forma weighted average shares (diluted)	173	173

(i)	Excluded from the computation of pro forma diluted weighted average shares as their effect would be anti-dilutive.

Note 4—Unaudited pro forma financial statement reclassification adjustments

Certain reclassifications have been recorded to the historical financial statements of ERI and CEC to provide comparability and consistency for the anticipated post-combined company presentation.

Reclassifications were made between certain balance sheet accounts to provide consistency in presentation.

Reclassifications were made among revenue components to classify certain revenue streams consistently between the companies.

Reclassifications were also made between expense line items, such as Property, general, administrative and other, marketing and promotions, and impairment charges.

The reclassifications reflect the anticipated presentation of the post-combination company’s financial statements and are subject to change. Basis on the preliminary analysis, ERI’s and CEC’s accounting policies are in alignment.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS OF COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential U.S. federal income tax effects. The effects of other U.S. federal tax laws other than U.S. federal income tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. For example, there may be significant adverse U.S. federal estate tax consequences to a Non-U.S. Holder of our common stock. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	entities or arrangements treated as partnerships or S corporations for U.S. federal income tax purposes (and investors therein);

•	tax-exempt entities or governmental entities;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships considering an investment in our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE OR GIFT TAX LAWS) OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital and will first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock (determined separately for each share), but not below zero. Any remaining excess (determined separately for each share) excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below regarding backup withholding and FATCA, dividends paid to a Non-U.S. Holder of our common stock that are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If we are considered a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and a distribution on our common stock exceeds our current and accumulated earnings and profits, the applicable withholding agent will satisfy any withholding requirements either by treating the entire distribution as a dividend, subject to the withholding rules described in the preceding paragraph (and withhold at a minimum rate of 15% or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC), or by treating only the amount of the distribution equal to a reasonable estimate of our current and accumulated earnings and profits as a dividend (in accordance with the procedure discussed earlier in this sentence), with the excess portion of the distribution being subject to withholding at a rate of 15% or such lower rate as may be specified by an applicable income tax treaty as if such excess were the result of a sale of shares in a USRPHC. Because we can provide no assurance that we are not a USRPHC (as described below under “Sale or Other Taxable Disposition”), an applicable withholding agent is likely to apply the rules applicable to distributions by USRPHCs (as described in the preceding sentence).

Unless an applicable income tax treaty provides otherwise, if dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder generally must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Unless an applicable income tax treaty provides otherwise, any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;

•	the Non-U.S. Holder is an alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our being a USRPHC for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period preceding the date of the disposition and. (ii) the Non-U.S. Holder’ holding period with respect to the share of common stock that is disposed (the “Applicable USRPHC Period”).

Unless an applicable income tax treaty provides otherwise, any gain described in the first bullet point above will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such Non-U.S. Holder’s effectively connected earnings and profits, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), and may be offset by certain U.S. source capital losses of the Non-U.S. Holder, if any, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies, gain recognized by a Non-U.S. Holder will be subject to U.S. federal income tax on a net basis at the regular graduated rates unless an applicable tax treaty provides otherwise. We can give no assurances that the Company is not currently a USRPHC. In addition, even if the Company is not currently a USRPHC, since the determination of USRPHC status in the future will be based upon the composition of our assets from time to time, there can be no assurance that the Company will not become a

USRPHC in the future. However, so long as our common stock is treated as “regularly traded” on an established securities market (within the meaning of applicable Treasury regulations), a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax by virtue of our status as a USRPHC on any gain recognized from the sale or other taxable disposition of our common stock, and such gain will not be subject to U.S. federal income tax unless such holder owns, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding shares of our common stock at some time during the Applicable USRPHC Period. We currently believe that our common stock will be considered to be “regularly traded” on an established securities market for these purposes because it is currently traded on the NASDAQ Stock Market. If we were considered a USRPHC at any time during the Applicable USRPHC Period and our common stock ceased to be “regularly traded” on an established securities market, a Non-U.S. Holder (regardless of the amount of stock owned) generally would become subject to U.S. federal income tax on any gain recognized from the sale or other taxable disposition of our common stock on a net basis at the regular graduated rates unless an applicable tax treaty provides otherwise, and a 15% withholding tax would apply to the gross sale proceeds. Any amounts withheld may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely provided to the IRS.

The rules regarding USRPIs are complex, and Non-U.S. Holders should consult their tax advisors on the application of these rules based on their particular circumstances.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding (currently at a rate of 24%), provided that the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain brokers that are U.S. persons or have a specified relationship with the United States generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have a specified relationship with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities (whether such institutions or entities are beneficial owners or intermediaries). Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA also would have applied to payments of gross proceeds from the sale or other disposition of our common stock, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING (CONFLICTS OF INTEREST)

J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as the representatives of the underwriters named below in this offering. Subject to terms and conditions set forth in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed, severally and not jointly, to purchase, the number of shares of common stock set forth opposite its name in the table below:

Underwriter	Number of initial shares
J.P. Morgan Securities LLC	3,780,000
Credit Suisse Securities (USA) LLC	2,880,000
Deutsche Bank Securities Inc.	2,700,000
BofA Securities, Inc.	2,160,000
Goldman Sachs & Co. LLC	1,800,000
Macquarie Capital (USA) Inc.	720,000
SunTrust Robinson Humphrey, Inc.	630,000
Citizens Capital Markets, Inc.	1,800,000
BTIG, LLC	540,000
Fifth Third Securities, Inc.	360,000
KeyBanc Capital Markets Inc.	360,000
Stifel, Nicolaus & Company, Incorporated	135,000
Union Gaming Securities, LLC	135,000

Total	18,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased (other than the shares covered by the option below unless and until this option is exercised). If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The offering of the shares of the common stock by the underwriters is subject to receipt and acceptance of the shares and the underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 2,700,000 additional shares of common stock from us at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

Underwriting Discounts and Expenses

The representative has advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.9945 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Gross Without Option	Gross With Option
Public offering price	$39.00	$702,000,000	$807,300,000
Underwriting discount	$1.6575	$29,835,000	$34,310,350
Proceeds, before expenses, to us	$37.3425	$672,165,000	$772,989,750

We estimate that our share of the total expenses of this offering, excluding underwriting discounts, will be approximately $0.3 million.

No Sales of Similar Securities

We, our directors and certain of our executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 60 days after the date of this prospectus supplement, except with the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC. In the case of the Company, this agreement does not apply to any existing employee benefit plans. This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriters may be required to make in respect of those liabilities.

Nasdaq Global Market Listing

The shares are listed on the NASDAQ Stock Market under the symbol “ERI.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option to purchase additional shares described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NASDAQ Stock Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Notices to Prospective Investors

Notice to Prospective Investors in European Economic Area and the United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no shares have been offered or will be offered pursuant to this offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require the Issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the Company and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

References to the Prospectus Regulation includes, in relation to the UK, the Prospectus Regulation as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018.

The above selling restriction is in addition to any other selling restrictions set out below.

In connection with the offering, the underwriters are not acting for anyone other than the issuer and will not be responsible to anyone other than the issuer for providing the protections afforded to their clients nor for providing advice in relation to the offering.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement relates is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The shares of common stock may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National

Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Hong Kong

The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares of common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock may not be circulated or distributed, nor may the shares of common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to

Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares of common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares of common stock under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the shares. The shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares of common stock to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares of common stock offered should conduct their own due diligence on the shares of common stock. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares of common stock may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares of common stock without disclosure to investors under Chapter 6D of the Corporations Act.

The shares of common stock applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares of common stock must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Certain Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The underwriters and their affiliates have provided, from time to time, and may continue to provide to us and to persons and entities that have relationships with us, investment banking, commercial banking, financial and other services, including letters of credit, share repurchase, depository and account processing services, for which we have paid and, may in the future pay, customary fees and commissions for these transactions. Specifically, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, and Macquarie Capital (USA) Inc., each such entity or affiliate an underwriter of this offering, have been engaged by ERI as financial advisors in connection with the Merger and, as a result, such entities or their affiliates have received (or will receive) customary fees and commissions in connection therewith. In addition, Deutsche Bank Securities Inc. and/or its affiliates, an underwriter of this offering, has been engaged as a financial advisor by VICI and has agreed to provide debt financing to VICI, in each case, in connection with the VICI Master Transactions, and, as a result, Deutsche Bank Securities Inc. or any such affiliates have received (or will receive) customary fees and commissions in connection therewith.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default and other financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve or relate to assets, securities and/or instruments of ours or our affiliates (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. Certain of the underwriters and their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as administrative agent under the Existing ERI Credit Agreement, and affiliates of certain of the underwriters currently act as arrangers and/or lenders under the Existing ERI Credit Agreement, and, in each case, such underwriters and/or such affiliates have received or will receive customary fees and commissions in connection therewith. Credit Suisse AG, Cayman Islands Branch, an affiliate of Credit Suisse Securities (USA) LLC, acts as the administrative agent under the Existing CRC Credit Agreement, and affiliates of certain of the underwriters act as arrangers and/or lenders under the Existing CRC Credit Agreement, and, in each case, such affiliates have received or will receive customary fees and commissions in connection therewith.

In addition, in connection with the New Debt, (i) JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, will act as the administrative agent under the ERI Credit Agreement, and affiliates of certain of the underwriters will act as arrangers and/or lenders under the ERI Credit Agreement (which is expected to close concurrently with the consummation of the Merger), (ii) affiliates of certain of the underwriters will also act as arrangers and/or lenders under the CRC Incremental Term Loan (which is expected to close concurrently with the consummation of the Merger), and (iii) certain of the underwriters expect to act as initial purchasers with respect to the offering of the CRC Secured Notes and the ERI Notes (which are expected to be issued prior to the Merger, and the proceeds of which are expected to be released from escrow concurrently with the consummation of the Merger) and, in each case, such underwriters and/or such affiliates have received, and may receive in the future, customary fees and commissions in connection therewith. JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, will act as the escrow agent in connection with the anticipated offerings for the ERI Notes and the CRC Secured Notes, and, as such, will receive customary fees in connection therewith. In addition, certain of the underwriters and/or their respective affiliates have also agreed to provide interim financing to ERI under certain circumstances in the event the offering of the ERI Notes Offering is not consummated, for which such underwriters and/or their respective affiliate will be paid customary fees. These interim financing commitments will be reduced by the aggregate gross proceeds of the ERI Notes issued upon the closing of such offering.

U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the Indentures governing the Existing ERI Notes, and the contemplated trustee under the indentures governing the ERI Notes and the CRC Secured Notes, and Deutsche Bank Securities Inc., one of the underwriters, is an affiliate the trustee under the indenture governing the Existing CRC Notes, and, in each case, have received and will receive customary fees in connection therewith.

Conflicts of Interest

Certain of the underwriters and/or certain affiliates of the underwriters act as lenders, arrangers and/or agents under the instruments governing our outstanding indebtedness, including the Existing ERI Credit Agreement and the Existing CEOC Credit Agreement, and may be holders of the Existing ERI Notes, the Existing CRC Notes and the CEC Convertible Notes, and, as a result, in the event that we use the net proceeds from this offering of our common stock to repay any such outstanding indebtedness, certain of the underwriters and/or their affiliates may receive a portion of the proceeds from this offering of the common stock. See “Use of Proceeds,”

In particular, affiliates of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC the representatives of this offering, and BofA Securities, Inc., Citizens Capital Markets, Inc., Deutsche Bank Securities Inc., KeyBanc Capital Markets Inc., Macquarie Capital (USA) Inc., and SunTrust Robinson

Humphrey, Inc., among others, each underwriters of this offering, are revolving lenders under ERI’s existing revolving credit facility under the Existing ERI Credit Agreement and/or the existing revolving credit facility under the Existing CEOC Credit Agreement, and, as such, if any of the net proceeds from this offering of the common stock are used to repay the outstanding borrowings under such revolving credit facilities, such affiliates will receive a portion of the net proceeds from this offering. As a result of the foregoing, such affiliates of the underwriters may receive in excess of 5% of the net proceeds from this offering. The receipt of at least 5% of the net proceeds of this offering by an underwriter (or an affiliate) would be considered a “conflict of interest” under Financial Industry Regulatory Authority (“FINRA”) Rule 5121. As such, this offering is being conducted in compliance with FINRA Rule 5121, which requires prominent disclosure of the nature of the conflict of interest in the prospectus supplement for the public offering. Pursuant to Rule 5121(a)(1)(B), the appointment of a qualified independent underwriter is not necessary in connection with this offering as a bona fide public market exists in the shares of common stock, as that term is defined in the rule. See “Use of Proceeds.”

LEGAL MATTERS

The validity of the common stock offered by this prospectus supplement will be passed upon for the Company by McDonald Carano LLP. Certain legal matters will be passed upon for the Company by Latham & Watkins LLP in connection with this offering. Cahill Gordon & Reindel LLP will pass upon certain legal matters relating to this offering for the underwriters.

EXPERTS

The consolidated financial statements of Eldorado Resorts, Inc. appearing in Eldorado Resorts, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Caesars Entertainment Corporation appearing in Exhibit 99.1 of the June 15, 2020 Current Report on Form 8-K of Eldorado Resorts, Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at https://www.sec.gov. Information about us, including our SEC filings, is also available at our Internet site at https://www.eldoradoresorts.com. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus.

This prospectus supplement constitutes part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus supplement omits some of the information, exhibits and undertakings included in the registration statement. You may read and copy the information omitted from this prospectus supplement but contained in the registration statement, as well as the periodic reports and other information we file with the SEC, at the addresses and websites listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus supplement and the accompanying prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus supplement until we have terminated the offerings of all of the securities to which this prospectus relates:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 28, 2020 and as amended on April 29, 2020 (File No. 001-36629);

•	our amended Annual Report on Form 10-K for the year ended December 31, 2019, filed on April 29, 2020 (File No. 001-36629);

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed on May 11, 2020;

•	our Current Reports on Form 8-K, filed on January 13, 2020, March 10, 2020, March 17, 2020, April 10, 2020 and June 15, 2020 (File No. 001-36629);

•	our Proxy Statement on Schedule 14A , filed with the SEC on May 19, 2020 (File No. 001-36629); and

•

our Proxy Statement/Prospectus included on our registration statement on Form S-4, as amended and supplemented from time to time, initially filed with the SEC on September 3, 2019 (File No. 333-233591).

Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

c/o Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Telephone: (775) 328-0100

Certain of our SEC filings, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q, can be viewed and printed from the investor relations section of our website at https://www.eldoradoresorts.com free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus supplement or the accompanying prospectus or has been expressly incorporated by reference into this prospectus supplement or the accompanying prospectus.

PROSPECTUS

ELDORADO RESORTS, INC.

Common Stock

The securities listed above may be offered and sold by us or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the documents incorporated and deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest in the securities described in the applicable prospectus supplement.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Investing in our securities involves risks. You should carefully consider the risk factors referred to on page 3 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference or deemed incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our securities.

None of the U.S. Securities and Exchange Commission, any state securities commission, any state gaming commission or any other gaming authority or other regulatory agency has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 15, 2020

Unless the context requires otherwise, references to “Eldorado,” the “Company,” “we,” “us,” “our” or similar terms are to Eldorado Resorts, Inc. and its subsidiaries. References to “$” and “dollars” are to United States dollars.

This prospectus, any applicable prospectus supplement and any free writing prospectus filed by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do they constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

For investors outside of the United States, neither we nor any selling securityholders have done anything that would permit the offering, possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to the offering, possession or distribution of this prospectus outside of the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed on Form S-3 with the Securities and Exchange Commission (the “SEC”) under a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell common stock in one or more offerings.

Each time we offer and sell securities, we will provide a prospectus supplement or other type of offering document or supplement (together referred to herein as a “prospectus supplement”) that will contain specific information about the terms of that offering. Any applicable prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such applicable prospectus supplement or free writing prospectus. You should read this prospectus and any applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in key documents described in this prospectus. All of the summaries are qualified in their entirety by the actual documents, which you should review before making your investment decision. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

You should rely only on the information contained or incorporated or deemed incorporated by reference in this prospectus, in any applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide any information other than that contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we may have referred you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We have not authorized any other person to provide you with different or additional information, and we are not making an offer to sell securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date hereof or, in the case of information incorporated or deemed incorporated by reference herein, as of the date thereof, regardless of the time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since the date of such information.

ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC website at http://www.sec.gov.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will automatically update and, to the extent inconsistent, supersede this information. SEC rules and regulations also permit us to “furnish” rather than “file” certain reports and information with the SEC. Any such reports or information which we “furnish” or have “furnished” shall not be deemed to be incorporated by reference into or otherwise become a part of this prospectus, regardless of when furnished to the SEC. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, information deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of this prospectus until we have terminated the offerings of all of the securities to which this prospectus relates:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020;

•

the information in our Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders that is incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•

our Current Reports on Form 8-K filed on January 13, 2020, March  10, 2020, March  17, 2020, March  23, 2020, April  10, 2020 and April 24, 2020 (other than the portions of those documents furnished and not deemed to be filed).

Information that becomes a part of this prospectus after the date of this prospectus will automatically update and, to the extent inconsistent, replace information in this prospectus and information previously filed with the SEC.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing or calling us at the following address:

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Attention: Secretary

(775) 328-0100

Certain of our SEC filings, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q, can be viewed and printed from the investor relations section of our website at www.eldoradoresorts.com free of charge. We have included our website address for the information of prospective investors and do not intend it to be an active link to our website. Information contained on our website is not part of this prospectus or any accompanying prospectus supplement (or any document incorporated by reference herein or therein), and you should not rely on that information in making your investment decision unless that information is also in this prospectus or any accompanying prospectus supplement or has been expressly incorporated by reference into this prospectus or any accompanying prospectus supplement. Our common stock is listed on the NASDAQ Stock Market under the symbol “ERI”. You may inspect reports, proxy statements and other information about us at the office of NASDAQ, One Liberty Plaza, 165 Broadway, New York, New York 10006.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These statements are included throughout the document, including within “Risk Factors,” and relate to our business strategy, our prospects and our financial position. These statements can be identified by the use of forward-looking terminology such as “expects,” “believes,” “estimates,” “projects,” “intends,” “plans,” “seeks,” “may,” “will,” “should,” or “anticipates” or the negative or other variations of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Specifically, forward looking statements include, but are not limited to, statements regarding: the impact of COVID-19 on our business and financial condition; projections of future results of operations or financial condition; our ability to consummate the acquisition of Caesars Entertainment Corporation (“CEC”); the related real estate transactions with VICI (as defined below) and its affiliates and the disposition of MontBleu and our properties located in Shreveport, Kansas City and Vicksburg; expectations regarding our business and results of operations of our existing casino properties and prospects for future development; expectations regarding trends that will affect our market and the gaming industry generally and the impact of those trends on our business and results of operations; our ability to comply with the covenants in the agreements governing our outstanding indebtedness; our ability to meet our projected debt service obligations, operating expenses, and maintenance capital expenditures; expectations regarding availability of capital resources; our intention to pursue development opportunities, including the development of a mixed-use entertainment and hospitality destination expected to be located on unused land adjacent to the Pompano casino and racetrack, and additional acquisitions and divestitures; our ability to obtain financing for, and realize the anticipated benefits, of the acquisition of CEC and future development and acquisition opportunities; and the impact of regulation on our business and our ability to receive and maintain necessary approvals for our existing properties and future projects and operation of online sportsbook, poker and gaming. Such statements are all subject to risks, uncertainties and changes in circumstances that could significantly affect the Company’s future financial results and business.

Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business, there can be no assurance that actual results will not differ materially from our expectations. Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: (a) the extent and duration of the impact of the global COVID-19 pandemic on the Company’s business, financial results and liquidity; (b) the duration of closure of our properties, which we cannot predict at this time; (c) the impact and cost of new operating procedures expected to be implemented upon re-opening of the Company’s casinos; (d) the impact of actions we have undertaken to reduce costs and improve efficiencies to mitigate losses as a result of the COVID-19 pandemic, which could negatively impact guest loyalty and our ability to attract and retain our employees; (e) the impact of the COVID-19 pandemic and resulting unemployment and changes in general economic conditions on discretionary consumer spending and customer demand; (f) our substantial indebtedness and significant financial commitments, including our lease obligations, could adversely affect our results of operations and our ability to service such obligations, react to changes in our markets and pursue development and acquisition opportunities; (g) restrictions and limitations in agreements governing our debt could significantly affect our ability to operate our business and our liquidity; (h) risks relating to payment of a significant portion of our cash flow as debt service and rent under our lease obligations; (i) financial, operational, regulatory or other potential challenges that may arise as a result of leasing of a number of our properties from a single lessor; (j) our facilities operate in very competitive environments and we face increasing competition including through legalization of online betting and gaming; (k) uncertainty regarding legalization of betting and online gaming in the jurisdictions in which we operate and conditions applicable to obtaining the licenses required to enable our betting and online gaming partners to conduct betting and gaming activities; (l) the ability to identify suitable acquisition opportunities and realize growth and cost synergies from any future acquisitions; (m) future maintenance, development or expansion projects will be subject to significant development and construction risks; (n) our gaming operations are highly regulated by governmental authorities and the cost of complying or the impact of failing to comply with such regulations; (o) changes in gaming taxes and fees in jurisdictions in which we operate; (p) risks relating to pending claims or future claims that may be brought against us; (q) changes in interest rates and capital and credit markets; (r) our ability to comply with certain covenants in our debt documents and lease obligations; (s) the effect of disruptions to our information technology and other systems and infrastructure; (t) our ability to attract and retain customers; (u) weather or road conditions limiting access to our properties; (v) the effect of war, terrorist activity, acts of violence, natural disasters and other catastrophic events; (w) the intense competition to attract and retain management and key employees in the gaming industry; and (x) other factors included in “Risk Factors,” of this prospectus, the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the SEC.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus may not occur.

THE COMPANY

We are a geographically diversified gaming and hospitality company with 23 gaming facilities in 11 states as of March 31, 2020. Our properties, which are located in Colorado, Florida, Illinois, Indiana, Iowa, Mississippi, Missouri, Louisiana, Nevada, New Jersey and Ohio, feature approximately 23,900 slot machines, video lottery terminals and e-tables, approximately 660 table games and approximately 11,300 hotel rooms. Our primary source of revenue is generated by gaming operations, and we utilize our hotels, restaurants, bars, entertainment, racing, sportsbook offerings, retail shops and other services to attract customers to our properties.

We are organized under the laws of the state of Nevada. The address and telephone number of our executive offices are 100 West Liberty Street, Suite 1150, Reno, Nevada 89501, and (775) 328-0100. Our common stock is listed on the NASDAQ Global Select Market under the symbol “ERI”.

INDUSTRY AND MARKET DATA

We may use or incorporate by reference in this prospectus data and industry forecasts which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed are reliable, but we have not independently verified this information.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed after the date of this prospectus, all other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. See also “Forward-Looking Statements.”

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The description of our common stock will be provided in a prospectus supplement. Each time we offer securities with this prospectus, the terms of that offering, including the specific amounts, prices and terms of the securities offered, and, if applicable, information about the selling securityholders, will be contained in the applicable prospectus supplement and other offering materials relating to such offering or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

LEGAL MATTERS

Latham & Watkins LLP is acting as counsel to the Company in connection with this prospectus. Any underwriters will be represented by their own legal counsel.

EXPERTS

The consolidated financial statements of Eldorado Resorts, Inc. appearing in Eldorado Resorts, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.